As filed with the Securities and Exchange Commission on January 13, 1994

                                                     Registration No. 33-48956



                          SECURITIES AND EXCHANGE COMMISSION


                                Washington, D.C. 20549
                                ______________________


                            Post-Effective Amendment No. 2
                                          to
                                       FORM S-4

               REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ______________________

                         Century Telephone Enterprises, Inc.
                (Exact name of Registrant as specified in its charter)

       Louisiana                            4813                        72-0651161
    (State or other              (Primary Standard Industrial        (I.R.S. Employer
jurisdiction of incorporation    Classification Code Number)      Identification Number)
   or organization)

                                100 Century Park Drive
                               Monroe, Louisiana 71203
                                    (318) 388-9500
                 (Address, including zip code, and telephone number,
          including area code, of Registrant's principal executive offices)



                                         ______________________

            Copy to:                      HARVEY P. PERRY, ESQ.                         Copy to:
    KENNETH J. NAJDER, ESQ.        Senior Vice President, General Counsel           HARRY CALCUTT,ESQ.
    Jones, Walker, Waechter,                  and Secretary                    Murchie, Calcutt & Boynton
  Poitevent, Carrere & Denegre       Century Telephone Enterprises, Inc.     109 E. Front Street, Suite 300
201 St. Charles Avenue, 51st Floor         100 Century Park Drive           Traverse  City, Michigan  49684
New Orleans, Louisiana 70170-5100         Monroe, Louisiana  71203                 (616) 947-7190
         (504) 582-8000                        (318) 388-9500
                           (Name, address, including zip code, and telephone number,
                                   including area code, of agent for service)

                                         ______________________


           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     Upon the effective date of the merger described in this Registration Statement.

                                         ______________________

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

          If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

                                         ______________________

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

                                      CENTURY TELEPHONE ENTERPRISES, INC.

                                           Cross Reference Sheet
                                                  Between
                                      Items of Form S-4 and Location in
                                     Information Statement and Prospectus


            Item in Form S-4                                        Location in Prospectus
            ________________                                        ______________________
1.    Forepart of the Registration
      Statement and Outside Front
      Cover Page of Prospectus. . . . . . . . . . . . . . .Facing Page; Cross Reference Sheet;
                                                           Outside Front Cover

2.    Inside Front and Outside Back
      Cover Pages of Prospectus . . . . . . . . . . . . . .Available Information; Incorporation
                                                           of Certain Documents by Reference;
                                                           Table of Contents

3.    Risk Factors, Ratio of
      Earnings to Fixed Charges and
      Other Information . . . . . . . . . . . . . . . . . .Summary; Investment Considerations


4.    Terms of the Transaction. . . . . . . . . . . . . . .Summary; Investment Considerations;
                                                           Merger Agreement; Description of
                                                           Century Securities; Dissenting
                                                           Shareholders' Rights; Comparative
                                                           Rights of Century and Kingsley
                                                           Shareholders


5.    Pro Forma Financial Information . . . . . . . . . . .*

6.    Material Contracts with the Company Being
      Acquired. . . . . . . . . . . . . . . . . . . . . . .Merger Agreement; Information About
                                                           Kingsley; Kingsley's Management's
                                                           Discussion and Analysis of Financial
                                                           Condition and Results of Operations

7.    Additional Information Required for
      Reoffering by Persons and Parties Deemed to
      be Underwriters . . . . . . . . . . . . . . . . . . .*

8.    Interests of Named Experts
      and Counsel . . . . . . . . . . . . . . . . . . . . .Legal Matters; Experts

9.    Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities . . . . . . . . . . . . . . . . . . . . .*


10.   Information with Respect to
      S-3 Registrants . . . . . . . . . . . . . . . . . . .Available Information;
                                                           Incorporation of Certain Documents
                                                           by Reference; Summary; Investment
                                                           Considerations; Unaudited Pro Forma
                                                           Consolidated Condensed Financial
                                                           Information; Information About
                                                           Century; Comparative Rights of
                                                           Century and Kingsley Shareholders

11.   Incorporation of Certain Information
      by Reference. . . . . . . . . . . . . . . . . . . . .Incorporation of Certain Documents
                                                           by Reference


12.   Information with Respect to S-2 or S-3
      Registrants. . . . . . . . . . . . . . . . . . . . . *

13.   Incorporation of Certain Information by
      Reference. . . . . . . . . . . . . . . . . . . . . . *

________________________

*Not applicable.

            Item in Form S-4                                        Location in Prospectus
            ________________                                        ______________________

14.   Information with Respect to Registrants Other
      Than S-2 or S-3 Registrants . . . . . . . . . . . . .*

15.   Information with Respect to
      S-3 Companies . . . . . . . . . . . . . . . . . . . .*

16.   Information with Respect to
      S-2 or S-3 Companies. . . . . . . . . . . . . . . . .*

17.   Information with Respect to
      Companies Other Than S-3 or
      S-2 Companies . . . . . . . . . . . . . . . . . . . .Summary; Information About
                                                           Kingsley; Kingsley's Management's
                                                           Discussion and Analysis of
                                                           Financial Condition and Results
                                                           of Operations; Comparative
                                                           Rights of Century and Kingsley
                                                           Shareholders; Index to Financial
                                                           Statements

18.   Information if Proxies,
      Consents or Authorizations
      are to be Solicited . . . . . . . . . . . . . . . . .*

19.   Information if Proxies,
      Consents or Authorizations
      are not to be Solicited in an
      Exchange Offer. . . . . . . . . . . . . . . . . . . .Outside Front Cover Page;
                                                           Summary; Intro-duction; Merger
                                                           Agreement; Dissenting
                                                           Shareholders' Rights; Information
                                                           About Kingsley




____________________

*Not applicable.

                              KINGSLEY TELEPHONE COMPANY
                                  110 W. Main Street
                              Kingsley, Michigan  49649


                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


          TO THE SHAREHOLDERS:

              Notice is hereby given that a special meeting of shareholders (the "Special Meeting") of Kingsley Telephone Company ("Kingsley") will be held on February 23, 1994 at 10:00 a.m. local time at Northwestern Savings Bank & Trust, 625 South Garfield, Traverse City, Michigan 49684 for the following purposes:

              1. To consider and vote upon a proposal to approve the Merger
                 Agreement dated as of September 13, 1993, as amended (the "Merger Agreement"), between, among others, Kingsley and Century Telephone Enterprises, Inc. ("Century"), pursuant to which, among other things, a subsidiary of Century will be merged into Kingsley (the "Merger") and each outstanding share of common stock of Kingsley, other than those held by shareholders who perfect dissenters rights under Michigan law, will be converted into an aggregate of
                 (i) 272.73 shares of preferred stock of Century ("Century Preferred Stock") having the rights and preferences described elsewhere herein and (ii) subject to certain exceptions described elsewhere herein, the number of shares of common stock of Century ("Century Common Stock") as is derived by dividing $8,636.36 by the average per share closing price of Century Common Stock reported on the New York Stock Exchange composite tape for the trading period provided elsewhere herein;

              2. To  transact  such other business  as  may  properly  come before the Special Meeting or any adjournment thereof.

              Only Kingsley shareholders of record as of the close of business on January 21, 1994 (the "Record Date") are entitled to notice of and to vote at the Special Meeting.

              CERTAIN SHAREHOLDERS OF KINGSELY WHO, AS OF THE RECORD DATE, BENEFICIALLY OWN SHARES OF KINGSELY STOCK ENTITLING THEM TO CAST APPROXIMATELY 76.36% OF KINGSLEY'S TOTAL VOTING POWER HAVE AGREED TO VOTE ALL OF THEIR SHARES IN FAVOR OF THE MERGER AGREEMENT (WHICH VOTES IN AND OF THEMSELVES WILL BE SUFFICIENT TO APPROVE THE MERGER AGREEMENT).

              KINGSLEY'S SHAREHOLDERS WHO OBJECT TO THE ADOPTION OF THE MERGER AGREEMENT HAVE THE RIGHT TO DISSENT AND HAVE THE "FAIR VALUE" OF THEIR STOCK JUDICIALLY DETERMINED AND PAID TO THEM IN CASH. TO PERFECT SUCH RIGHTS, KINGSLEY'S SHAREHOLDERS MUST (i) REFRAIN FROM VOTING IN FAVOR OF THE MERGER AGREEMENT, (ii) PRIOR TO THE SPECIAL MEETING DELIVER TO KINGSLEY A WRITTEN OBJECTION TO THE MERGER INCLUDING A DEMAND FOR PAYMENT, AND (iii) OTHERWISE FOLLOW ALL OF THE PROCEDURES SET FORTH IN SECTIONS 761 THROUGH 774 OF THE MICHIGAN BUSINESS CORPORATION ACT AS MORE FULLY DESCRIBED UNDER "DISSENTING SHAREHOLDERS' RIGHTS" IN THE ATTACHED INFORMATION STATEMENT AND PROSPECTUS.

              The Board of Directors encourages your participation in the Special Meeting.

                                           By Order of the Board of Directors




                                                Harry Calcutt, President
                                                Jack Boynton, Secretary
          Kingsley, Michigan
          January 21, 1994

                                INFORMATION STATEMENT
                                         AND
                                      PROSPECTUS

               Century Telephone Enterprises, Inc. ("Century") has filed an amendment to its registration statement on Form S-4 (as amended, the "Registration Statement") pursuant to the Securities Act of 1933, as amended, to register the shares of Century common stock and accompanying preferred stock purchase rights ("Century Common Stock") and the shares of Century's 5% Cumulative Convertible Series K Preferred Stock ("Century Preferred Stock" and, collectively with Century Common Stock, the "Century Stock") issuable in connection with a proposed merger (the "Merger") of a wholly-owned subsidiary of Century into Kingsley Telephone Company ("Kingsley"). This document constitutes an Information Statement of Kingsley in connection with the Merger and a Prospectus of Century with respect to the Century Stock to be issued if the Merger is consummated. The information contained herein with respect to Century and its subsidiaries has been supplied by Century and the information with respect to Kingsley has been supplied by Kingsley.

               Subject to certain exceptions, each outstanding share of Century Common Stock entitles the holder to one vote unless it has been beneficially owned by the same person or entity continuously since May 30, 1987, in which case it generally entitles the holder to ten votes per share until transfer. Accordingly, each share of Century Stock offered hereby will entitle the holder to one vote. Additionally, a preferred stock purchase right is attached to and trades with each share of Century Common Stock, including those issuable hereunder.
          Century Common Stock is traded on the New York Stock Exchange under the symbol "CTL."

               Dividends on the Century Preferred Stock are cumulative at an annual rate of $1.25 per share and payable quarterly, commencing the last day of the calendar quarter in which the Merger occurs. Each share of Century Preferred Stock is convertible, at the option of the holder, and, after July 1, 1997, at Century's option, into .987 shares of Century Common Stock based on a conversion price of $25.33, subject to adjustment under certain specified circumstances. Each share of Century Preferred Stock has a liquidation preference of $25.00 per share, plus accrued and unpaid dividends. See "Description of Century Securities" and "Comparative Rights of Century and Kingsley Shareholders."

               Unless the context otherwise requires, all references to Century will include Century and its subsidiaries.



               FOR   A   DISCUSSION  OF  CERTAIN  FACTORS  THAT  KINGSLEY'S
          SHAREHOLDERS SHOULD CONSIDER IN EVALUATING CENTURY AND THE TRANSACTION DESCRIBED HEREIN, SEE "INVESTMENT CONSIDERATIONS."

                                ______________________

            NEITHER CENTURY NOR KINGSLEY IS ASKING YOU FOR A PROXY AND YOU
                ARE REQUESTED NOT TO SEND CENTURY OR KINGSLEY A PROXY.
                                ______________________

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT
                      AND PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                                ______________________

               No person is authorized to give any information or to make any representation not contained in this Information Statement and Prospectus, and if given or made, such information or representation should not be relied upon as having been authorized. This Information Statement and Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered hereby, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer. Neither the delivery of this Information Statement and Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that there has been no change in the affairs of Century or Kingsley since the date hereof.

                                ______________________

          The date of this Information Statement and Prospectus is January 21, 1994.

                                AVAILABLE INFORMATION

               Century is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Century with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at the following locations: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Century Common Stock is listed on the New York Stock Exchange and its reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


               In addition to the information contained in this Information Statement and Prospectus, further information regarding Century and the Century Stock offered hereby is contained in the Registration Statement and the exhibits thereto, which may be inspected and copied at the Commission's principal office in Washington, D.C.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               THIS INFORMATION STATEMENT AND PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM HARVEY
          P. PERRY, CENTURY TELEPHONE ENTERPRISES, INC., 100 CENTURY PARK DRIVE, MONROE, LOUISIANA 71203, TELEPHONE: (318) 388-9500. IN ORDER TO INSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED BY FEBRUARY 16, 1994.

               The following documents, which Century has filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference:


            (a)Century's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 (exhibit 13 of which has been furnished herewith to each Kingsley shareholder), as amended on June 29, 1993.

            (b)Century's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993.

            (c)Century's Current Reports on Form 8-K dated February 12, 1993, April 8, 1993, October 8, 1993 and January 13, 1994.


            (d)The description of Century Common Stock set forth in its Registration Statement filed under the Exchange Act (File No. 1-
          6280), as modified by Century's Current Report on Form 8-K dated June 12, 1991.

               All reports filed by Century with the Commission pursuant to Sections 13(a), 13(c) or 14 of the Exchange Act subsequent to the date of this Information Statement and Prospectus and prior to the special meeting of the shareholders of Kingsley described herein shall, except to the extent otherwise provided by Regulation S-K or any other rule or regulation promulgated by the Commission, be deemed to be incorporated by reference herein and to be made a part hereof from their respective dates of filing. Information appearing herein or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in the documents incorporated herein by reference and should be read together therewith. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement and Prospectus.

                                  TABLE OF CONTENTS

          Description                                                  Page
          ___________                                                  ____

          COVER PAGE                                                      i

          AVAILABLE INFORMATION                                          ii

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                ii

          SUMMARY                                                         v

          INVESTMENT CONSIDERATIONS                                       1
               Considerations Relating to Century Stock                   1
               Considerations Relating to the Merger                      2

          INTRODUCTION                                                    3
               Purpose of Special Meeting                                 3
               Record Date; Quorum; Vote Required                         3

          MERGER AGREEMENT                                                4
               Structure of Merger                                        4
               Background and Reasons for the Merger                      4
               Effective Time of Merger                                   6
               Conversion of Kingsley Stock                               7
               Certain Federal Income Tax Consequences                    7
               Regulatory Approvals and Other Closing Conditions          9
               Indemnification by the Principal Shareholders              9
               Agreement to Hold Century Stock                           10
               Expenses                                                  10
               Representations and Warranties                            10
               Non-Solicitation                                          10
               Amendment, Waiver and Termination                         10
               Conduct of Business Pending the Merger                    11
               Accounting Treatment                                      11
               Resales of Century Stock                                  11
               Procedures for Receiving Century Stock                    11

          DISSENTING SHAREHOLDERS' RIGHTS                                12
               Procedures to Perfect Rights                              12
               Court Proceedings                                         13
               Other Considerations                                      14

          INFORMATION ABOUT KINGSLEY                                     14
               Description of Kingsley's Business                        14
               Security Ownership of Certain Beneficial Owners and
                Management                                               15
               Dividends on and Market Prices of Kingsley Stock          16

          KINGSLEY'S  MANAGEMENT'S DISCUSSION  AND  ANALYSIS  OF  FINANCIAL
           CONDITION AND RESULTS OF OPERATIONS                           16
               Background                                                16
               Year Ended December 31, 1992 Compared to 1991             17
               Nine Months Ended September 30, 1993 Compared to
               Nine Months Ended
                   September 30, 1992                                    19

          UNAUDITED PRO FORMA  CONSOLIDATED CONDENSED FINANCIAL
           INFORMATION                                                   19
               Pro Forma Balance Sheet as of September 30, 1993          20
               Pro Forma Income  Statement  for the Nine-Month
                Period Ended September 30, 1993                          21
               Pro Forma Income Statement for the Year Ended
                December 31, 1992                                        22
               Notes to Unaudited Pro Forma Consolidated Condensed
                    Financial Information                                23

          INFORMATION ABOUT CENTURY                                      26
               General                                                   26
               Recent Developments                                       26
               Price Range of Stock                                      27
               Selected Consolidated Operating and
                   Financial Data                                        28

          DESCRIPTION OF CENTURY SECURITIES                              29
               Common Stock                                              29
               Preferred Stock                                           30
               Preferred Stock Purchase Rights                           33

          COMPARATIVE RIGHTS OF CENTURY AND KINGSLEY SHAREHOLDERS        34
               Voting Rights of Common Stock                             34
               Preferred Stock                                           34
               Preferred Stock Purchase Rights                           34
               Dividends, Redemptions and Stock Repurchases              35
               Approval of Extraordinary Transactions                    35
               Liability of Directors and Officers                       35
               Dissenters Rights                                         36
               Inspection Rights                                         36
               Laws and Organizational Document Provisions with
                Possible Antitakeover Effects                            37
               Bylaws                                                    40
               Vacancies                                                 40


          LEGAL MATTERS                                                  40

          EXPERTS                                                        40

          INDEX TO FINANCIAL STATEMENTS                                 F-1

          APPENDIX I - MERGER AGREEMENT, AS AMENDED                     A-I

          APPENDIX II - SECTIONS 761 THROUGH 774 OF THE MICHIGAN
           BUSINESS CORPORATION ACT                                     A-II

                                       SUMMARY

               The following summary is qualified in its entirety by reference to the Merger Agreement, which appears as Appendix I to this Information Statement and Prospectus (the "Information Statement"), and by the more detailed information and financial statements appearing elsewhere herein and in the documents incorporated herein by reference. All share and per share data relating to the Century Common Stock contained in this Information Statement has been adjusted for three separate stock splits effected as 50% stock dividends distributed in June 1988, February 1989 and December 1992. When used herein with respect to any particular entity, the term "pop" means the population of a licensed cellular telephone market multiplied by such entity's proportionate equity interest in the licensed operator thereof.

          General

               Meeting. A Special Meeting of Kingsley's shareholders will be held on February 23, 1994 at Northwestern Savings Bank & Trust, 625 South Garfield, Traverse City, Michigan 49684 at the time specified in the accompanying Notice (referred to hereinafter as the "Special Meeting"). Only holders of record of common stock of Kingsley ("Kingsley Stock") at the close of business on January 21, 1994 are entitled to notice of and to vote at the Special Meeting.

               Purpose of Meeting. The purpose of the Special Meeting is to consider and vote upon a proposal to approve a Merger Agreement dated as of September 13, 1993, as amended (the "Agreement"), by and among Harry Calcutt and Northwestern Savings Bank & Trust (the "Principal Shareholders"), in their capacity as the trustees of the Sterling M. Nickerson Trust created pursuant to Sterling M. Nickerson's will (the "Trust"), Kingsley, Century and KTC Acquisition Corporation, a wholly-owned subsidiary of Century ("Sub"), pursuant to which, among other things, Sub will merge into Kingsley (the "Merger") and each outstanding share of Kingsley Stock (other than those held by shareholders who perfect dissenters rights under Michigan law) will be converted into the consideration described herein. See "Introduction - Purpose of Special Meeting" and "Merger Agreement."

               Vote  Required.   The  Agreement  must  be  approved  by the
          affirmative vote of the holders of a majority of the outstanding shares of Kingsley Stock. The Principal Shareholders own of record approximately 76.36% of the outstanding Kingsley Stock and have unconditionally agreed to vote in favor of the Agreement; accordingly, if the Principal Shareholders comply with the Agreement, the Agreement will be approved without regard to the vote of any other shareholder. DIRECTORS AND EXECUTIVE OFFICERS OF KINGSLEY WHO BENEFICIALLY OWN APPROXIMATELY 4.7% OF THE OUTSTANDING KINGSLEY STOCK HAVE ADVISED KINGSLEY THAT THEY INTEND TO VOTE AGAINST THE AGREEMENT. Although certain of these directors and executive officers have from time to time questioned whether the merger is in the best financial interests of Kingsley's shareholders, members of this group have advised that their opposition to any business combination has been based primarily on the view that Kingsley has historically been owned and operated by members of the Nickerson family and should remain an independent telephone company. See "Introduction
          - Record Date; Quorum; Vote Required" and "Merger Agreement - Background and Reasons for the Merger."

               Neither the laws of Louisiana nor the rules of the New York Stock Exchange require that the Merger or the issuance of Century Stock thereunder be approved by the Century shareholders. See "Introduction - Record Date; Quorum; Vote Required."

          Merger Agreement

               Background of the Merger. After Kingsley's Board of Directors initially rejected a proposed transaction with Century in September 1992, the Principal Shareholders elected additional directors and the newly elected Board approved a letter of intent with Century on November 11, 1992. Kingsley's Board of Directors approved, ratified and confirmed the Agreement and the transactions contemplated thereunder on December 8, 1993, with two directors dissenting and one substaining. For a more complete discussion of the background to the Agreement and the Merger (including the opposition to the Merger of certain directors and executive officers of Kingsley), see "Merger Agreement - Background and Reasons for the Merger."

               Effective Time of Merger. The Merger will become effective on the date of filing with the Secretary of State of Michigan the certificate of merger to be submitted by Sub and Kingsley (the "Effective Date"). Unless Century and Kingsley otherwise agree, the closing of the Merger will be held on the last business day of the month in which the last of all conditions to the Merger have been satisfied or waived (the "Closing Date"). See "Merger Agreement - Regulatory Approvals and Other Closing Conditions."

               Conversion of Kingsley Stock. On the Effective Date each of the 275 outstanding shares of Kingsley Stock (other than shares held by shareholders who perfect dissenters rights under Michigan law) will be converted into an aggregate of (i) 272.73 shares of Century Preferred Stock and (ii) such number of shares of Century Common Stock as is derived by dividing $8,636.36 by the average per share closing price of Century Common Stock reported on the New York Stock Exchange composite tape for the five trading days immediately preceding the second trading day prior to the Closing Date (the "Average Price"). If the application of the foregoing formula would result in more than 95,000 shares of Century Common Stock being issued pursuant to the Merger, the Agreement provides that Century may, at its sole option, pay an amount of cash
          (without  interest)  equal  to  such   excess  number  of  shares
          multiplied by the Average Price in lieu of delivering such excess
          number  of  shares  of  Century Common Stock.   Accordingly,  the
          aggregate merger consideration to be received by all holders of Kingsley Stock will be (i) 75,000 shares of Century Preferred
          Stock, and (ii) such   number   of   shares  of  Century   Common
          Stock having  an  aggregate  value  on the  Closing  Date,  based
          on  the   Average  Price,   of $2,375,000  (subject   to  Century
          delivering cash in lieu of  Century  Common  Stock   in   certain
          circumstances described herein). The Century Stock to be issued in connection with the Merger (giving effect to conversion of Century Preferred Stock) is expected to represent less than 1% of the total outstanding Century Common Stock. See "Merger Agreement
          - Conversion  of Kingsley Stock."

               Certain Federal Income Tax Consequences. The Merger is intended to be a "tax-free reorganization" for federal income tax purposes, with the following principal federal income tax consequences:

               (i) A holder of Kingsley Stock who receives cash in connection with the Merger may recognize gain in an amount not exceeding the cash received. Any such gain should qualify for capital gain treatment unless the reduction in such shareholder's interest in Century from that which would have been received in Century Stock is deemed insufficient under the Internal Revenue Code of 1986, as amended, and certain rulings promulgated thereunder, in which case such cash will be treated as a dividend.

               (ii) Any Kingsley shareholder who exercises his rights under Michigan law to dissent to the Merger will be treated as if his shares were redeemed. Such shareholder will be taxed on any gain realized as a result of such redemption and, subject to certain contingencies discussed elsewhere herein, such gain should be treated as capital gain.

               IT IS RECOMMENDED THAT EACH SHAREHODLER CONSULT HIS OWN TAX ADVISOR CONCERNING THE APPLICABLE FEDERAL, STATE AND LOCAL INCOME TAX CONSEQUENCES OF THE MERGER. For further discussion regarding the foregoing, see "Merger Agreement - Certain Federal Income Tax Consequences."


               Regulatory Approvals and Other Closing Conditions. The obligations of Century and Kingsley to consummate the Merger are subject to the approval of the Agreement by the requisite vote of Kingsley's shareholders, receipt of a final order from the Michigan Public Service Commission approving all aspects of the Merger, and the satisfaction of several other customary closing conditions. Century's obligation to consummate the Merger is also subject to, among other things, (i) the number of shares of Kingsley Stock held by the shareholders of Kingsley who perfect dissenters rights under Michigan law with respect to the Merger not exceeding 30 shares and (ii) the absence of a material adverse change in Kingsley. Although no assurance can be given that the conditions to the Merger can or will be satisfied or waived, the parties anticipate that all regulatory approvals will be received by January 31, 1994 and that, assuming all other closing conditions are satisfied, the Merger will be consummated in February 1994. For further information concerning the foregoing, see "Merger Agreement - Regulatory Approvals and Other Closing Conditions."

               Indemnification by the Principal Shareholders; Agreement to Hold Century Stock. Pursuant to the Agreement, the Principal Shareholders have agreed to indemnify Century from the assets of the Trust for any claim, loss, expense or other liability incurred by Century resulting from any inaccuracy of any representation or warranty made by, or any breach or nonperformance of any covenant or obligation of Kingsley or the Principal Shareholders, subject to certain limitations. Additionally, if any beneficiary of the Trust would be awarded damages or granted injunctive relief enjoining or rescinding the Merger in any proceeding challenging the Principal Shareholders' power under the Trust to execute the Agreement, then all expenses incurred in connection with the Agreement will be borne by the party incurring them and each party will hold harmless the other party with respect to any damages suffered in such action. The Principal Shareholders have also agreed to refrain from disposing of certain shares of Century Stock for a two-year period in an effort to preserve the tax-free treatment of the Merger. See "Merger Agreement - Indemnification by the Principal Shareholders" and "- Agreement to Hold Century Stock."

               Expenses. All fees and expenses incurred in connection with the Merger will be paid by the party incurring them, subject to Kingsley paying up to $50,000 of attorneys' fees incurred by the Principal Shareholders. See "Merger Agreement - Expenses."


               Amendment, Waiver and Termination. The Agreement may be amended at any time before or after its approval by Kingsley's shareholders subject to applicable law. Subject to certain exceptions, any party may waive compliance with, among other things, any of its conditions to consummate the Merger. The Agreement may be terminated at any time prior to the Effective Date by (a) the mutual consent of the parties, (b) Century if there shall have been a material adverse change in Kingsley, or
          (c) Century or Kingsley and the Principal Shareholders upon the occurrence or non-occurrence of certain specified events, including (i) the failure to consummate the Merger by April 30, 1994, and (ii) a material breach by a party of any representations, warranties or covenants that is not or cannot be cured within 15 days after written notice of such breach. See "Merger Agreement - Amendment, Waiver and Termination."


               Procedures for Receiving Century Stock. If the Merger is consummated, each Kingsley shareholder will be sent instructions with respect to submitting certificates representing Kingsley Stock and receiving certificates representing shares of Century Stock. Kingsley shareholders are requested not to send in stock certificates until they have received instructions to do so. See "Merger Agreement - Procedures for Receiving Century Stock."

          Interests of Certain Persons

               Kingsley currently employs Sterling G. Nickerson, his wife, Karen Nickerson, and Jan Nickerson, and Century has indicated that it will use its best efforts to employ each of them after the Effective Date. See "Merger Agreement - Background and Reasons for the Merger -- Background of the Merger --- Views of Certain Directors and Shareholders."


          Dissenters Rights

               BY REFRAINING FROM VOTING IN FAVOR OF THE AGREEMENT AND COMPLYING WITH VARIOUS OTHER PRE- AND POST-CLOSING PROCEDURES THAT ARE REQUIRED BY SECTIONS 761 THROUGH 774 OF THE MICHIGAN BUSINESS CORPORATION ACT AND DESCRIBED UNDER "DISSENTING SHAREHOLDERS' RIGHTS," SHAREHOLDERS OF KINGSLEY WILL HAVE THE RIGHT TO DISSENT TO THE MERGER, IN WHICH EVENT, IF THE MERGER IS CONSUMMATED, THEY WILL BE ENTITLED TO RECEIVE IN CASH THE "FAIR VALUE" OF THEIR RESPECTIVE SHARES OF KINGSLEY STOCK, AS DETERMINED BY JUDICIAL APPRAISAL, IN LIEU OF THE CENTURY STOCK THAT SUCH SHAREHOLDERS WOULD OTHERWISE BE ENTITLED TO RECEIVE PURSUANT TO THE AGREEMENT. THE EXERCISE OF THESE RIGHTS MAY RESULT IN A JUDICIAL DETERMINATION THAT THE FAIR VALUE OF A DISSENTING SHAREHOLDER'S SHARES IS HIGHER OR LOWER THAT THE VALUE OF THE CONSIDERATION PAYABLE TO THE NON-DISSENTING SHAREHODLERS IN CONNECTION WITH THE MERGER. SHAREHOLDERS WHO OPPOSE THE MERGER ARE URGED TO READ "DISSENTING SHAREHODLERS' RIGHTS" IN ITS ENTIRETY.

          Century and Kingsley

               Century. Century is a regional diversified telecommunications company that provides local telephone and cellular mobile telephone services largely in the central north-south corridor of the United States. While regulated telephone operations constitute the preponderant part of its business, Century's mobile communications subsidiaries provide cellular mobile telephone and paging services. Century's principal executive offices are located at 100 Century Park Drive, Monroe, Louisiana, 71203, and its telephone number is (318) 388-9500. See "Information About Century."

               Kingsley. Kingsley provides local exchange, long distance access, directory advertising and billing and collecting services to a 193 square-mile area surrounding Kingsley, Michigan. Kingsley also owns a minority interest in a general partnership that provides cellular telephone services in and around Kingsley, Michigan. Kingsley's principal executive offices are located at 110 W. Main Street, Kingsley, Michigan 49649 and its telephone number is (616) 263-5231. See "Information About Kingsley."

          Market Prices


               On September 10, 1993 (the trading day preceding the execution of the Agreement) and on January 20, 1994 (the day preceding the date of this Information Statement), the closing per share sales price of Century Common Stock, as reported on the New York Stock Exchange Composite Tape, was $29-1/4 and $______, respectively. No assurance can be given as to the market price of Century Common Stock on the Effective Date. See "Information About Century - Price Range of Stock." Neither the Century Preferred Stock nor Kingsley Stock is traded in any established public market. In addition, see "Merger Agreement - Conversion of Kingsley Stock" for information regarding the possible impact on the number of shares of Century Common Stock that may be issued pursuant to the Merger caused by the per share market prices of Century Common Stock being below $25.00.


          Comparative Per Share Data

               Set forth below with respect to the Century Common Stock and Kingsley Stock is certain unaudited per fully diluted common share data presented on a historical, pro forma consolidated basis and pro forma equivalent basis. The information set forth below should be read in conjunction with Century's financial statements incorporated herein by reference, Kingsley's financial statements included elsewhere herein and the unaudited pro forma consolidated condensed financial information included elsewhere herein.



                                                            As of or for
                                       As of or for         Nine Months
                                       Year Ended              Ended
                                    December 31, 1992    September 30, 1993
                                    _________________    __________________
          Century Common Stock

            Book Value
              Historical               $ 7.87                   $ 9.70
              Pro forma
                consolidated <FN1>         --                    10.27
            Cash dividends
              Historical               $  .29                   $  .23
              Pro forma
                consolidated <FN1>        .29                      .23
            Income before cumulative
              effect of changes in
              accounting principles
              Historical               $ 1.22                   $  .96
              Pro forma
                consolidated <FN1>        .91                      .84


          Kingsley Stock
            Book value
              Historical            $3,035.76                $3,679.81
              Pro forma
                equivalent <FN2>           --                 6,348,71
            Pro forma
             cash dividends
              Historical             $  30.00                   $71.00
              Pro forma
               equivalent<FN2>         179.27                   142.18
            Income before cumulative
             effect of changes in
             accounting principles

              Historical             $  62.63                  $715.06
              Pro forma
               equivalent<FN2>         562.54                   519.27

_______________________

       <FN1>   Gives effect to the Merger and to the Other  Aquisitions  as of the dates and based on the assumptions and adjustments described under "Unaudited Pro Forma Consolidated Condensed Financial Information."


       <FN2>   Calculated by multiplying the Century pro forma consolidated amounts by a common stock equivalent exchange factor of 618.18, assuming that the holders of Kingsley Stock receive an aggregate of 95,000 shares of Century Common Stock valued at $25 per share in connection with the Merger.

                              INVESTMENT CONSIDERATIONS

               SHAREHOLDERS OF KINGSLEY SHOULD CONSIDER THE FOLLOWING INVESTMENT CONSIDERATIONS IN DETERMINING WHETHER TO VOTE IN FAVOR OF THE AGREEMENT (AS DEFINED BELOW) AND TO ACQUIRE THE CENTURY STOCK OFFERED BY THIS INFORMATION STATEMENT AND PROSPECTUS (THE "INFORMATION STATEMENT").

          Considerations Relating to Century Stock

               Regulatory, Competitive and Technological Uncertainty - Cellular Operations. The FCC and various state public utility commissions regulate the licensing, construction, operation, interconnection arrangements, sale and acquisition of cellular telephone systems and certain state public utility commissions also regulate certain aspects of pricing by cellular operators. Changes in the regulation of cellular operators (such as price regulation by the FCC or increased price regulation by state authorities, or a decision by the FCC to grant additional licenses in each cellular market) could have a material adverse effect on Century.

               Century faces significant competition from the other cellular licensee in each of its markets (which include McCaw, Pacific Telecom, Centennial, Sprint, United States Cellular and several other well-established cellular companies), resale carriers within such markets and from other communications technologies that now exist, including specialized mobile radio systems (which Century believes are operating in a majority of its markets) and paging services, and may in the future face competition from other technologies that may be developed or perfected. Several recent FCC initiatives have resulted in the allocation of additional frequency spectrum or the issuance of experimental licenses for mobile communications technologies that will or may be competitive with cellular, including personal communication services (for which the FCC intends to begin auctioning operating licenses in May 1994) and mobile satellite services. In addition, the FCC has authorized certain specialized mobile radio service licensees to configure their systems so as to operate in a manner similar to cellular systems, and certain of these licensees recently announced their intention to create a nationwide mobile communications system to compete with cellular systems. These initiatives as well as other continuing technological advances in the communications and wireless data transmission industries make it impossible to predict the extent of future competition to cellular systems.

               Regulatory, Competitive and Technological Uncertainty - Telephone Operations. The FCC and various state public utility commissions regulate significant portions of the business of local exchange carriers ("LECs"), including the licensing, construction, operation, sale and acquisition of LECs. The FCC and substantially all of the state public utility commissions regulate the rates and authorized rates of return that LECs, including Century's local exchange subsidiaries, are allowed to earn. The FCC and a limited number of state regulatory commissions have begun to relax the regulation of LEC's rates and authorized rates of return. Coincident with this movement toward reduced regulation is the introduction and encouragement of local exchange competition by the FCC and various state public utility commissions, along with the emergence of certain companies providing competitive access and other services that compete with LEC's services. In addition, the FCC and certain state public utility commissions have explored or implemented initiatives to reduce the funding of certain support mechanisms that have traditionally benefitted several of Century's local exchange subsidiaries. There is no assurance that these initiatives toward relaxed regulation and increased competition will not have a material adverse effect on Century.

               In connection with the well-publicized convergence of telecommunications, cable, video, computer and other technologies, several large companies have recently announced plans to offer products that would significantly enhance current communications and data transmission services and, in some instances, introduce new two-way video, entertainment, data, consumer and other multimedia services. No assurance can be given that Century will have the resources to offer these products or services, or that the offering of these products or services by others will not have a material adverse effect on Century.

               Developing Cellular Industry. The cellular industry has a relatively limited operating history, and there continues to be uncertainty regarding its future. Among other factors, there is uncertainty regarding (i) the continued growth in the number of customers, (ii) the usage and pricing of cellular services, particularly as market penetration increases and lower-usage customers subscribe for service, (iii) the number of customers who will terminate service each month, and (iv) the impact of changes in technology, regulation and competition (see "-- Regulatory, Competitive and Technological Uncertainty - Cellular Operations").

               Value Associated with Cellular Operations. Century's management believes that a significant portion of the aggregate market value of Century Common Stock is represented by the current market value of Century's cellular interests. There can be no assurance that the market value of Century's cellular interests will remain at its current level. Management believes that decreases in the market value of such interests could materially decrease the trading price of Century Common Stock.

               The market value of cellular interests is frequently determined on the basis of the number of pops controlled by a cellular provider. The population of a particular cellular market, however, does not necessarily bear a direct relationship to the number of subscribers or the revenues that may be realized from the operation of the related cellular system. The future market value of Century's cellular interests will depend on, among other things, the success of its cellular operations.

               Other Considerations. For further information on the regulatory, competitive, technological and other risks inherent in Century's cellular and telephone operations, see the documents filed by Century pursuant to the Exchange Act that are incorporated by reference herein. See "Incorporation of Certain Documents by Reference" and "Available Information."


          Considerations Relating to the Merger

               CONTROL BY THE PRINCIPAL SHAREHOLDERS. THE PRINCIPAL SHAREHOLDERS (AS DEFINED BELOW) OWN OF RECORD APPROXIMATELY 76.36% OF THAT OUSTANDING KINGSLEY STOCK, WHICH ENABLES THEM TO ELECT THE ENTIRE BOARD OF DIRECTORS. DUE TO SUBSTANTIAL
          OPPOSITION TO THE MERGER, THE PRINCIPAL SHAREHOLDERS, IN SEPTEMBER 1992, INCREASED THE SIZE OF THE BOARD AND ELECTED FIVE NEW DIRECTORS, ALL OF WHOM VOTED TO APPROVE THE AGREEMENT. ALSO, THE PRINCIPAL SHAREHOLDERS' OBLIGATIONS TO THE BENEFICIARIES OF THE TRUST COULD POTENTIALLY CONFLICT WITH THE INTERESTS OF THE OTHER KINGSLEY SHAREHOLDERS. SEE "MERGER AGREEMENT - BACKGROUND AND REASONS FOR THE MERGER."

               Agreement by Principal Shareholders to Vote for the Agreement. Pursuant to the Agreement, the Principal Shareholders have unconditionally agreed to vote in favor of the Agreement; accordingly, if the Principal Shareholders comply with the Agreement, the Agreement will be approved without regard to the vote of any other shareholder. See "Introduction - Record Date; Quorum; Vote Required." For a description of the rights of shareholders to dissent to the Merger under Michigan law, see "Dissenting Shareholders' Rights."


               Views of Certain Directors and Shareholders. For a discussion of Kingsley's Board of Directors initial rejection of the Merger in September 1992 and the dissenting views of certain Kingsley directors and shareholders and for information pertaining to the proceeding challenging the Principal Shareholders' power to authorize the Merger, see "Merger Agreement - Background and Reasons for the Merger."

               Merger Consideration. The Kingsley shareholders are urged to carefully consider the information presented herein relating to the conversion of Kingsley Stock into Century Stock. See "Merger Agreement - Conversion of Kingsley Stock."

               Indemnification Obligations. For a discussion of the Principal Shareholders' obligations to indemnify Century from the assets of the Trust, see "Merger Agreement - Indemnification by the Principal Shareholders."

               Interest of Certain Persons. Kingsley currently employs Sterling G. Nickerson, his wife, Karen Nickerson, and Jan Nickerson, and Century has indicated that it will use its best efforts to employ each of them after the Effective Date. See "Merger Agreement - Background and Reasons for the Merger -- Background of the Merger --- Views of Certain Directors and Shareholders."

               Restrictions on Transferability. Resales of Century Stock by affiliates of Kingsley will be restricted under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the regulations promulgated thereunder. See "Merger

          Agreement - Resales of Century Stock." For information on additional transfer restrictions applicable to the Principal Shareholders , see "Merger Agreement - Agreement to Hold Century Stock."

               No Prior Market for the Century Preferred Stock. The Century Preferred Stock will not be listed for trading on the New York Stock Exchange. Moreover, there presently exists no trading market for the Century Preferred Stock and Century does not anticipate that an active market will develop.


                                     INTRODUCTION

               This Information Statement has been furnished in connection with the special meeting of Kingsley's shareholders to be held at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, and at any adjournments thereof (the "Special Meeting"). Only holders of record of common stock of Kingsley, $10.00 par value per share ("Kingsley Stock"), at the close of business on January 21, 1994 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. This Information Statement is first being mailed to shareholders of Kingsley on or about January 21, 1994.


          Purpose of Special Meeting

               The purpose of the Special Meeting is to consider  and  vote upon a proposal to approve the Merger Agreement dated as of September 13, 1993, as amended (the "Agreement"), by and among Harry Calcutt and Northwestern Savings Bank & Trust (the "Principal Shareholders") in their capacity as the trustees of the Sterling M. Nickerson Trust created pursuant to Sterling M. Nickerson's will (the "Trust"), Kingsley, Century and KTC Acquisition Corporation, a wholly-owned subsidiary of Century ("Sub"), pursuant to which, among other things, Sub will merge with and into Kingsley (the "Merger") and each outstanding share of Kingsley Stock (other than those held by shareholders who perfect dissenters rights under Michigan law) will be converted into the consideration described herein. Kingsley's Board of Directors is not aware of any other matters to be presented at the Special Meeting. For further information concerning the Agreement and the Merger, see "Merger Agreement."

          Record Date; Quorum; Vote Required

               Kingsley's Board of Directors has set the Record Date as the date to determine those record holders of Kingsley Stock entitled to notice of and to vote at the Special Meeting. On that date there was outstanding 275 shares of Kingsley Stock, each of which is entitled to one vote with respect to each matter to be voted upon at the Special Meeting.

               Kingsley's By-laws provide that the holders of a majority of the issued and outstanding Kingsley Stock must attend the Special Meeting in person or be duly represented by proxy in order for a quorum to be properly constituted at such meeting.


               The Michigan Business Corporation Act ("MBCA") requires that the Agreement be approved by the affirmative vote of the holders of a majority of the outstanding shares of Kingsley Stock. As of the Record Date, the Principal Shareholders owned of record an aggregate of 210 shares of the outstanding Kingsley Stock (76.36%) and, pursuant to the Agreement, have unconditionally agreed to vote in favor of the Agreement; accordingly, if the Principal Shareholders comply with the Agreement, the Agreement will be approved without regard to the vote of any other shareholder. DIRECTORS AND EXECUTIVE OFFICERS OF KINGSLEY WHO BENEFICIALLY OWN APPROXIMATELY 4.7% OF THE OUTSTANDING KINGSLEY STOCK HAVE ADVISED KINGSLEY THAT THEY INTEND TO VOTE AGAINST THE AGREEMENT. Although certain of these directors and executive officers have from time to time questioned whether the Merger is in the best financial interests of Kingsley's shareholders, members of this group have advised that their opposition to any business combination has been based primarily on the view that Kingsley has historically benn owned and operated by members of the Nickerson family and should remain an independent telephone comapny. See "Merger Agreement - Background and Reasons for the Merger." For information concerning the amount of Kingsley Stock beneficially owned by Kingsley's directors, executive officers and certain shareholders and the method of determining such beneficial ownership, see "Information About Kingsley - Security Ownership of Certain Beneficial Owners and Management."

               Each record holder of Kingsley Stock as of the Record Date is entitled to vote in person or by proxy on all matters to come before the Special Meeting. Any proxy given to a person must be in writing and filed with Kingsley's Secretary. NEITHER CENTURY NOR KINGSLEY IS ASKING ANY KINGSLEY SHAREHODLER FOR A PROXY AND ALL SUCH SHAREHOLDERS ARE REQUESTED TO REFRAIN FROM SENDING CENTURY OR KINGSLEY A PROXY.

               Neither the laws of Louisiana, the jurisdiction in which Century is incorporated, nor the rules of the New York Stock Exchange require that the Merger or the issuance of Century Stock thereunder be approved by the Century shareholders.


                                   MERGER AGREEMENT

               Consummation of the Merger will be effected in accordance with the terms and conditions set forth in the Agreement. The following brief description of the Agreement and the Merger does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Appendix I and is incorporated herein by reference.

               For a description of the rights of shareholders to dissent to the Merger under Michigan law, see "Dissenting Shareholders' Rights." Hereinafter, shareholders of Kingsley who perfect their dissenters rights under Michigan law are occasionally referred to as "dissenting shareholders" and all other shareholders are occasionally referred to as "non-dissenting shareholders."

          Structure of Merger

               Kingsley and the Principal Shareholders, on the one hand, and Century and Sub, a wholly-owned subsidiary of Century that was organized solely for the purpose of consummating the Merger, on the other hand, are parties to the Agreement. Pursuant to the Agreement, Sub will merge with and into Kingsley, which will survive such merger under the name "Century Telephone of Northern Michigan, Inc." Following consummation of the Merger, Century Telephone of Northern Michigan, Inc. (which shall, for ease of reference, be referred to hereinafter as "Kingsley") will be a wholly-owned subsidiary of Century.

          Background and Reasons for the Merger


               Background of the Merger. In early 1992, the Principal Shareholders received an unsolicited proposal from Telephone and Data Systems, Inc., a publicly held telecommunications company (the "Initial Bidder"), to acquire Kingsley through a stock-for-stock reorganization transaction. After receiving this proposal, the Principal Shareholders, independently and without consulting Kingsley's Board of Directors, solicited offers from a few publicly held telecommunications companies, including Century. Although the Principal Shareholders informed Kingsley's President of these developments, the Principal Shareholders did not at this time solicit the input of Kingsley's directors or officers regarding whether a reorganization of Kingsley at this juncture was in the best interests of all of Kingsley's shareholders. In order to provide the Trust with income and liquidity, the Principal Shareholders sought offers for Kingsley that included, among other things, both cumulative convertible preferred stock and common stock traded on a national securities exchange. See "Investment Considerations - Considerations Relating to Merger -- Control by the Principal Shareholders."

               In mid-1992, the Principal Shareholders received an all-stock bid from Century having an implied value of $4.1 million and an all-stock bid from the Initial Bidder having an implied value of $4.0 million, each of which proposed an acquisition of Kingsley through a tax-free reorganization; neither party was interested in acquiring only the Principal Shareholders' interest in Kingsley. Prior to presenting these bids to Kingsley's Board of Directors, the Principal Shareholders engaged in discussions with the two bidders in order to increase their respective offers. At the end of July 1992, the Principal Shareholders requested that Century and the Initial Bidder submit their highest offer for Kingsley. The Initial Bidder declined to submit another bid and Century presented a proposal which increased its proposed consideration and which was otherwise substantially similar to the terms of the Merger (the "Proposed Transaction"). The Principal Shareholders determined that
          Century's Proposed Transaction was the highest and best acquisition proposal that it would receive for Kingsley. In August 1992, Northwestern Savings Bank & Trust presented the Proposed Transaction to Kingsley's Board of Directors at which time the directors discussed the terms but did not take any action.

               Initial Rejection of the Proposed Transaction.  On September
          17, 1992, Kingsley's Board of Directors met and discussed the Proposed Transaction. The directors addressed several issues, including the calculation of the proposed purchase price and Kingsley's growth trends in access lines and cellular activity. At that time, the Board questioned whether the Proposed Transaction was in the best financial interest of Kingsley's shareholders and in the best interest of Kingsley's customers. The Board also noted that the Proposed Transaction may be contrary to the restrictions set forth in the Trust regarding the disposition of the Principal Shareholders' Kingsley Stock. Based on these findings, the Board rejected the Proposed Transaction by a vote of five (Sterling G. Nickerson, Ruvert VanderMeulen, Max Roland Nickerson, Jan Nickerson and Richard Weidner) to one (Jack Boynton). See "--- Views of Certain Directors and Shareholders."

               September 1992 Shareholder Meeting. A special meeting of Kingsley's shareholders, requested by the Principal Shareholders, was held on September 23, 1992. At this meeting, Kingsley's By-laws were amended to increase the number of directors from six to eleven and Eric Molvang, Harry Calcutt, David A. Eckenrode, John Nickerson and Kathleen Nickerson Firestone were elected to fill the vacancies created by such amendment. See "Investment Considerations - Considerations Relating to the Merger -- Control by the Principal Shareholders." The Principal Shareholders granted a proxy for one of their shares of Kingsley Stock to John Nickerson and Kathleen Nickerson Firestone, who voted such share in favor of these actions; the Principal Shareholders also voted 209 of their shares in favor of these actions and holders of 61 shares of Kingsley Stock voted against. The shareholders then discussed the desirability of pursuing and consummating the Proposed Transaction and, by a vote of 209 shares in favor (all of which were voted by the Principal Shareholders) and 62 against, the shareholders urged Kingsley's Board of Directors to approve the Proposed Transaction.

               Approval of Letter of Intent. At the November 11, 1992 regular meeting of Kingsley's Board, the directors discussed the contents of a draft of a proposed letter of intent with Century and approved the draft by a vote of six (Jack Boynton and newly elected directors Eric Molvang, Harry Calcutt, David A. Eckenrode, John Nickerson and Kathleen Nickerson Firestone) to four, with one abstention (Sterling G. Nickerson). Sterling G. Nickerson indicated that he was not necessarily opposed to the Proposed Transaction as contemplated by the letter of intent but believed that he had not yet received all of the information he deemed relevant. The Board by the same vote of six to four, with one abstention, also formed a committee consisting of Messrs. Calcutt, Eckenrode and Molvang to pursue negotiations with Century and to develop and submit a proposed form of definitive agreement. Additionally, at the meeting, Mr. Calcutt replaced Sterling G. Nickerson as the President of Kingsley and Mr. Nickerson was named Senior Vice President, each approved by a vote of six to four with one abstention. See "Investment Considerations - Considerations Relating to the Merger -- Control by the Principal Shareholders."

               On November 12, 1992, a special meeting of Kingsley's shareholders, requested by the Principal Shareholders, was held at which the Proposed Transaction was discussed; holders of 233 shares of Kingsley Stock were present. Harry Calcutt, President, explained the reasons why he believed that the consummation of the Proposed Transaction with Century would be in the best interests of the beneficiaries of the Trust and all of Kingsley shareholders. See "-- Reasons for the Merger." The shareholders then reviewed the Board's action at the November 11, 1992 meeting approving the Proposed Transaction and the terms of the letter of intent and accepted, ratified and confirmed such action by a vote of the Principal Shareholders' 210 shares in favor, 19 shares against and 4 shares abstaining.

               Trust  Litigation.   On  September  8,  1992, the  Principal
          Shareholders  filed  a  Probate  Court  action  seeking  judicial confirmation of their trust powers to authorize the Proposed Transaction. Certain beneficiaries of the Trust, some of whom are also shareholders of Kingsley, including Sterling G. Nickerson, Jan Nickerson, Max Roland Nickerson and Max Ronald Nickerson, opposed the action contending that the Trust did not confer upon the Principal Shareholders the power to authorize the Proposed Transaction. On October 22, 1992, the Probate Court issued an order confirming that the Principal Shareholders have the power to authorize the Proposed Transaction. Certain of these beneficiaries of the Trust then filed an appeal of the Probate Court's order; however, since the filing of such appeal, such beneficiaries have not filed a brief or otherwise actively pursued the appeal. For more information regarding the consequences of this suit, see "- Regulatory Approvals and Other Closing Conditions" and "- Indemnification by the Principal Shareholders."

               Execution of Letter of Intent and Approval of the Agreement. Due to the filing of the appeal, Century, Kingsley and the Principal Shareholders delayed executing the letter of intent until May 7, 1993. At the May 26, 1993 meeting of Kingsley's

          Board of Directors, the Board ratified the execution of the letter of intent with Century by a vote of six (Jack Boynton, Eric Molvang, Harry Calcutt, David A. Eckenrode, John Nickerson and Kathleen Nickerson Firestone) to five (Sterling G. Nickerson, Ruvert VanderMeulen, Max Roland Nickerson, Jan Nickerson and Richard Weidner). See "-- Reasons for the Merger" and "--- Views of Certain Directors and Shareholders." At Board of Directors meetings held in July, August and September, the Board discussed proposed drafts of the Agreement and, at its meeting held on December 8, 1993 at which Ruvert VanderMeulen and Jan Nickerson were absent, the Board approved, ratified and confirmed the execution of the Agreement by a vote of 6 in favor, 2 opposed (Max Roland Nickerson and Richard Weidner) and 1 abstention (Sterling G. Nickerson).

               Views of Certain Directors and Shareholders. Throughout the process described above, Sterling G. Nickerson, Jan Nickerson, Max Roland Nickerson, Ruvert VanderMeulen and Richard Weidner voiced opposition to and concern regarding a business combination involving Kingsley. Although certain directors and shareholders have from time to time questioned whether the Merger is in the best financial interests of the shareholders, opposition to any business combination proposal has been based primarily on the view that Kingsley has historically been owned and operated by members of the Nickerson family and should remain an independent telephone company. For information regarding the familial relationships of certain of Kingsley's directors and executive officers, see "Information About Kingsley - Security Ownership of Certain Beneficial Owners and Management." Although certain directors have recognized the obligations of the Principal Shareholders to provide the Trust's beneficiaries with income, they have from time to time contended that Kingsley could satisfy these objectives. Concern was also raised regarding the future of Kingsley's current employees, which include Sterling G. Nickerson, his wife, Karen Nickerson, and Jan Nickerson. Century has indicated that it will use its best efforts to employ Sterling G. Nickerson, Karen Nickerson and Jan Nickerson.

               Reasons for the Merger. A majority of Kingsley's Board of Directors has determined that the Merger is in the best interests of the shareholders of Kingsley and has approved the Agreement and the transactions contemplated thereby. The Board principally considered the following factors in support of the conclusions
          reached:   (i) the diversity among Kingsley's  shareholder  base,
          including differing requirements relating to liquidity and tax and estate planning considerations and differing views on the reinvestment of Kingsley's profits, (ii) the desire of Principal Shareholders to dispose of their shares at the highest price and provide the Trust with income and liquidity, (iii) competitive, technological and regulatory changes in the telecommunications industry requiring substantial future investment and incurrence of additional debt, (iv) attractive valuations of local exchange carrier and cellular properties in the current equity and corporate control markets, (v) information with respect to the financial condition, earnings, dividends, business, operations,
          assets,   management  and  prospects  of  Century  and   Kingsley
          (including the prospects of Kingsley if it continued as an independent entity) and the historical price performance of Century Common Stock, (vi) the degree of compatibility of the
          businesses  of  Century   and   Kingsley,   which  would  provide
          Kingsley's  shareholders  with  a  continuing  interest   in  the
          telephone and cellular businesses, and (vii) that the Merger would provide all of the shareholders of Kingsley the opportunity to exchange their shares on a tax-free basis for an ownership interest in Century, which has enhanced financial, technical and marketing resources. At no time from the Principal Shareholders' receipt of the Initial Bidder's unsolicited proposal through the date hereof have the Principal Shareholders, Kingsley, or Kingsley's directors or executive officers retained any financial advisers to assist Kingsley in connection with the reorganization of Kingsley or considered any alternative transaction other than a business combination with those companies with whom they held discussions.

          Effective Time of Merger

               The Merger will become effective at 10:59 p.m. local time on the date of filing with the Secretary of State of Michigan the certificate of merger to be submitted by Sub and Kingsley (such time and date being hereinafter referred to as the "Effective Time" and the "Effective Date," respectively). Unless Century and Kingsley otherwise agree, the closing of the Merger will be held on the final business day of the month in which the last of all conditions to the Merger have been satisfied or waived (the "Closing Date"). See "- Regulatory Approvals and Other Closing Conditions."

          Conversion of Kingsley Stock

               At the Effective Time each of the 275 outstanding shares of Kingsley Stock held by non-dissenting shareholders will be converted into an aggregate of (i) 272.73 fully paid and nonassessable shares of Century Preferred Stock and (ii) such number of fully paid and non-assessable shares of Century Common Stock as is derived by dividing $8,636.36 by the average per share closing price of Century Common Stock reported on the New York Stock Exchange composite tape for the five trading days immediately preceding the second trading day prior to the Closing Date (the "Average Price"). See "Information About Century - Price Range of Stock." If application of the foregoing formula would result in more than 95,000 shares of Century Common Stock being issued pursuant to the Merger, the Agreement provides that Century may, at its sole option, pay an amount of cash (without interest) equal to such excess number of shares multiplied by the Average Price in lieu of delivering such excess number of shares of Century Common Stock. Accordingly, the aggregate merger consideration to be received by all holders of Kingsley Stock will be (i) 75,000 shares of Century Preferred Stock, and
          (ii) such number of shares of Century Common Stock having an aggregate value on the Closing Date, based on the Average Price, of $2,375,000 (subject to Century delivering cash in lieu of Century Common Stock in certain circumstances described herein). The Century Stock to be issued in connection with the Merger (giving effect to conversion of Century Preferred Stock) is expected to represent less than 1% of the total outstanding Century Common Stock, and See "Merger Agreement - Conversion of
          Kingsley   Stock."

               The number of shares of Century Common Stock issued pursuant to the Merger will not exceed 95,000 unless the Average Price is less than $25.00. In this instance, if Century were to exercise its option to deliver cash, it could not, without jeopardizing the tax-free treatment of the Merger, deliver cash in an amount that when aggregated with the amount of cash payable to dissenting shareholders would exceed 20% of the aggregate value of the total consideration received by all Kingsley shareholders. See "- Certain Federal Income Tax Consequences -- Principal Consequences of the Merger." On January 20, 1994, the day preceding the date of this Information Statement, the closing per share sales price of Century Common Stock as reported on the New York Stock Exchange composite tape was $__________. See "Information About Century - Price Range of Stock." Century has advised that it intends to defer its decision as to whether to deliver cash in lieu of Century Common Stock until immediately prior to Closing.

               As of the Effective Date, each certificate evidencing Kingsley Stock (except for shares of Kingsley Stock held by dissenting shareholders), until surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive stock certificates representing the number of shares of Century Stock that the holder of such certificate is entitled to receive pursuant to the Merger.

               No fractional shares of Century Stock will be issued in connection with the Merger. If calculation of the number of shares of Century Stock to be issued to any Kingsley shareholder in connection with consummation of the Merger results in a fractional interest in a share of Century Stock, any rights pertaining to such fractional interest will be waived by the shareholder otherwise entitled thereto.

          Certain Federal Income Tax Consequences

               Principal   Consequences  of  the  Merger.   The  Merger  is
          intended to be a "tax-free reorganization" for federal income tax purposes under Sections 368(a)(1)(A) and 368(a)(2)(E) of the
          Internal Revenue Code of 1986, as amended (the "Code"). The following will be the principal federal income tax consequences of the Merger assuming it is treated as a "tax-free reorganization":

               (i) No gain or loss will be recognized by Kingsley, Sub or Century as a result of the Merger.

               (ii) No gain or loss will be recognized by Kingsley's shareholders as a result of the Merger, except as described in paragraphs (iv) and (vii) below.

               (iii) The Merger will not result in any change in the basis of Kingsley's assets.

               (iv) A holder of Kingsley Stock will realize gain to the extent the aggregate value of the consideration received by him (determined as of the Effective Date) exceeds his basis in the Kingsley Stock. Such gain will be recognized for federal income tax purposes only to the extent that any such shareholder receives cash in connection with the Merger. Any gain so recognized will qualify for capital gains treatment unless the payment of cash is equivalent to a dividend, in which case such cash payment would be ordinary income. The cash payment will be treated as a dividend unless the reduction in such shareholder's interest in Century from that which such shareholder would have received if he were paid solely in Century Stock is large enough to constitute a "meaningful reduction" under Section 302 of the Code. Under current rulings of the Internal Revenue Service (the "IRS"), any Kingsley shareholder who receives cash in the Merger should satisfy the requirements of Section 302 of the Code so that the gain recognized in connection with receiving cash will qualify for capital gains treatment. However, because the provisions of Section 302 of the Code are separately applied to each holder based upon the particular facts and circumstances at the time of the applicable transaction, no assurance can be given that a holder of Kingsley Stock who receives cash in the Merger will qualify for capital gains treatment. Therefore, each holder is advised to consult his tax advisor.

               (v) The basis for tax purposes of the shares of Century Stock received by a holder of Kingsley Stock pursuant to the Merger will be the same as the basis for such shareholder's Kingsley Stock surrendered in exchange therefor increased by the amount of any gain recognized by such shareholder in connection therewith and reduced by the amount of any cash received by such shareholder in connection therewith, allocated between the Century Common Stock and Century Preferred Stock received by a shareholder in proportion to the relative fair market values of the classes received.

               (vi) A Kingsley shareholder's holding period with respect to the shares of Century Stock received by such shareholder as a result of the Merger will include the period for which he held the shares of Kingsley Stock which were converted into such shares of Century Stock, provided such shares of Kingsley Stock were held as a capital asset on the Effective Date.

               (vii) Under current IRS rulings, any Kingsley shareholder who exercises his rights under Michigan law to dissent from the Merger will be treated as if his Kingsley Stock was redeemed, although it is possible that the IRS will apply the test stated in paragraph (iv) above in light of a 1989 U.S. Supreme Court decision. However, under the current IRS rulings, such dissenting shareholder should recognize gain to the extent that the amount of cash the shareholder receives for his Kingsley shares exceeds his tax basis (or loss to the extent the tax basis exceeds the amount received), and such gain (or loss) should be capital gain (or loss), provided that the Kingsley Stock was held as a capital asset by the dissenting shareholder. However, if a redemption fails to qualify for exchange treatment under Section 302(b) of the Code (considering the attribution rules of Section 318 thereof) because the shareholder's interest is not sufficiently reduced, a risk exists that some or all of the cash received by a dissenting shareholder will be treated as a taxable dividend to such shareholder.

               Under the Code, in order for the Merger to constitute a tax-free reorganization, the Kingsley Stock must be converted into an amount of Century Stock that at the Effective Time equals at least 80% of the aggregate value that all of the Kingsley shareholders receive. Thus, the tax-free reorganization may be jeopardized if Century delivers cash in an amount that when aggregated with the amount of cash payable to dissenting shareholders would exceed 20% of the aggregate value of the total consideration received by all Kingsley shareholders. See "- Conversion of Kingsley Stock." For IRS ruling purposes, in order for the Merger to constitute a tax-free reorganization, the amount of Century Stock received by all Kingsley shareholders in connection with the Merger must be at least 50% of the aggregate value of the consideration paid to all dissenting and non-dissenting shareholders in connection with the Merger. Century Stock received in the Merger will not count toward the 50% threshold if the recipient disposes of such stock and such recipient had an intention to dispose of the stock on the Effective Date. The disposition of stock within two years of the Effective Date may evidence that the shareholder had an intent to dispose of the stock on the Effective Date. In an effort to safeguard the tax-free treatment of the Merger, the Principal Shareholders have agreed to hold a certain amount of their Century Stock for a two-year period. See "- Agreement to Hold Century Stock."

               Consequences   of   Indemnity   Payments.    Under   certain
          circumstances described under "- Indemnification by Principal Shareholders," the Principal Shareholders may be required to make indemnification payments to Century or its officers, directors and affiliates. Any payments under these indemnity obligations made by the Principal Shareholders may reduce any gain recognized as a result of the Merger, if paid during the year in which the Merger occurs, or may result in a capital loss if paid in a year subsequent to the Merger. The Principal Shareholders may be required to capitalize all such indemnity payments and add the payments to their basis in the Century Stock received. If the indemnity payment is made in the year subsequent to the Merger, the payment may result in a capital loss at least to the extent of the gain recognized in connection with the Merger.

               The tax discussion set forth above is included for general information only and is based upon present law. The tax conse-quences of the Merger will depend in large part on the facts and circumstances applicable to each shareholder and upon an evaluation of facts and events that will occur in the future. As a result, the particular tax consequences to a shareholder cannot be predicted with certainty. Therefore, each shareholder is urged to consult his own tax advisor regarding the tax consequences of the Merger. With regard to tax consequences under the laws of states or local governments or of any other jurisdiction, no information or opinion is provided herein, and shareholders are urged to consult, and should rely upon, their own tax advisors.

          Regulatory Approvals and Other Closing Conditions

               The obligations of Century and Kingsley to consummate the Merger are subject to the approval of the Agreement by the requisite vote of Kingsley's shareholders and the receipt of a final order from the Michigan Public Service Commission ("MPSC") approving all aspects of the Merger. Kingsley has filed its application with the MPSC requesting approval of the Merger and, although there can be no assurance that the MPSC will approve the Merger, it is anticipated that such approval will be granted prior to January 31, 1994.

               In addition  to  regulatory  and  shareholder approvals, the respective obligations of Century and Kingsley to consummate the Merger are also subject to the accuracy of the other party's or parties' representations and warranties, the performance by the other party or parties of their obligations under the Agreement and the satisfaction of several other customary closing conditions, as well as certain other conditions, including that all conditions required for treating the Merger as a reorganization under Section 368 of the Code have been met. See "- Certain Federal Income Tax Consequences."

               The obligation of Century to consummate the Merger is further conditioned upon, among other things, (i) the number of shares of Kingsley Stock held by dissenting Kingsley shareholders being 30 or fewer and (ii) the absence of any material adverse change in the business, financial condition, results of operation, cash flow or prospects of Kingsley.

               Although no assurance can be given that the conditions to the Merger can or will be satisfied or waived in a timely manner or at all, the parties anticipate that all regulatory approvals will be received by January 31, 1994 and that, assuming all other closing conditions are satisfied, the Merger will be consummated in February 1994.

          Indemnification by the Principal Shareholders

               Pursuant to the Agreement, the Principal Shareholders have agreed to indemnify Century and its officers, directors and affiliates (the "Indemnified Parties") from the assets of the Trust for any claim, loss, expense or other liability (including without limitation the reasonable fees of attorneys and other professional advisors) imposed or incurred by the Indemnified Parties (collectively, "Losses") that results or arises out of
          (i) any inaccuracy of any nature in any representation or warranty made by Kingsley or the Principal Shareholders in the Agreement (including all schedules and exhibits thereto), or any documents delivered to Century pursuant to the Agreement, whether or not the Indemnified Parties rely thereon or had knowledge thereof, or (ii) any breach or nonperformance of any covenant, agreement or other obligation of Kingsley or the Principal Shareholders under the Agreement. The Principal Shareholders' obligation to indemnify the Indemnified Parties will remain enforceable for a three-year period following the Effective Date, subject to certain exceptions. The Principal Shareholders will not be required to make indemnification payments in excess of the value of the Trust's assets as of the date of a claim.

               Notwithstanding the indemnification provisions described above, if any beneficiary of the Trust would be awarded damages or granted injunctive relief enjoining or rescinding the Merger in any proceeding challenging the Principal Shareholders' power under the Trust to execute the Agreement, then all expenses incurred in connection with the Agreement will be borne by the party incurring them and each party will hold harmless the other party with respect to any damages suffered in such action.

          Agreement to Hold Century Stock

               In order to safeguard the tax-free treatment of the  Merger, the Principal Shareholders have represented to Century in the Agreement that they do not have a present intention to sell the Century Stock to be received by them in connection with the Merger in a manner that jeopardizes such tax-free treatment. As described further under "- Certain Federal Income Tax Consequences," the continuing qualification of the Merger as a tax-free reorganization is contingent upon the Kingsley shareholders retaining a sufficient continuing interest in Kingsley through their ownership of Century Stock. In an effort to insure the continuing interest of the former Kingsley shareholders in the surviving corporation, the Agreement obligates the Principal Shareholders, until the second anniversary of the Effective Date, to refrain from selling, transferring, donating or otherwise disposing of any beneficial interest in (i) any of the shares of Century Preferred Stock, including shares of Century Common Stock that may be issued upon conversion of such Century Preferred Stock and (ii) that number of shares of Century Common Stock as may be required so that the value of such shares plus the value of the shares of Century Preferred Stock issued to the Principal Shareholders equal 50.1% of the aggregate value of all consideration received by all of the dissenting or non-dissenting shareholders of Kingsley in accordance with the Merger. Each certificate representing the Century Stock issued to the Principal Shareholders in connection with the Merger will contain a legend referencing these restrictions.


          Expenses

               Regardless  of  whether  the  Merger  is   consummated,  the
          Agreement provides that all fees and expenses incurred in connection with the Merger will be paid by the party incurring them, except that, in accordance with the terms of the Agreement, Kingsley will pay up to $50,000 of attorneys' fees incurred by the Principal Shareholders in connection with the Merger.

          Representations and Warranties

               The Agreement contains various customary representations and warranties relating to, among other things, (i) Kingsley's capital structure and stock ownership, (ii) the authorization, execution, delivery, performance and enforceability of the Agreement and related matters, (iii) the absence of conflicts under the articles of incorporation or bylaws, or violations of applicable instruments or laws, (iv) the accuracy of Kingsley's tax returns and timely payment or the adequate provisions for all taxes, (v) compliance with the law and the funding of employee benefit plans, (vi) Kingsley's organization and other corporate matters, (vii) the absence of certain material adverse events or changes affecting Kingsley, (viii) the absence of undisclosed liabilities of Kingsley, (ix) the accuracy of information supplied by Kingsley and the Principal Shareholders in connection with preparing the Registration Statement and this Information Statement, (x) Kingsley's litigation and compliance with law and
          (xi) title to and sufficiency of the assets and permits of Kingsley. The representations and warranties set forth in clauses (vi) through (xi) above will survive for three years after the Effective Time and the representations and warranties set forth in clauses (i) through (v) above will have no
          expiration   date.   See  "-  Indemnification  by  the  Principal
          Shareholders."

          Non-Solicitation

               The Agreement  provides  that  Kingsley  and  each Principal
          Shareholder will not, and will cause each of the officers, directors, employees, affiliates and agents of Kingsley not to solicit or encourage inquiries or proposals with respect to, furnish any information relating to, participate in any negotiations or discussions concerning, or consummate any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, or any business combination or share exchange with, Kingsley.

          Amendment, Waiver and Termination

               The Agreement may be amended at any time before or after its approval by Kingsley's shareholders, provided that no amendment may be made after shareholder approval that decreases the consideration to be received for the Merger or adversely affects the rights of Kingsley's shareholders unless further shareholder approval is obtained.

               At any time prior to the Effective Time, any party may, to the extent legally permissible, (i) waive any inaccuracies in the representations and warranties contained in the Agreement or in any document delivered pursuant to the Agreement or (ii) waive compliance with any of the agreements of the other party or parties to the Agreement or with any of the conditions to its obligation to consummate the Merger specified in the Agreement. Any waiver will be enforceable only if set forth in a written instrument signed by the waiving party.

               The Agreement may be terminated at any time prior to the Effective Time by (i) the mutual consent of Century, Kingsley and the Principal Shareholders, (ii) either Century or Kingsley and the Principal Shareholders if (a) any condition to consummating the Merger has not been met or waived by the appropriate party by April 30, 1994, (b) any such condition cannot be met by such date and has not been waived, (c) the Merger has not occurred by such date or (d) there has been a material breach by the other party or parties of any representations, warranties or covenants that is not or cannot be cured within 15 days after written notice of such breach, and (iii) Century if there shall have been a material adverse change in the business, financial condition, results of operation, cash flow or prospects of Kingsley.


          Conduct of Business Pending the Merger

               The Agreement provides that until the Effective Time, Kingsley will conduct its business in the ordinary course of business consistent with past practices and preserve intact its business organization, keep available the services of its officers and employees, and maintain good relationships with its customers, suppliers and others having business relationships with it. The Agreement further provides that, prior to the Effective Time, Kingsley will not, without the prior written consent of Century, commit or omit to do any act that (i) would cause it to breach any of its agreements, commitments or covenants contained in the Agreement or (ii) would cause any of the representations or warranties contained in the Agreement to become untrue.

          Accounting Treatment

               Century will account for the Merger as a purchase under generally accepted accounting principles.

          Resales of Century Stock

               The Century Stock to be issued to shareholders of Kingsley in connection with the Merger will be freely transferable under the Securities Act, except for shares issued to the Principal Shareholders, (see " - Agreement to Hold Century Stock"), and the following Kingsley shareholders, each of whom is deemed to be an "affiliate" of Kingsley for purposes of Rule 145 under the Securities Act (the "Kingsley Affiliates"): Sterling G. Nickerson, Jan Nickerson, Ruvert VanderMeulen, Max Roland Nickerson and Richard E. Weidner.

               Kingsley Affiliates may not sell their shares of Century Stock acquired in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act covering such shares, (ii) in compliance with Rule 145 promulgated under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act. Under Rule 145, the sale of Century Stock by a Kingsley Affiliate will be subject to certain restrictions, including the requirement that such Century Stock is sold in a "broker's transaction," which is defined under the Securities Act generally as an unsolicited sale through a broker who receives a normal commission.

               Kingsley has agreed to use its best efforts to obtain from each Kingsley Affiliate a written agreement that such person will not sell, pledge, transfer or otherwise dispose of any shares of Century Stock received in the Merger in violation of the Securities Act ("Rule 145 Agreement"). In connection with the mailing of this Information Statement, each Kingsley Affiliate has been furnished with such an agreement, and is requested to duly execute and return it in the enclosed stamped envelope addressed to Kingsley or deliver it at the Special Meeting. For further information concerning the ramifications of the failure of any Kingsley Affiliate to execute a Rule 145 Agreement, see "- Procedures for Receiving Century Stock."

          Procedures for Receiving Century Stock

               Immediately following the Effective Time, Century will send to each former Kingsley shareholder a Letter of Transmittal for use in submitting to Century certificates representing Kingsley

          Stock. Century will deliver to each former Kingsley shareholder the appropriate number of shares of Century Stock, upon its receipt from such shareholder of a Letter of Transmittal duly completed in accordance with its instructions, together with all certificates previously representing shares of Kingsley Stock held by such shareholder. Notwithstanding this requirement, if any shareholder tendering a Letter of Transmittal is a Kingsley Affiliate who has not yet executed a Rule 145 Agreement, Century does not intend to deliver to such shareholder any certificates representing Century Stock until such shareholder duly executes and delivers such instrument. See "- Resales of Century Stock."

               At all times after consummation of the Merger but prior to such exchange, certificates previously representing Kingsley Stock will be deemed for all purposes, other than the payment of dividends or other distributions in respect of Century Stock, to represent the respective number of shares of Century Stock into which they will have been converted at the Effective Time (or, with respect to dissenting shareholders, the right to receive the fair value of his shares). Until certificates previously representing shares of Kingsley Stock are surrendered to Century, dividends or other distributions payable to record holders of Century Stock will not be paid to the former Kingsley shareholders who receive Century Stock in connection with the Merger.

                           DISSENTING SHAREHOLDERS' RIGHTS

               The Agreement provides that, notwithstanding any provision of the Michigan Business Corporation Act (the "MBCA") to the contrary, any record shareholder of Kingsley who objects to the Merger and who follows the procedures proscribed by Sections 761 through 774 of the MBCA will be entitled to receive, in lieu of the consideration proposed under the Agreement, cash equal to the appraised "fair value" of his shares of Kingsley Stock. Set forth below is a summary of the procedures relating to the exercise of dissenting shareholders' rights as provided in the MBCA. The summary does not purport to be complete and is qualified in its entirety by reference to Sections 761 through 774 of the MBCA, which have been attached hereto as Appendix II.

          Procedures to Perfect Rights

               Each Kingsley shareholder who follows the procedures set forth in Sections 761 through 774 of the MBCA may receive a cash payment equal to the fair value of his shares of Kingsley Stock determined as of the day immediately preceding the Special Meeting, excluding any depreciation or appreciation in anticipation of the Merger, unless such exclusion would be inequitable. Unless a shareholder follows all the procedures set forth in Sections 761 through 774, he will forfeit his right to dissent.

               To assert dissenters' rights, a shareholder must (i) prior to the Special Meeting deliver to Kingsley a written objection to the Merger, which includes a statement of his intent to demand payment for his shares if the Merger is consummated, and (ii) refrain from voting his shares in favor of the Merger. Written objections should be signed by the shareholder of record and include the shareholder's present address to which notice of approval of the Merger will be delivered. Any shareholder not filing a written objection will forfeit his right to dissent; a vote against the Merger is not a substitute for filing the written objection with Kingsley.

               If the Merger is approved, Kingsley will send a written dissenters' notice within 10 days after the Special Meeting to all shareholders who satisfied the initial requirements in the preceding paragraph. This notice will (i) state where the payment demand must be sent and where and when the stock certificates representing Kingsley Stock must be deposited, (ii) inform shareholders without certificates to what extent transfer of shares of Kingsley Stock will be restricted after the payment demand is received, (iii) supply a form of payment demand, and
          (iv) establish a due date (the "Due Date") by which Kingsley must receive the payment demand. Before the Due Date, a dissenting shareholder must deliver the payment demand, certify whether he acquired a beneficial ownership of the shares before January 21, 1994, and deposit the stock certificates representing his shares of Kingsley Stock in accordance with the Notice (the "Response Requirements"). A dissenting shareholder who demands payment and deposits his stock certificates as required retains all other rights of a shareholder until such rights are canceled or modified by the Merger. If a dissenting shareholder fails to comply with the Response Requirements prior to the Due Date, he will forfeit his right to dissent. A shareholder may not dissent as to less than all of his beneficially owned shares and a nominee or fiduciary may not dissent on behalf of a beneficial owner as to less than all of the shares of Kingsley Stock held by such nominee or fiduciary for such beneficial owner.

               As soon as the Merger is completed or upon receipt of a payment demand, Kingsley will pay each dissenting shareholder who complied with the Response Requirements the amount Kingsley estimates to be the fair value of the Kingsley Stock, plus accrued interest. Such amount may be more or less than the value of the consideration received by Kingsley shareholders in the Merger. The payment will be accompanied by (i) Kingsley's most recent annual and interim financial statements, (ii) a statement of Kingsley's estimate of the fair value of the Kingsley Stock,
          (iii) an explanation of how the interest is calculated, and (iv) a statement of the dissenting shareholder's right to demand payment under Section 772 of the MBCA (described below).

               Kingsley may elect to withhold payment from dissenting shareholders who acquired their shares on or after January 21, 1994, and instead, estimate the fair value of such shares, plus accrued interest, and offer to pay this amount to each dissenting shareholder who agrees to accept it in full satisfaction of his demand. Kingsley will send with an offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenting shareholder's right to demand payment under Section 772 of the MBCA.

               Under Section 772 of the MBCA, a dissenting shareholder may notify Kingsley in writing of his own estimate of the fair value of his Kingsley Stock and the amount of interest due and demand payment of his estimate (less any payment Kingsley made to him) or reject Kingsley's offer of payment and demand payment of the fair value of his Kingsley Stock, with interest, if (i) the dissenting shareholder believes the amount paid or offered is less than the fair value of his Kingsley Stock or that the interest due is incorrectly calculated, (ii) Kingsley fails to make payment to a dissenting shareholder who held his Kingsley Stock prior to January 21, 1994, within 60 days of the Due Date or (iii) Kingsley, having failed to consummate the Merger, fails to return the deposited stock certificates within 60 days after the Due Date. The dissenting shareholder will lose his right to demand payment unless his demand is submitted in writing within 30 days after Kingsley pays or offers payment for the shares to the dissenting shareholder.

          Court Proceedings

               If the amount of payment remains unsettled, Kingsley will, within 60 days after receiving the dissenting shareholder's estimate of "fair value," commence a proceeding in the Circuit Court of Grand Traverse County, to determine the fair value of the dissenting shareholder's Kingsley Stock. During the proceeding, the court may appoint an appraiser, whose rights will be governed by the order appointing him, to receive evidence and recommend a decision on the fair value of the Kingsley Stock. All parties to the proceeding will be bound by the court's judgment as to the fair value of the Kingsley Stock. If Kingsley does not timely file the proceeding, it will pay the amount demanded to each dissenting shareholder whose demand remains unsettled.

               The court will determine the costs of an appraisal proceeding and will assess such costs against Kingsley, except that the court may assess any portion of such costs against any dissenting shareholder who has acted arbitrarily, vexatiously, or not in good faith in demanding payment. The expenses may include reasonable compensation and expenses of experts and attorneys for the respective parties.

               Pursuant to an agreement by the parties, the court may alternatively appoint a referee to determine the fair value. The referee's compensation shall be agreed upon by the parties and allocated by the court between the parties at the end of the proceeding. In addition to having the power to examine the books and records of Kingsley, the referee will allow the parties to introduce evidence as to the value of the Kingsley Stock. The referee will then prepare and file a written report of the fair value of the Kingsley Stock held by the dissenting shareholders (the "Referee's Report"). Within 45 days of being served a notice of the filing of the Referee's Report, any party may serve written objections to the Referee's Report upon the other party. The court may then hear motions on the Referee's Report and may receive further evidence or adopt, modify, or recommit it to the referee with instructions. Upon adoption of the Referee's Report, judgment will be entered in the same manner as if the action had been tried by a court and will be subject to review in the same manner as any other judgment of the court.

               The exercise of dissenters' rights under the MBCA may result in a judicial determination that the "fair value" of a dissenting shareholder's Kingsley Stock is higher or lower than the value of the consideration payable to the non-dissenting shareholders in connection with the Merger.

          Other Considerations

               The MBCA provides that, in the absence of fraud or illegality, the right to dissent is the only remedy provided to a shareholder objecting to the Merger. Century's obligation to consummate the Merger is subject to the condition that the number of shares of Kingsley Stock held by dissenting shareholders will not exceed 30 shares of Kingsley Stock. See "Merger Agreement - Regulatory Approvals and Other Closing Conditions." For discussion of certain tax consequences, see "Merger Agreement - Certain Federal Income Tax Consequences."

                              INFORMATION ABOUT KINGSLEY

               Kingsley is an independent local exchange telephone company located in Kingsley, Michigan with an additional office in Falmouth, Michigan. Kingsley was incorporated in 1908 and since that date has been primarily engaged in providing regulated local telephone services to commercial and residential customers and access services to interexchange carriers. Kingsley is a closely held corporation with approximately 76.4% of its stock owned by the Principal Shareholders and approximately 4.7% owned by directors and executive officers of Kingsley. Kingsley has 10 full-time employees.

          Description of Kingsley's Business

               Local Telephone Operations. Kingsley is primarily engaged in providing (i) local exchange services to customers, (ii) intra-Local Area Transport Area ("intraLATA") access services to Ameritech (formerly Michigan Bell Telephone), and (iii) network access services to AT&T Communications, Inc. and other interexchange carriers, which permits Kingsley's customers to enjoy high-quality long distance services. Kingsley also provides other local telephone services such as directory advertising and billing and collection services. Kingsley operates approximately 2,400 access lines in its two exchanges. Kingsley has approximately 390 route miles of line, which include 22 miles of fiber cable, serving approximately 193 square miles. Both of Kingsley's exchanges offer equal access service, which enables customers to access the primary long distance carrier of their choice.

               Kingsley's local and intrastate operations are regulated by the MPSC. These regulations cover, among other things, local rates, intrastate access charges billed to interexchange and intraLATA carriers, encumbrance and disposition of utility properties and various accounting matters. Due to recent changes in statutory law, the MPSC has recently ceased routine regulation of depreciation rates; however, the MPSC may include depreciation rates in any rate decision. The FCC regulates various matters relating to interstate telephone service, including interstate access charges paid by interexchange carriers to the National Exchange Carriers Association ("NECA") access pool to which Kingsley belongs.

               Other Operations. In 1987, Kingsley formed a wholly-owned subsidiary, Michigan Communication Technologies, Inc. ("MCT"), for the purpose of conducting unregulated telecommunications activities. MCT discontinued operations in November 1991 and was dissolved in 1992. MCT's assets and liabilities were transferred to Kingsley along with remaining warranty and service obligations on equipment previously installed. Kingsley now provides services formerly provided by MCT as part of its unregulated operations. For additional information, see Note 8 to Kingsley's Notes to Financial Statements - December 31, 1991 and 1992.

               Cellular   Partnership   Investment.    Kingsley    has   an
          approximately 11% interest in Cellular North Michigan Network General Partnership (the "Partnership"). The Partnership, formed in September 1990, provides cellular service for Michigan RSA #3 and RSA #5, which serve a market having an aggregate population of approximately 301,000 (according to 1993 population estimates), of which Kingsley owns approximately 33,000 pops attributable to
          these  markets.   The  Partnership,  which   commenced  providing
          cellular service in 1990, incurred losses in 1991  and  1992  but
          was   profitable  in 1993.  The  Partnership  competes  with  Oak
          Cellular Associates (which operates under the Cellular One trade name) in RSA #3 and Radiofone, Inc. in RSA #5, which entities hold the FCC nonwireline licenses for these markets.

               A subsidiary of Century, Century Cellunet, Inc. ("CCI"), has an approximately 22% interest in, and is the operator of, the
          Partnership. Accordingly, upon consummation of the Merger, Century will own, through its subsidiaries, a 33% interest in the Partnership, or approximately 99,000 pops. During 1991 and 1992, CCI loaned Kingsley an aggregate of approximately $240,000 to assist Kingsley in meeting its capital requirements to the

          Partnership, which  loans  remain  outstanding.   For  additional
          information,   see  Note  2  to  Kingsley's  Notes  to  Financial
          Statements - December 31, 1991 and 1992.

               Real Property. Kingsley owns facilities for offices, equipment and remote line switches in both Kingsley and Falmouth, Michigan. Kingsley estimates the value of its real property, buildings and improvements to be approximately $500,000.

               Further Information. For further information regarding Kingsley and its business, see "Kingsley's Management's Discussion and Analysis of Financial Condition and Results of Operations" and Kingsley's financial statements included elsewhere herein.

          Security Ownership of Certain Beneficial Owners and Management

               As of the Record Date, there were outstanding 275 shares of Kingsley Stock, the only class of capital stock of Kingsley. The following table shows the number of shares of Kingsley Stock owned of record or beneficially as of the Record Date by (i) each person known by Kingsley to own beneficially 5% or more of the outstanding Kingsley Stock, (ii) each of Kingsley's directors and executive officers and (iii) all directors and executive officers of Kingsley as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act.


    Name of                    Position with        Amount and Nature of    Percent of
Beneficial Owner<FN1>            Kingsley           Beneficial Ownership       Class
________________               _____________        ____________________    __________
Principal Shareholders,<FN2>       <FN3>                    210               76.36%



 as trustees of the Trust

Sterling G. Nickerson       Senior Vice President,            4                1.45%
                          General Manager, Assistant
                            Treasurer and Director

Jan Nickerson               Treasurer, Assistant              1<FN4>              *
                           Secretary and Director

Jack E. Boynton            Secretary and Director             0                   0%

Ruvert VanderMeulen      Vice President and Director          2<FN5>              *


Max Roland Nickerson         Vice President and               6<FN6>           2.18%
                                  Director

Richard E. Weidner                Director                    1                   *

Eric Molvang                      Director                    0                   0%

John Nickerson                    Director                    0                   0%

Kathleen Firestone                Director                    0                   0%

All of the directors and
executive officers as a
group (11 persons)                  --                      223               81.09%

    ____________________
          *    less than 1%

      <FN1>    Sterling G. Nickerson, John Nickerson and Kathleen Firestone
               are  siblings  and  are  the nephews and niece of Max Roland
               Nickerson;  Jan Nickerson is  the  daughter  of  Max  Roland
               Nickerson.
      <FN2>    As indicated  above,  Harry Calcutt and Northwestern Savings
               Bank & Trust are co-trustees  of  the  Trust,  and  in  such capacity  are  the  record holders of 210 shares of Kingsley
               Stock and, subject to certain limitations in the Trust, have voting  power and investment  power  with  respect  to  such
               Kingsley  Stock.  The address of Mr. Calcutt is 109 E. Front
               Street, Traverse  City,  Michigan   49684 and the address of
               Northwestern Savings Bank & Trust is  P.O. Box 809, Traverse
               City, Michigan  49684.
      <FN3>    Mr. Calcutt currently serves as Kingsley's  President and as a  director;  David A. Eckenrode, Vice President  and  Trust
               Officer of Northwestern  Savings  Bank  &  Trust,  currently serves as a director of Kingsley.
      <FN4>    Owned jointly with Max Roland Nickerson.
      <FN5>    The  Principal  Shareholders  have an option to acquire  one share of Kingsley Stock from Mr. VanderMeulen for $50.00.
      <FN6>    Includes one share owned jointly with Jan Nickerson.

          Dividends on and Market Prices of Kingsley Stock

               No established trading market exists with respect to shares of Kingsley Stock. As of the Record Date, there were 29 holders of record of Kingsley Stock.

               Kingsley declared and paid per share cash dividends with respect to the Kingsley Stock of $30.00 in March 1991, $50,00 in January 1993, and $21.00 in May 1993. Kingsley also declared per share cash dividends with respect to the Kingsley Stock of $30.00 in March 1992, which were paid in May 1992.


                  KINGSLEY'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

               This discussion and analysis of Kingsley's financial condition and results of operations should be read in conjunction with the financial statements of Kingsley included elsewhere herein.

          Background

               As shown in the table below, Kingsley derives its revenues from providing (i) local telephone service, (ii) network access services, and (iii) other related services. Local service revenues are derived from providing regulated local exchange telephone services in Kingsley's franchised service area. Network access revenues relate to services provided by Kingsley to interexchange carriers (which provide intrastate and interstate long distance services) in connection with the completion of long distance telephone calls. Interstate network access revenues are received by Kingsley through a pooling arrangement administered by NECA, which receives access charges billed by Kingsley and other participating local exchange carriers to interstate long distance carriers for their use of the local network to complete long distance calls. The charges to the long distance carriers are based on tariffed access rates that are filed by NECA on behalf of Kingsley and other participating local exchange carriers and that are subject to FCC approval. Kingsley derives intrastate network access revenues through a pooling arrangement administered by the Michigan Exchange Carrier Association ("MECA"). Kingsley's other revenues primarily consist of billing and collection services for interexchange carriers and directory revenues.

                               Year Ended December 31,    Nine Months Ended September 30,
                             ___________________________  _______________________________
Revenues                          1992          1992             1993         1993
                                  ____          ____             ____         ____

  Local service              $   313,869     $  317,536       $  237,864   $  249,041
  Network access                 743,603        900,064          629,267      805,238
  Other                          102,996        120,350           90,085      115,316
                               _________      _________        _________    _________
                               1,160,468      1,337,950          957,216    1,169,595
                               _________      _________        _________    _________
Expenses
  Plant operations               251,124        287,607          221,794      194,245
  Customer operations            160,283        210,285          156,128      151,876
  Corporate operations           457,417        337,747          229,631      269,403
  Depreciation and
   amortization                  223,459        243,118          185,042      186,757
                               _________      _________        _________    _________

                               1,092,283      1,078,757          792,595      802,281
                               _________      _________        _________    _________
Operating income                  68,185        259,193          164,621      367,314
Interest expense                 (98,802)      (188,368)        (140,354)    (143,424)
Income (loss) from Partnership       -0-        (65,880)         (91,729)      34,000
Other income                      35,279          6,250            4,456        3,383
Income tax (expense) benefit      52,456          6,027            4,959      (64,632)
Income (loss) before cumulative
 effect of change in accounting
 principle                        57,118         17,222          (58,047)     196,641
Cumulative effect of change in
 accounting principle                 --         46,731           46,731           --
                               _________      _________        _________    _________

Net income (loss)               $ 57,118       $ 63,953         $(11,316)    $196,641
                               =========      =========        =========    =========


          Year  Ended December 31, 1992 Compared to Year Ended December 31,
          1991

               Results of Operations. Income before the cumulative effect of a change in accounting principle during 1992 decreased $40,000 to $17,000 from $57,000 in 1991. An increase in operating income of $191,000 was more than offset by an increase in interest expense of $90,000, Kingsley's share ($66,000) of losses of the Partnership, and a decrease of $46,000 of income tax benefit.

               Net income for the year ended December 31, 1992 includes approximately $47,000 that represents the cumulative effect of a change in accounting principle related to the adoption of Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." SFAS 109 required a change from the deferred accounting method required under Accounting Principles Board Opinion No. 11 to an asset and liability approach for financial accounting and reporting for income taxes.

               Revenues and Operating Expenses. Revenues increased approximately $177,000 in 1992 compared to 1991. Network access revenues increased approximately $156,000 in 1992 compared to 1991 due primarily to increased minutes of use resulting in larger settlements from both the interstate and intrastate access pools.

               Plant operations expenses, customer operations expenses and corporate operations expenses increased primarily as a result of normal increases in salaries and wages and other general operating items. Such increase in corporate operations expenses was more than offset by a reduction in expenses as a result of the discontinuance of operations in November 1991 of a wholly-owned subsidiary of Kingsley.

               Depreciation and amortization increased approximately $20,000 in 1992 primarily due to higher levels of plant in service. This increase was partially offset by a reduction in depreciation adjustments ordered by the MPSC.

               Interest Expense. Interest expense increased approximately $90,000 for 1992 compared to 1991 primarily as a result of an increase in average debt outstanding.

               Loss From Cellular Partnership. Kingsley recorded a $66,000 loss in 1992 which represented its share of losses from the Partnership since the Partnership's inception in September 1990. See "Information About Kingsley - Description of Kingsley's Business -- Cellular Partnership Investment."

               Income Tax (Expense) Benefit. Income tax benefit decreased approximately $46,000 in 1992 compared to 1991 primarily due to a reduction in amortization of deferred investment tax credits and the adjustment, in each year, of prior year tax accruals.

               Inflation. The effects of increased costs are mitigated by the ability to recover such costs through the rate-making process. While the regulatory process does not consider replacement cost of physical plant, Kingsley, based upon past experience, should be able to recover and earn a return on any increased cost of its net investment when facilities are replaced.

               Liquidity  and  Capital  Resources.  During 1992  and  1991,
          Kingsley's primary sources of funds were cash provided by operating activities and proceeds from the issuance of debt.

               Net cash provided by operating  activities for 1992 and 1991
          was   $359,000  and  $157,000,  respectively.    For   additional
          information, see "-- Results of Operations."

               Net cash used in investing activities was $1,096,000 during 1992 as compared to $1,987,000 during 1991. Payments for property, plant and equipment were $641,000 less in 1992 compared to 1991 primarily due to the substantial completion in 1991 of a construction project that involved the replacement and updating of switching equipment.

               Kingsley invested $260,000 in the Partnership in 1991, which excludes the portion of capital calls funded by CCI. During 1991 and 1992 Kingsley incurred debt of $175,124 and $64,454, respectively, to meet its capital calls to the Partnership. See "Information About Kingsley - Description of Kingsley's Business -- Cellular Partnership Investment" and Notes 2 and 9 to Kingsley's Notes to Financial Statements.

               Net cash provided by financing activities was $711,000 during 1992 as compared to $1,409,000 during 1991 due primarily to lower amounts of debt incurred related to plant construction. Substantially all of the plant construction has been completed and Kingsley's management does not currently envision significant additional borrowing requirements for construction.

               During a construction project in 1991, a contractor hired by Kingsley ruptured an oil pipeline causing significant damage to both the pipeline and the surrounding area. Although Kingsley's management, after consulting with outside counsel, believes Kingsley is not liable for this accident, the Michigan Department of Natural Resources named Kingsley as a potential responsible party. The pipeline owner has also initiated litigation against Kingsley and its insurer, among others, to recover the cleanup costs that the pipeline owner incurred, which are estimated to be in excess of $300,000. Kingsley's insurer is providing Kingsley's legal representation in this matter. No provision for any potential liability has been made in Kingsley's financial statements.

               Accounting Changes. In December 1990, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 106 ("SFAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions." SFAS 106 requires, among other things, that Kingsley change from accounting for postretirement health care and life insurance benefits on a pay-as-you-go basis by requiring accrual, during the years that an employee renders the necessary service, of the expected costs of providing those benefits. Kingsley adopted the statement in the first quarter of 1993, the effect of which was not material to its financial statements.

               In November 1992, the FASB issued Statement of Financial Accounting Standards No. 112 ("SFAS 112"), "Employers' Accounting for Postemployment Benefits." SFAS 112 requires Kingsley to adopt accrual accounting for workers compensation, disability and other benefits provided after employment but before retirement by requiring accrual of the expected cost when it is probable that a benefit obligation has been incurred and the amount is reasonably estimable. SFAS 112 is required to be adopted for fiscal years beginning after December 15, 1993. Kingsley has not quantified the impact of the adoption of SFAS 112 at this time.

          Nine Months Ended September 30, 1993 Compared to Nine Months Ended September 30, 1992

               Results of Operations. Income before the cumulative effect of change in accounting principle for the nine months ended September 30, 1993 was $197,000 compared to a loss of $58,000 during the nine months ended September 30, 1992. The improvement of $255,000 was primarily due to an increase in operating income of $203,000 and an improvement of $125,000 in Kingsley's share of the results of operations of the Partnership.

               Revenues and Operating Expenses. Network access revenues increased approximately $176,000 for the nine months ended September 30, 1993 compared to the nine months ended September 30, 1992 due primarily to increased minutes of use and changes in the average schedule formulas, both of which resulted in larger settlements from both the interstate and intrastate access pools.

               Operating expenses, exclusive of depreciation and amortization, increased approximately $8,000 for the nine months ended September 30, 1993 compared to the nine months ended September 30, 1992 primarily as a result of an increase in salaries and wages and other general operating items.

               Depreciation and amortization increased approximately $2,000 as a result of higher levels of plant in service.

               Income (Loss) From Cellular Partnership. Kingsley's share of income from the Partnership was $34,000 for the nine months ended September 30, 1993 as compared to a loss of $92,000 during the nine months ended September 30, 1992. The loss recorded during 1992 included approximately $64,000 relating to the period from the Partnership's inception in 1990 through December 1991.

               Income Tax (Expense) Benefit. Income tax expense for the nine months ended September 30, 1993 was $65,000 as compared to a $5,000 income tax benefit for the nine months ended September 30, 1992. This change was primarily due to an increase in income before taxes.

               Liquidity and Capital Resources. During the nine months ended September 30, 1993 and 1992, Kingsley's primary sources of funds were cash provided by operating activities and proceeds from the issuance of debt.

               Net cash provided by operating activities was $343,000 and $250,000 during the nine months ended September 30, 1993 and 1992, respectively. For additional information, see "Results of Operations."

               Net cash used in investing activities was $227,000 and $1,029,000 for the nine months ended September 30, 1993 and 1992, respectively, all of which related to payments for property, plant and equipment.

               Net cash provided by financing activities was $156,000 and $731,000 during the nine months ended September 30, 1993 and 1992, respectively. Substantially all of the change was due to a decrease of $522,000 in long-term borrowings related to plant construction projects. Kingsley does not currently envision significant additional borrowing requirements for construction.

               Accounting  Changes.   See  "-  Year Ended December 31, 1992
          Compared to Year Ended December 31, 1991 -- Accounting Changes."


           UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION



               The following unaudited pro forma consolidated condensed financial information (the "pro forma information") separately reflects the effects under the purchase method of accounting of
          (i) the Merger and (ii) Century's proposed acquisition of Celutel, Inc. that Century anticipates consummating in early 1994 (such company and such acquisition being hereinafter referred to as the "Proposed Acquiree" and the "Proposed Acquisition," respectively) and Century's acquisition during 1992 and 1993 of certain other companies (all such companies and acquisitions, including the Proposed Acquiree and the Proposed Acquisition, being hereinafter referred to collectively as "Other Acquirees" and "Other Acquisitions," respectively). Pro forma adjustments applicable to the Merger, and the assumptions on which they are based, are described under "- Notes to Unaudited Pro Forma Consolidated Condensed Financial Information."

               The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if such transactions had been consummated in accordance with the assumptions set forth below, nor is it necessarily indicative of future operating results or financial position. The pro forma information is prepared on the assumptions that the Merger and the Other Acquisitions took place as of the dates indicated below; however, Century's actual financial statements reflect or will ultimately reflect each such respective acquisition from and after its respective closing date.

               The pro forma information should be read in conjunction with the consolidated financial statements and notes thereto of Century, which are incorporated herein by reference, and the financial statements and notes thereto of Kingsley, which are included elsewhere herein.



     Pro Forma Balance Sheet as of September 30, 1993 (unaudited; in thousands)

          The following unaudited pro forma consolidated condensed balance sheet as of September 30, 1993 gives effect to the Merger and the Proposed Acquisition as if such transactions had occurred on September 30, 1993.


                                                           Pro         Pro
                                                          Forma       Forma                  Pro
                                                          Adjust-     Conso-                Forma         Pro
                                                          ments-      lidated               Adjust-      Forma
                                             Proposed    Proposed     Before                 ments-      Conso-
                                Century      Acquiree    Acquiree     Merger     Kingsley   Kingsely    lidated
                                _______      ________    ________     _______    ________   ________    _______

ASSETS                                       (Note 6)    (Note 11)               (Note 7)
______
CURRENT ASSETS
  Cash and cash
   equivalents                  $  31,975   $   1,196    $      0   $   33,171   $   460    $     0     $   33,631
  Accounts receivable              54,946       4,417           0       59,363       223       (240)        59,346
  Materials & supplies, at cost     5,846         530           0        6,376        61          0          6,437
  Other                             3,690         199           0        3,889        37          0          3,926
                                 ________    ________     _______    _________    ______     ______      _________
                                   96,457       6,342           0      102,799       781       (240)       103,340
                                 ________    ________     _______    _________    ______     ______      _________

NET PROPERTY, PLANT & EQUIPMENT   794,099      13,764           0      807,863     4,359          0        812,222
                                 ________    ________     _______    _________    ______     ______      _________

INVESTMENTS AND OTHER ASSETS
  Excess cost of net assets
   acquired                       296,019      22,176     110,959      429,154         0      3,238        432,392
  Other investments                92,640           0           0       92,640       549          0         93,189
  Deferred charges and other
   assets                          21,020       1,667        (929)      21,758        56          0         21,814
                                 ________    ________     _______    _________    ______     ______      _________

                                  409,679      23,843     110,030      543,552       605      3,238        547,395
                                 ________    ________     _______    _________    ______     ______      _________

TOTAL ASSETS                   $1,300,235   $  43,949   $ 110,030   $1,454,214   $ 5,745    $ 2,998     $1,462,957
                                =========    ========     =======    =========    ======     ======      =========
LIABILITIES AND EQUITY
______________________
CURRENT LIABILITIES

  Current maturities of
   long-term debt              $   15,529   $      12   $   3,392   $   18,933   $   227    $     0     $   19,160
  Notes payable                    65,000           0           0       65,000         0          0         65,000
  Accounts payable                 53,664       1,433           0       55,097       225          0         55,322
  Accrued expenses and other
   liabilites                      47,350       2,431           0       49,781        41          0         49,822
  Advance billings and
   customer deposits                9,434           0           0        9,434        16          0          9,450
                                 ________    ________     _______    _________    ______     ______      _________

                                  190,977       3,876       3,392      198,245       509          0        198,754
                                 ________    ________     _______    _________    ______     ______      _________

LONG-TERM DEBT                    462,479      41,264      52,558      556,301     4,039       (240)       560,100
                                 ________    ________     _______    _________    ______     ______      _________


DEFERRED CREDITS AND OTHER
 LIABILITIES                      149,140       5,435           0      154,575       185          0        154,760
                                 ________    ________     _______    _________    ______     ______      _________

PREFERRED STOCK - redeemable            0      38,425     (38,425)           0         0          0              0
                                 ________    ________     _______    _________    ______     ______      _________

STOCKHOLDERS' EQUITY
 Common stock                      51,262         703       1,195       53,160         3         92         53,255
 Paid in capital                  261,868           0      45,556      307,424         0      2,280        309,704
 Retained earnings                193,775     (45,754)     45,754      193,775     1,009     (1,009)       193,775
 Employee Stock Ownership Plan
  commitment                       (9,720)          0           0       (9,720)        0          0         (9,720)
 Preferred stock - non-redeemable     454           0           0          454         0      1,875          2,329
                                 ________    ________     _______    _________    ______     ______      _________

                                  497,639     (45,051)     92,505      545,093     1,012      3,238        549,343
                                 ________    ________     _______    _________    ______     ______      _________

TOTAL LIABILITIES AND EQUITY   $1,300,235  $   43,949  $  110,030   $1,454,214   $ 5,745   $  2,998     $1,462,957
                                =========    ========     =======    =========    ======     ======      =========



          See "- Notes to Unaudited Pro Forma Consolidated Condensed Financial Information."

          Pro Forma Income Statement for the Nine-Month Period Ended September 30, 1993 (unaudited; in thousands, except per share amounts)

               The following unaudited pro forma consolidated condensed income statement for the nine-month period ended September 30, 1993 gives effect to the Merger and the Other Acquisitions as if each such transaction had occurred on January 1, 1992.


                                                                Pro        Pro
                                                               Forma      Forma                        Pro
                                                               Adjust-    Conso-                      Forma       Pro
                                                               ments-     lidated                    Adjust-     Forma
                                                  Other        Other      Before                      ments-     Conso-
                                   Century      Acquirees    Acquirees    Merger       Kingsley      Kingsley    lidated
                                   _______      _________    _________    _______      ________      ________    _______
REVENUES                                        (Note 6)     (Note 12)                               (Note 8)
  Telephone                       $255,918      $  5,221       $    0     $261,139     $  1,170      $    0     $262,309

  Mobile Communications             61,010        21,173            0       82,183            0           0       82,183
                                   _______       _______        _____      _______      _______       _____      _______
    Total revenues                 316,928        26,394            0      343,322        1,170           0      344,492
                                   _______       _______        _____      _______      _______       _____      _______
EXPENSES

  Cost of Sales and operating
    expenses                       167,288        20,787            0      188,075          616           0      188,691
  Depreciation and amortization     56,553         2,893        1,945       61,391          187          65       61,643
                                   _______       _______        _____      _______      _______       _____      _______
    Total expenses                 223,841        23,680        1,945      249,466          803          65      250,334
                                   _______       _______        _____      _______      _______       _____      _______
OPERATING INCOME                    93,087         2,714       (1,945)      93,856          367         (65)      94,158
                                   _______       _______        _____      _______      _______       _____      _______
OTHER INCOME (EXPENSE)
  Interest expense                 (22,186)       (2,512)      (3,255)     (27,953)        (143)          0      (28,096)
  Gain on sales of sales assets      1,661            (1)           0        1,660            0           0        1,660
  Other income, net                  7,283           (72)         (30)       7,181           38           0        7,219
                                   _______       _______        _____      _______      _______       _____      _______
    Total other income (expense)   (13,242)       (2,585)      (3,285)     (19,112)        (105)          0      (19,217)
                                   _______       _______        _____      _______      _______       _____      _______
INCOME BEFORE INCOME TAXES          79,845           129       (5,230)      74,744          262         (65)      74,941
INCOME TAXES                        29,992           397       (1,140)      29,249           65           0       29,314
                                   _______       _______        _____      _______      _______       _____      _______
NET INCOME (LOSS)                 $ 49,853      $   (268)    $ (4,090)    $ 45,495     $    197    $    (65)   $  45,627
                                   =======       =======       ======      =======      =======       =====      =======
PRIMARY EARNINGS PER SHARE        $   0.98                                $   0.85                             $    0.85
                                   =======                                 =======                               =======

FULLY DILUTED EARNINGS PER SHARE  $   0.96                                $   0.84                             $    0.84
                                   =======                                 =======                               =======


WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING:
  PRIMARY                           51,003                                  53,618                                53,713
                                   =======                                 =======                               =======

  FULLY DILUTED                     55,703                                  58,318                                58,487
                                   =======                                 =======                               =======



        See " - Notes to Unaudited Pro Forma Consolidated Condensed Financial Information."

          Pro Forma Income Statement for the Year Ended December 31, 1992 (unaudited; in thousands, except per share amounts)

               The following unaudited pro forma consolidated condensed income statement for the year ended December 31, 1992 gives effect to the Merger and the Other Acquisitions as if each such transaction had occurred on January 1, 1992.



                                                                  Pro            Pro
                                                                 Forma          Forma                          Pro
                                                                 Adjust-        Conso-                        Forma        Pro
                                                                 ments-         lidated                      Adjust-      Forma
                                                   Ohter          Other         Before                        ments-      Conso-
                                 Century         Acquirees      Acquirees       Merger         Kingsley      Kingsley     lidated
                                 _______         _________      _________       _______        ________      ________     _______

REVENUES                                         (Note 6)       (Note 13)                                    (Note 9)
  Telephone                     $  297,510       $  32,294      $      0      $  329,804     $   1,338     $      0      $331,142
  Mobile Communications             62,092          22,261             0          84,353             0            0        84,353
                                   _______          ______       _______        ________       _______       ______       _______
    Total revenues                 359,602          54,555             0         414,157         1,338            0       415,495
                                   _______          ______       _______        ________       _______       ______       _______

EXPENSES
  Cost of sales and operating
   expenses                        187,076          42,913             0         229,989           836            0       230,825
  Depreciation and amortization     62,898           7,028         4,752          74,678           243           87        75,008
                                   _______          ______       _______        ________       _______       ______       _______

    Total expenses                 249,974          49,941         4,752         304,667         1,079           87       305,833
                                   _______          ______       _______        ________       _______       ______       _______

OPERATING INCOME                   109,628           4,614        (4,752)        109,490           259          (87)      109,662
                                   _______          ______       _______        ________       _______       ______       _______

OTHER INCOME (EXPENSE)
  Interest expense                 (27,166)         (5,248)       (7,650)        (40,064)         (188)           0       (40,252)
  Gain on sales of assets            3,985              54             0           4,039             0            0         4,039
  Other income, net                  6,125           1,767          (120)          7,772           (60)           0         7,712
                                   _______          ______       _______        ________       _______       ______       _______

    Total other income (expense)   (17,056)         (3,427)       (7,770)        (28,253)         (248)           0       (28,501)
                                   _______          ______       _______        ________       _______       ______       _______

INCOME BEFORE INCOME TAXES
 AND CUMULATIVE EFFECT OF
 CHANGES IN ACCOUNTING PRINCIPLES   92,572           1,187       (12,522)         81,237            11          (87)       81,161
INCOME TAXES                        32,599           2,646        (2,600)         32,645            (6)           0        32,639
                                   _______          ______       _______        ________       _______       ______       _______

NCOME (LOSS) BEFORE CUMULATIVE
 EFFECT OF CHANGES IN ACCOUNTING
 PRINCIPLES                      $  59,973       $  (1,459)    $  (9,922)      $  48,592       $    17      $   (87)    $  48,522
                                   =======          ======       =======        ========       =======       ======       =======
PRIMARY EARNINGS PER SHARE BEFORE
 CUMULATIVE EFFECT OF CHANGES IN
 ACCOUNTING PRINCIPLES           $    1.23                                     $    0.91                                $    0.91
                                   =======                                      ========                                  =======

FULLY DILUTED EARNINGS PER
 SHARE BEFORE CUMULATIVE EFFECT
 OF CHANGE IN ACCOUNTING
 PRINCIPLES                      $    1.22                                     $    0.91                                $    0.91
                                   =======                                      ========                                  =======

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
   PRIMARY                          48,500                                        53,175                                   53,270
                                   =======                                      ========                                  =======

   FULLY DILUTED                    52,814                                        53,327                                   53,496
                                   =======                                      ========                                  =======



          See - "Notes to Unaudited Pro Forma Consolidated Condensed Financial Information."

          Notes to Unaudited Pro Forma Consolidated Condensed Financial Information

          (1)  Basis of Presentation.   Certain reclassifications have been
               made to the historical financial information to conform to the presentation of the pro forma information.

          (2) Purchase Price. The pro forma information has been prepared assuming a $4,250,000 purchase price which is comprised of the following:

                    75,000 shares of Century's 5% Cumulative
                    Convertible Series K Preferred
                    Stock, $25 par value                         $1,875,000

                    95,000 shares of Century Common Stock,
                    valued at $25 per share                       2,375,000
                                                                  _________
                                                                 $4,250,000
                                                                  =========

          (3) Tax effects. The Merger is expected to qualify as a "tax-free reorganization" for federal income tax purposes. See
               "Merger   Agreement   -   Certain    Federal    Income   Tax
               Consequences."

          (4) Operations. In connection with integrating Kingsley's operations with its operations, Century does not anticipate incurring any material expenses or realizing any material savings in the near term, and no provision has been made in the pro forma information for such expenses or savings.

          (5) Other Transactions. The pro forma adjustments do not reflect the effects of Century's dispositions of certain properties during 1992 and 1993, nor do they reflect the effect of Century's acquisition of a start-up company in the third quarter of 1993, the aggregate effect of which is not material to Century's ongoing operations.

          (6) Other Acquisitions. For purposes of the pro forma information, the Other Acquisitions include, in addition to the Proposed Acquisition, the April 1992 acquisition of a local exchange telephone company in Ohio, the December 1992 acquisition of an MSA wireline cellular market in Louisiana and the April 1993 acquisition, through mergers, of a local exchange telephone company and an affiliated telecommunications company in Texas. In the unaudited pro forma consolidated condensed income statements, the operations of the Other Acquirees subsequent to the date of the acquisition of each respective Other Acquiree are included in the amounts reflected as Century historical financial information. The operations of each respective Other Acquiree prior to its respective acquisition date during the nine-month period ended September 30, 1993 and the year ended December 31, 1992, as applicable, are reflected in the pro forma income statements as Other Acquiree financial information. The pro forma adjustments applicable to the Other Acquirees primarily relate to amortization of excess cost of net assets acquired and interest expense on debt associated with the Other Acquisitions and the related tax impact.

          (7) September 30, 1993 Balance Sheet Pro Forma Adjustments - Kingsley. Set forth below are the pro forma adjustments applicable to the Merger for the unaudited pro forma consolidated condensed balance sheet as of September 30, 1993:


                                                                                            Pre-
                                                                                           ferred
                                                   Long-             Paid                  Stock-
                              Excess    Accounts   term   Common      in      Retained      Non-
                               Cost    Receivable  Debt    Stock    Capital   Earnings   redeemable
                              ______   __________  _____  _______   _______   ________   __________
                                                    (All amount in thousands)

Eliminate intercompany
 indebtednesss                           $(240)   $(240)

Purchase Kingsley:

 Deliver Consideration          $3,238                        $95    $2,280             $1,875

 Eliminate Kingsley
  Equity                                                       (3)             (1,009)
                                ______   _____   ______    ______     ______   ______    ______
                                $3,238   $(240)   $(240)      $92     $2,280  $(1,009)   $1,875
                                ======   =====   ======    ======     ======   ======    ======



          (8) September 30, 1993 Income Statement Pro Forma Adjustments - Kingsley. Set forth below is the pro forma adjustment applicable to the Merger for the unaudited pro forma consolidated condensed statement of income for the nine-month period ended September 30, 1993:



                                                         Depreciation
                                                       and Amortization
                                                       ________________
                                                        (In thousands)

  Amortization of excess cost of net assets acquired
   (Assuming a 40-year amortization period)                  $65
                                                             ===

          (9) December 31, 1992 Income Statement Pro Forma Adjustments - Kingsley. Set forth below is the pro forma adjustment applicable to the Merger for the unaudited pro forma consolidated condensed statement of income for the year ended December 31, 1992:



                                                         Depreciation
                                                       and Amortization
                                                       ________________
                                                        (In thousands)

  Amortization of excess cost of net assets acquired
   (Assuming a 40-year amortization period)                  $87
                                                             ===

          (10) Earnings per share. The fully diluted earnings per share before the cumulative effect of changes in accounting principles and fully diluted weighted average common shares outstanding for both the pro forma consolidated before Merger and the pro forma consolidated on the unaudited pro forma consolidated condensed statement of income for the year ended December 31, 1992 do not reflect the conversion of certain securities because the effect of such conversion would be antidilutive.

          (11) September 30, 1993 Balance Sheet Pro Forma Adjustments - Proposed Acquiree. The $110,959,000 increase in excess cost of net assets acquired is primarily composed of approximately $133,100,000 of excess cost expected to be incurred in connection with the acquisition of the Proposed Acquiree, net of approximately $22,200,000 of excess cost of net assets acquired which is currently reflected as an asset on the financial statements of the Proposed Acquiree. The purchase price has been assumed to be $98,704,000, of which $51,250,000 will be paid in cash and the remainder in Century Common Stock (approximately 1,898,000 shares at an assumed price of $25.00 per share).

               The increase of $52,558,000 in long-term debt is composed of borrowings of approximately $93,822,000 less the retirement of the long-term debt of the Proposed Acquiree of $41,264,000. Century intends to fund the cash portion of the Proposed Acquisition from proceeds to be received from the issuance of long-term debt. Although Century is currently reviewing several financing alternatives and has made no final determination as to which alternative to pursue, the assumption has been made that Century will obtain long-term financing at an assumed interest rate of 6.5%.

               Of  the $1,195,000 net change in  common  stock,  $1,898,000 represents the issuance of 1,898,000 shares of Century Common Stock, the issuance of which would, based on various assumptions, increase paid in capital $45,556,000. The redeemable preferred stock of the Proposed Acquiree was assumed to be converted to common stock of the Proposed Acquiree. Such conversion increases common stock and paid in capital of the Proposed Acquiree which then are eliminated as a result of the acquisition, along with the accumulated deficit of the Proposed Acquiree.

          (12) September 30, 1993 Income Statement Pro Forma Adjustments - Other Acquirees. Of the $1,945,000 increase in depreciation and amortization and the $3,255,000 increase in interest expense, approximately $1,444,000 and $2,728,000, respectively, represents amortization of excess cost of net assets acquired and interest expense, both of which are applicable to the acquisition of the Proposed Acquiree, and the remainder is applicable to the acquisition of the two companies in Texas in April 1993 (see note 6). The pro forma income tax adjustment reflects the tax benefit of the interest expense. Of the $.12 decrease in fully diluted earnings per share, $.11 was attributable to the Proposed Acquisition. Of the 2,615,000 increase in the weighted average common shares outstanding, 1,898,000 shares were applicable to the acquisition of the Proposed Acquiree and the remainder was applicable to the acquisition of the local exchange telephone company in Texas in April 1993. A 1/8 percent change in the assumed interest rate applicable to the borrowings expected to be incurred in connection with the Proposed Acquisition would have changed net income by approximately $34,000.

          (13) December 31, 1992 Income Statement Pro Forma Adjustments - Other Acquirees. Of the $4,752,000 increase in depreciation and amortization and the $7,650,000 increase in interest expense, approximately $1,925,000 and $3,637,000, respectively, represents amortization of excess cost of net assets acquired and interest expense, both of which are applicable to the acquisition of the Proposed Acquiree, and the remainder is applicable to the acquisitions of the Other Acquirees other than the Proposed Acquiree (see note 6). The pro forma income tax adjustment reflects the tax benefit of the interest expense. Of the $.31 decrease in fully diluted earnings per share, $.21 was attributable to the Proposed Acquisition. Of the 4,675,000 increase in the weighted average common shares outstanding for the calculation of primary earnings per share, 1,898,000 shares were applicable to the acquisition of the Proposed Acquiree and the remainder was applicable to the acquisition of certain of the Other Acquirees. For purposes of calculating the weighted average common shares outstanding for fully diluted earnings per share, the increase of 4,675,000 mentioned above was substantially offset by incremental common shares attributable to certain convertible securities which under generally accepted accounting principles must be excluded from the calculation because the effect of including such incremental shares would be antidilutive. A 1/8 percent change in the assumed interest rate applicable to the borrowings expected to be incurred in connection with the Proposed Acquisition would have changed net income by approximately $46,000.

          (14) Additional Pro Forma Information. The unaudited pro forma consolidated condensed financial information has been prepared assuming an average Century Common Stock price per share of $25. Although the number of shares of Century Common Stock to be issued will depend on the average price per share, the effect on pro forma earnings per share within a range of $20 to $40 would not be material.



                              INFORMATION ABOUT CENTURY

          General

               Century is a regional diversified telecommunications company that is primarily engaged in providing local telephone and cellular mobile telephone services largely in the central, north-south corridor of the United States. While regulated telephone operations constitute the preponderant part of its business, Century's mobile communications subsidiaries provide cellular mobile telephone and paging services.

               Century is the fifteenth largest local exchange telephone company in the United States, based on the number of access lines served. At September 30, 1993, 90% of Century's access lines were serviced by digital switching technology, which permits Century to offer additional services to its customers.

               Century is the fifteenth largest operator of cellular telephone systems in the United States, based on "population equivalents" (which refers to the population of its respective markets, based on the 1992 Donnelly Marketing Information Services estimates, multiplied by the percentage interest that it owns in an entity licensed to operate a cellular system in each such respective market). Century's business strategy for its cellular operations is to secure operating control of service areas that are geographically clustered. Clustered cellular systems result in operating and service advantages and aid Century's marketing efforts by providing subscribers with expanded calling areas.

               Century's general strategy has been to provide diversified telecommunications services and to achieve growth principally
          through   the   acquisition   of  attractive   telecommunications
          companies.  Century is continually  evaluating the possibility of
          acquiring  additional  telephone  access   lines   and   cellular
          interests, either in exchange for cash or securities of Century, or both. Although Century's primary focus will be on acquiring telephone and cellular interests that are proximate to Century's properties, other communications interests may also be acquired.

               Century's executive offices are located at 100 Century Park Drive, Monroe, Louisiana, 71203, and its telephone number is
          (318) 388-9500. For further information, see "Incorporation of Certain Documents by Reference."

          Recent Developments

               On October 8, 1993, Century entered into a definitive merger agreement with Celutel, Inc. ("Celutel"), pursuant to which Century has agreed to acquire all of the capital stock of Celutel pursuant to a statutory merger (the "Celutel Merger"). Consummation of the Celutel Merger is subject to the approval of Celutel's stockholders, the absence of any material adverse changes in Century or any of Celutel's cellular subsidiaries, and the fulfillment of other closing conditions specified in the definitive agreement.

               The  aggregate merger consideration to be paid by Century to
          Celutel's stockholders will be dependent upon Century's stock trading price and Celutel's long-term indebtedness and working capital on the date the Celutel Merger is consummated, and, accordingly, cannot be definitively calculated until immediately prior to such date. Based upon certain assumptions (including assumptions regarding Century's stock trading price and the accuracy of certain estimates of Celutel's management regarding Celutel's long-term debt and working capital), the aggregate merger consideration is expected to consist of approximately 1.9 million shares of Century Common Stock and approximately $51 million cash. The actual number of shares of Century Common Stock issuable at the closing will be determined by dividing 50% of the amount used in calculating the aggregate merger consideration by the average per share closing price of such stock for a 10-day period prior to closing, subject to a ceiling price of $33 per share (which, based on the anticipated consideration described above, fixes the minimum number of shares of Century Common Stock at 1,555,000) and a floor price of $27 per share (which, based on the anticipated consideration described above, fixes the maximum number of shares of Century Common Stock at 1,900,000). At this time, Century expects to fund the cash portion of the Celutel merger consideration from proceeds to be received from the issuance of long-term debt, the terms and conditions of which have not yet been determined.

               Celutel is a telecommunications company based in Annapolis, Maryland that provides cellular service in five metropolitan statistical areas in Mississippi and Texas. The areas that Celutel presently serves an area having an aggregate population of approximately 1.4 million and controls approximately 1.1 million pops.

               For further information regarding the Celutel Merger, see "Unaudited Pro Forma Consolidated Condensed Financial Information" and Century's current reports dated October 8, 1993 and January 13, 1994 that are incorporated herein by reference.

          Price Range of Stock

               Century Common Stock is listed on the New York Stock Exchange and is traded under the symbol CTL. The following table sets forth the high and low per share sales prices of Century Common Stock as reported on the New York Stock Exchange composite tape for each of the quarters indicated:

                                           High         Low
                                           ____         ___
          1992:
             First quarter                24-7/8       18-5/8
             Second quarter               25-3/8       18-3/8
             Third quarter                    25       18-5/8
             Fourth quarter               28-7/8       22-7/8

          1993:
             First quarter                33-3/8           26
             Second quarter               33-1/8           28
             Third quarter                31-5/8       27-1/8
             Fourth quarter               30-3/8       23-1/4

          1994:
             First quarter (through
               January 20, 1994)          _______      ______


               On  September  10,  1993,  the  trading  day  preceding  the execution of the Agreement, and on January 20, 1994, the day preceding the date of this Information Statement, the closing per share sales price of Century Common Stock as reported on the New York Stock Exchange composite tape was $29-1/4 and $__________, respectively. As of January 20, 1994, there were approximately __________ shareholders of record of Century Common Stock. No assurance can be given as to the market price of Century Common Stock before, at or after the Effective Date. For a description of certain effects of the Century Common Stock trading below $25 per share, see "Merger Agreement - Conversion of Kingsley Stock."


               No established trading market exists with respect to shares of Century Preferred Stock and there are currently no shares of Century Preferred Stock issued. See "Description of Century Securities."

          Selected Consolidated Operating and Financial Data

               The following table presents certain selected consolidated operating and financial data for Century as of and for each of the years ended in the five-year period ended December 31, 1992 and as of September 30, 1993 and for the nine-month periods ended September 30, 1992 and 1993. The data, except for the selected operating data, for each of the years in the five-year period ended December 31, 1992 are derived from Century's consolidated financial statements, which have been audited by KPMG Peat Marwick, independent certified public accountants. The consolidated financial statements as of December 31, 1991 and 1992 and for each of the years in the three-year period ended December 31, 1992 and the report thereon, are incorporated by reference herein. The unaudited financial information as of September 30, 1993 and for the nine-month periods ended September 30, 1992 and 1993 has not been examined by independent public accountants; however, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the results of operations for the nine-month periods have been included therein. The results of operations for the first nine months of 1993 are not necessarily indicative of the results of operations which might be expected for the entire year.



                                              December 31,                     September 30,
                            _______________________________________________
                             1988       1989     1990      1991      1992          1993
                             ____       ____     ____      ____      ____          ____
Selected Operating Data:
 Telephone access lines     239,207   296,034   304,915   314,819   397,300       432,599
 Cellular units in service -
   majority owned markets    11,140    23,199    35,815    51,083    73,084        96,337





                                                                                  Nine Months
                                                                                     Ended
                                        Year Ended December 31,                  September 30,
                            _______________________________________________      _____________
                              1988      1989     1990      1991      1992        1992     1993
                              ____      ____     ____      ____      ____        ____     ____

                                       (In thousands, except per share amounts)
Selected Income Statement Data:
  Revenues:
    Telephone               $173,470  $190,538  $215,771  $235,796  $297,510  $213,075  $255,918
    Mobile Communications     12,270    24,852    34,594    45,231    62,092    45,324    61,010
                             _______   _______   _______   _______   _______   _______   _______
      Total revenues        $185,740  $215,390  $250,365  $281,027  $359,602  $258,399  $316,928
                             =======   =======   =======   =======   =======   =======   =======
  Operating income (loss):
    Telephone               $ 58,254  $ 61,153  $ 70,654  $ 80,039  $103,672  $ 72,592  $ 83,431
    Mobile Communications    (13,822)  (13,970)   (9,553)   (4,952)    5,956     4,372     9,656
                             _______   _______   _______   _______   _______   _______   _______
      Total operating income  44,432    47,183    61,101    75,087   109,628    76,964    93,087
  Gain on sales of assets      2,550       ---     4,094       ---     3,985     1,055     1,661
  Interest expense           (20,405)  (22,417)  (24,132)  (22,504)  (27,166)  (20,345)  (22,186)
  Other income, net            7,850     8,138     7,431     4,906     6,125     4,472     7,283
                             _______   _______   _______   _______   _______   _______   _______
  Income before income taxes
   and cumulative effect of
   changes in accounting
   principles                 34,427    32,904    48,494    57,489    92,572    62,146    79,845
  Income taxes               (11,063)  (10,740)  (17,396)  (20,070)  (32,599)  (22,250)  (29,992)
                             _______   _______   _______   _______   _______   _______   _______
  Income before cumulative
   effect of changes in
   accounting principles      23,364    22,164    31,098    37,419    59,973    39,896    49,853
  Cumulative effect of
   changes in accounting
   princples                     ---       ---       ---       ---   (15,668)  (15,668)      ---
                             _______   _______   _______   _______   _______   _______   _______
      Net income            $ 23,364  $ 22,164  $ 31,098  $ 37,419  $ 44,305  $ 24,228  $ 49,853
                             =======   =======   =======   =======   =======   =======   =======



  Primary earnings per
   share:
   Primary earnings per
    share before cumulative
    effect of changes in
    accounting principles   $   0.57  $   0.49  $   0.66  $   0.79  $   1.23  $   0.82  $   0.98
   Cumulative effect of
    changes in accounting
    principles                   ---       ---       ---       ---     (0.32)    (0.32)      ---
                             _______   _______   _______   _______   _______   _______   _______
   Primary earnigns per
    share                   $   0.57  $   0.49  $   0.66  $   0.79  $   0.91  $   0.50  $   0.98
                             =======   =======   =======   =======   =======   =======   =======
  Fully diluted earnings
   per share:
   Fully diluted earnings
    per shares before
    cumulative effect of
    changes in accounting
    principles              $   0.57  $   0.49  $   0.66  $   0.79  $   1.22  $   0.82  $   0.98
   Cumulative effect of
    changes in accounting
    principles                   ---       ---       ---       ---     (0.30)    (0.30)      ---
                             _______   _______   _______   _______   _______   _______   _______
   Fully diluted earnings
    per share               $   0.57  $   0.49  $   0.66  $   0.79  $   0.92  $   0.52  $   0.96
                             =======   =======   =======   =======   =======   =======   =======
   Dividends per common
    share                   $   .264  $   .272  $   .280  $   .287  $   .293  $   .220  $   .233
                             =======   =======   =======   =======   =======   =======   =======
   Common shares for
    computing primary
    earnings per share        40,532    44,400    46,809    47,305    48,500    48,370    51,003
                             =======   =======   =======   =======   =======   =======   =======
   Common shares for
    computing fully diluted
    earnigns per share        40,739    44,540    46,944    47,432    52,814    52,527    55,703
                             =======   =======   =======   =======   =======   =======   =======
   Ratio of earnings to
    combined fixed charges
    and preferred stock
    dividends                   2.66      2.45      3.00      3.55      4.40      4.05      4.59
                             =======   =======   =======   =======   =======   =======   =======



                                                      December 31,                   September 30,
                               ____________________________________________________
                                 1988       1989      1990       1991        1992        1993
                                 ____       ____      ____       ____        ____        ____
                                                     (In thousands)
Selected Balance Sheet Data:

  Net property, plant and
   equipment                   $400,807   $474,158   $490,957   $534,998   $675,878    $794,099
  Excess cost of net assets
   acquired, net                 32,198    109,197    110,013    114,258    217,688     296,019
  Total assets                  497,768    691,569    706,411    764,539  1,040,487   1,300,235
  Long-term debt                180,096    257,708    230,715    254,753    391,944     462,479
  Stockholders' equity          152,889    256,530    280,915    319,977    385,449     497,639


                          DESCRIPTION OF CENTURY SECURITIES

               Century's authorized capital stock consists of 100,000,000 shares of common stock, of which 51,261,965 shares were outstanding as of September 30, 1993, and 2,000,000 shares of preferred stock, of which 18,162 shares were outstanding as of September 30, 1993. Each share of Century Common Stock has attached to it one preferred stock purchase right. The following descriptions of Century Common Stock, Century's preferred stock and the preferred stock purchase rights are qualified in their entirety by reference to the relevant provisions of (i) the Louisiana Business Corporation Law ("LBCL"), (ii) the Articles of Incorporation of Century (the "Century Articles"), (iii) the Bylaws of Century (the "Century Bylaws"), and (iv) Century's registration statement filed under the Exchange Act, as modified by its Current Report on Form 8-K dated June 12, 1991, which has been incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

          Common Stock

               Under the Century Articles, each share of Century Common Stock that has been beneficially owned by the same person continuously since May 30, 1987 generally entitles the holder thereof to ten votes on all matters duly submitted to a vote of shareholders. Otherwise, each share entitles the holder thereof to one vote per share. Accordingly, each share of Century Common Stock issued in connection with the Merger will entitle the holders to one vote, and, subject to certain potential exceptions, each other share of Century Common Stock issued by Century in the future will entitle the holder to one vote. Holders of Century Common Stock do not have cumulative voting rights. As a result, the holders of more than 50% of the voting power may elect all of the directors if they so desire. As of September 30, 1993, the trustee for two of Century's employee benefit plans was the record holder of Century Common Stock having approximately 39% of the total voting power of all classes of Century's capital stock. The trustee votes these shares in accordance with the instructions of Century's employees. For a discussion of the possible antitakeover effects of these provisions, see under the heading "Comparative Rights of Century and Kingsley Shareholders - Laws and Organizational Document Provisions with Possible Antitakeover Effects." Except as set forth below under "Preferred Stock Purchase Rights," holders of Century Common Stock do not have the right to subscribe to any additional capital stock that may be issued by Century.


          Preferred Stock

               General. Under the Century Articles, Century's Board of Directors is authorized, without shareholder action, to issue preferred stock from time to time and to establish the designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions thereof, as well as to establish and fix variations in the relative rights as between holders of any one or more series thereof. The authority of Century's Board of Directors includes, but is not limited to, the determination or establishment of the following with respect to each series of preferred stock that may be issued: (i) the designation of such series, (ii) the number of shares initially constituting such series, (iii) the dividend rate and conditions and the dividend and other preferences, if any, in respect of Century Common Stock or among the series of preferred stock, (iv) whether, and upon what terms, the preferred stock would be convertible into or exchangeable for other securities of Century, (v) whether, and to what extent, holders of preferred stock will have voting rights, and (vi) the restrictions, if any, that are to apply on the issue or reissue of any additional shares of preferred stock.

               As of September 30, 1993, 18,162 shares of certain series of preferred stock were outstanding. At such time, such shares were convertible into a total of approximately 121,500 shares of Century Common Stock, and 4,260 of such shares were immediately redeemable at the option of the Board of Directors. Each holder of Century's currently outstanding preferred stock is entitled to receive cumulative dividends prior to the distribution or declaration of dividends in respect of the Century Common Stock and is entitled to vote as a single class with the Century Common Stock. Because each such share has been beneficially owned by the same person continuously since May 30, 1987, such holders are currently entitled to cast ten votes per share. For more information on the voting rights of holders of voting preferred stock, see "- Common Stock." Upon the dissolution, liquidation or winding up of Century, the holders of Century's currently outstanding preferred stock are entitled to receive, pro rata with all other such holders, a per share amount equal to $25.00 plus any unpaid and accumulated dividends thereon.

               For a discussion of the possible antitakeover effects of the existence of undesignated preferred stock, see "Comparative Rights of Century and Kingsley Shareholders - Laws and Organizational Document Provisions with Possible Antitakeover Effects."

               Century Preferred Stock. Century has authorized the issuance of a series, consisting of 75,000 shares of preferred stock, that will constitute the Century Preferred Stock, which when issued, will be duly and validly issued, fully paid and nonassessable and the holders thereof will have no preemptive rights in connection therewith. The following is a description of the preferences, limitations and relative rights of the Century Preferred Stock.

               Voting Rights. Holders of Century Preferred Stock will be entitled to cast one vote per share, voting with holders of shares of Century Common Stock and with holders of other series of voting preferred stock as a single class on any matter to come before a meeting of the shareholders, except with respect to the casting of ballots on those matters as to which holders of preferred stock or a particular series thereof are required by law to vote separately. See "- Preferred Stock -- General."

               Dividends. Holders of Century Preferred Stock are entitled to receive, when and if declared by Century's Board of Directors out of the funds of Century legally available therefor, an annual cash dividend of $1.25 on each share of Century Preferred Stock, payable quarterly on each March 31, June 30, September 30 and December 31, commencing on the last day of the calendar quarter in which the Merger occurs. Dividends on the Century Preferred Stock shall accrue and be cumulative from and after the date of issuance and dividends payable for any partial quarterly period shall be calculated on a pro rata basis. Dividends shall be payable to the holders of record as they appear on Century's stock transfer books at the close of business on the record date for such payment. Accrued but unpaid dividends will not bear interest.

               If  accrued  dividends  are not paid in full with respect to
          Century Preferred Stock and all other securities ranking on parity with the Century Preferred Stock, all dividends declared with respect to such securities shall be declared pro rata on a share-by-share basis among all shares of Century Preferred Stock and such parity securities outstanding at the time. Except as set forth above, unless all cumulative dividends accrued on Century Preferred Stock have been paid, (i) no dividend or other distribution may be declared or paid or set apart for payment on Century Common Stock or on any other securities ranking junior to or on parity with the Century Preferred Stock (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into, Century Common Stock or other junior securities) and (ii) no Century Common Stock or any other securities ranking junior to Century Preferred Stock may be redeemed, purchased or otherwise acquired, except by conversion into or by exchange for securities of Century ranking junior to the Century Preferred Stock.

               Under Louisiana law, Century may declare and pay dividends or make other distributions on its capital stock only out of surplus, as defined in the LBCL, or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend or distribution is declared or the preceding fiscal year. In addition, no dividends or distributions may be declared, paid or made if Century is or would be rendered insolvent by virtue of such dividend or distribution or if such dividend or distribution would be contrary to any restrictions contained in the Century Articles.

               Optional and Mandatory Conversion. Subject to Century's mandatory conversion rights discussed below, each share of Century Preferred Stock will be convertible, at any time, at the option of the holder into that number of shares of Century Common Stock obtained by dividing $25.00 by the conversion price then in effect. Each such conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates representing the Century Preferred Stock being converted shall have been delivered to the Transfer Agent (as defined below), accompanied by the written notice jointly addressed to Century and the Transfer Agent of such conversion.

               At any time after July 1, 1997, Century, at its option, may convert, in whole but not in part, each outstanding share of Century Preferred Stock into that number of shares of Century Common Stock obtained by dividing $25.00 by the conversion price then in effect. In order to effect such conversion, Century will mail notice of the conversion date to each record holder of the Century Preferred Stock at least 30 but not more than 60 days prior to the date fixed for conversion.

               As of the close of business on the conversion date, the Century Preferred Stock converted will be deemed to cease to be outstanding and all rights of any holder thereof will be extinguished except for the rights arising under the Century Common Stock issued in exchange therefore and the right to receive accrued and unpaid dividends on Century Preferred Stock through the conversion date.

               Except as described below, no payment or adjustment will be made in connection with any conversion on account of any dividends accrued on the Century Preferred Stock surrendered for conversion or on account of any dividends on the Century Common Stock issued upon conversion. If the conversion date with respect to any Century Preferred Stock occurs after any record date with respect to the payment of a dividend on the Century Preferred Stock and on or prior to the dividend due date, then
          (i) the dividend due on such dividend due date will be payable to the holder of record of such stock as of the dividend record date and (ii) the dividend that accrues from the close of business on the dividend record date through the conversion date shall be payable to the holder of record as of the conversion date.

               In order for a holder of Century Preferred Stock to effect a conversion, the holder must deliver to Society Shareholder
          Services, Inc., Dallas Texas, or such other agent as may be designated by Century's Board of Directors as the transfer agent for the Century Preferred Stock (the "Transfer Agent"), the certificates representing the shares, transfer instruments satisfactory to Century and sufficient to transfer to Century the shares of Century Preferred Stock being converted free of any adverse interest or claims, and, in the case of an optional conversion, a written notice of conversion as specified in the Century Articles. As promptly as practicable after the surrender of the Century Preferred Stock, Century, through the Transfer Agent, will issue and deliver to such holder certificates for the number of whole shares of Century Common Stock issuable upon conversion.

               Conversion Price. The initial conversion price is $25.33; thus, unless and until the price is adjusted in the manner described below, each share of Century Preferred Stock will be convertible into .987 shares of Century Common Stock, although no fractional shares or securities representing fractional shares of Century Common Stock will be issued upon conversion. In lieu of any fractional interest, the holder will receive a cash payment based on the last sale price of the Century Common Stock at the close of business on the last trading day preceding the date of conversion.

               The conversion price is subject to adjustment (under formulas set forth in the Century Articles) upon the occurrence of certain specified events, including the issuance of Century Common Stock as a dividend or distribution on any class of the capital stock of Century, subdivisions and combinations of the Century Common Stock, the issuance to all holders of Century Common Stock of rights, warrants or other securities convertible into Century Common Stock entitling them to subscribe for or purchase Century Common Stock at less than the current market price (as defined in the Century Articles), and the distribution to all holders of Century Common Stock of capital stock or evidences of indebtedness of Century or cash or other assets of Century (excluding cash dividends or distributions from earnings).

               In case of any reclassification or change in outstanding shares of Century Common Stock (with certain exceptions) or Century's consolidation with, merger with or into, or statutory share exchange with, any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Century Common Stock (with certain exceptions), all holders of Century Preferred Stock after the reclassification, change, consolidation, merger or share exchange will have the right to convert their shares of Century Preferred Stock into the kind and amount of securities, cash and other property which the holders would have been entitled to receive upon the reclassification, change, consolidation, merger or share exchange if the holders had held the Century Common Stock issuable upon conversion of their shares of Century Preferred Stock immediately prior to the reclassification, change, consolidation, merger or share exchange.

               No adjustment in the conversion price will be required unless the adjustment would require a change of at least one percent in the conversion price then in effect; provided, that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. Century reserves the right to make such reduction in the conversion price, in addition to those required under the provisions described above, as Century in its discretion may determine to be advisable in order that certain stock-related distributions which may be made by Century to its shareholders will not be taxable. Except as stated above, the conversion price will not be adjusted for the issuance of Century Common Stock or any securities convertible into or exchangeable for Century Common Stock, or carrying the right to purchase any such securities.

               Liquidation Rights. Upon any voluntary or involuntary dissolution, liquidation, or winding up of Century, the holder of each share of Century Preferred Stock then outstanding will be entitled to be paid out of Century's assets available for distribution to its shareholders, before any distribution of assets is made to holders of Century Common Stock and of any other securities ranking junior to the Century Preferred Stock, an amount equal to $25.00 per share plus all dividends (whether or not declared or due) accrued and unpaid on such share through the date fixed for the distribution of Century's assets.

               If upon any dissolution, liquidation, or winding up of Century, the assets available for distribution to the holders of Century Preferred Stock and any securities ranking on parity with the Century Preferred Stock then outstanding will be insufficient to pay in full the liquidation distributions to the holders of the outstanding Century Preferred Stock and parity securities in accordance with the terms of the Century Articles, then the holders of such shares shall share ratably in such distribution of assets.

               After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Century Preferred Stock will not be entitled to any further participation in any distribution of assets by Century. Neither a consolidation or merger of Century with another corporation nor a sale, lease, transfer or exchange of all or substantially all of Century's assets will be considered a liquidation, dissolution or winding up of Century for these purposes.

          Preferred Stock Purchase Rights

               In  November  1986,  Century's Board of Directors declared a distribution of one preferred stock purchase right (a "Right") for each outstanding share of Century Common Stock, payable to shareholders of record at the close of business on November 28, 1986, and authorized the issuance of one Right with respect to each share of Century Common Stock (including the shares to be issued in connection with the Merger) issued between such date and the Distribution Date (as defined below). Each Right entitles the registered holder to purchase from Century one one-hundredth of a share of a new series of preferred stock, designated as Series AA Junior Participating Preferred Stock, $25.00 par value (the "Series AA Preferred Stock"), at a price of $85 per one one-hundredth of a share (the "Purchase Price"). The Rights are represented by the Century Common Stock certificates and are not exercisable or transferable apart from the Century Common Stock certificates until the close of business on the tenth day following the earlier to occur of (i) a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), other than Century, any subsidiary of Century or any employee benefit plan or employee stock plan of Century or of any subsidiary of Century (an "Exempt Person"), has acquired, or obtained the right to acquire, beneficial ownership of securities of Century representing 15% or more of the outstanding Century Common Stock or such date as a majority of the Board of Directors shall become aware of such acquisition of the Century Common Stock (the "Stock Acquisition Date") or (ii) the commencement of, or public announcement of an intention to make, a tender or exchange offer (other than a tender or exchange offer by an Exempt Person) the consummation of which would result in the ownership of 30% or more of the out-standing Century Common Stock (the earlier of such dates being called the "Distribution Date"). As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of Century Common Stock as of the close of business on the Distribution Date and such separate certificates alone will evidence the Rights from and after the Distribution Date and could begin trading separately from the Century Common Stock.

               The Rights will expire at the close of business on November 27, 1996 unless earlier redeemed by Century as described below. Until a Right is exercised, the holder, as such, will have no rights as a shareholder of Century, including, without limitation, the right to vote or to receive dividends.

               If (i) any Acquiring Person acquires or obtains the right to acquire beneficial ownership of 15% or more of the outstanding shares of Century Common Stock (other than pursuant to an all-cash tender offer for all of the outstanding Century Common Stock that increases such Acquiring Person's beneficial ownership to 80% or more of the outstanding shares of Century Common Stock and as to which Century has received an opinion from its investment bankers that the per share price offered is not inadequate), or
          (ii) during such time as there is an Acquiring Person there shall occur any reclassification of securities (including any reverse stock split), recapitalization of Century, or any merger or consolidation of Century with any of its subsidiaries or any other transaction or transactions involving Century or any of its subsidiaries (whether or not involving the Acquiring Person) that have the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of Century or any of its subsidiaries directly or indirectly owned or controlled by the Acquiring Person, then proper provision will be made so that each holder of record of a Right, other than Rights beneficially owned by an Acquiring Person (which will become void), will thereafter be entitled to receive, upon payment of the Purchase Price, that number of shares of Century Common Stock having a market value at the time of the transaction equal to two times the Purchase Price. The holder of any Rights that are or were at any time, on or after the earlier of the Stock Acquisition Date or the Distribution Date, beneficially owned by an Acquiring Person which is or was involved in or which caused or facilitated, directly or indirectly, the event or transaction or transactions described in this paragraph shall not be entitled to the benefit of the adjustment described in this paragraph.

               At any time until ten days following the Stock Acquisition Date (subject to extension by the Board of Directors), Century-may redeem the Rights in whole, but not in part, at a price of $.05 per Right. Under certain circumstances, the decision to redeem shall require the concurrence of a majority of the Continuing Directors (which is generally defined as those members of the Board of Directors of Century who are members of the Board immediately prior to the Stock Acquisition Date). Immediately upon the action of the Board of Directors of Century authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price without any interest thereon.

               The number of shares of Series AA Preferred Stock or other securities issuable upon exercise of the Rights and the Purchase Price are subject to certain adjustments from time to time upon certain occurrences. For a discussion of the possible antitakeover effects of the Rights, see the discussion below under "Comparative Rights of Century and Kingsley Shareholders - Laws and Organizational Document Provisions with Possible Antitakeover Effects."

               COMPARATIVE RIGHTS OF CENTURY AND KINGSLEY SHAREHOLDERS

               If the Merger is consummated, all shareholders of Kingsley, other than dissenting shareholders, will become shareholders of Century. The rights of Century's shareholders are governed by and subject to the provisions of the LBCL, the Century Articles and the Century Bylaws, rather than the provisions of the MBCA and the Articles of Incorporation and By-laws of Kingsley that currently govern the rights of Kingsley's shareholders. The following is a brief summary of certain differences between the rights of shareholders of Century and the rights of shareholders of Kingsley and is qualified in its entirety by reference to the relevant provisions of (i) the LBCL, (ii) the MBCA, (iii) the Century Articles, (iv) the Articles of Incorporation of Kingsley (the "Kingsley Articles"), (v) the Century Bylaws, (vi) the By-laws of Kingsley (the "Kingsley By-laws") and (vii) Century's Registration Statement filed under the Exchange Act, as modified by its Current Report on Form 8-K dated June 12, 1991, which has been incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

          Voting Rights of Common Stock

               The holders of Kingsley Stock are entitled to one vote per share on all matters duly submitted to a shareholder vote. Holders of Kingsley Stock do not have cumulative voting rights. For a discussion of the voting rights of Century Common Stock, see "Description of Century Securities - Common Stock."

          Preferred Stock

               The Kingsley Articles do not authorize the issuance of preferred stock, and no shares of Kingsley preferred stock are outstanding. For a discussion of Century's preferred stock, see "Description of Century Securities - Preferred Stock."

          Preferred Stock Purchase Rights

               Kingsley does not have any preferred stock purchase rights or similar rights outstanding. For a discussion of Century's preferred stock purchase rights, see "Description of Century Securities - Preferred Stock Purchase Rights."

          Dividends, Redemptions and Stock Repurchases

               Under both the LBCL and MBCA, dividends may be declared by the Board of Directors and paid out of surplus, provided that in no event shall dividends be paid when the corporation is insolvent or would thereby be made insolvent. Unlike the MBCA, the LBCL provides that if no surplus is available, dividends may, subject to certain exceptions, be paid out of any net profits for the then current fiscal year or the preceding fiscal year, or both. The LBCL further provides that shareholders must be notified of any dividend paid out of capital surplus.

               Under the LBCL, a corporation may redeem or repurchase its shares out of surplus or, in certain circumstances, stated capital, provided in either event that it is solvent and will not be rendered insolvent thereby, and provided further that the net assets are not reduced to a level below the aggregate liquidation preferences of any shares that will remain outstanding after the redemption. Under the MBCA, a corporation may redeem or repurchase its outstanding shares if after giving effect thereto the corporation is solvent.

               The Century Articles, in accordance with the LBCL, provides that cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable revert in full ownership to Century, and Century's obligation to pay such dividend or redemption price or issue such shares, as appropriate, will thereupon cease, subject to the power of the Board of Directors to authorize such payment or issuance following the reversion. The Kingsley Articles do not contain a similar provision.

          Approval of Extraordinary Transactions

               To  authorize  any  (i) merger or consolidation,  (ii) sale, lease or exchange of all or substantially all of a corporation's assets, (iii) voluntary liquidation or (iv) amendments to the articles of incorporation of a corporation, the MBCA requires, subject to certain limited exceptions, the affirmative vote of the holders of a majority of the outstanding shares of the voting stock. To authorize these same transactions, the LBCL requires, subject to certain limited exceptions, the affirmative vote of the holders of two-thirds (or such larger or smaller proportion, not less than a majority, as the articles of incorporation may provide) of the voting power present or represented at the shareholder meeting at which the transaction is considered and voted upon. The Century Articles provide that certain provisions thereof (primarily those relating to approving certain business combinations, holding shareholder meetings, removing directors, considering tender offers and amending bylaws) may be amended only upon, among other things, the affirmative vote of 80% of the votes entitled to be cast by all shareholders and two-thirds of the votes entitled to be cast by all shareholders other than Related Persons (which is defined therein substantially similarly to the definition of Acquiring Persons set forth under "Description of Century Securities - Preferred Stock Purchase Rights"). For a discussion of certain supermajority votes required to approve certain business combinations or to amend the Century Bylaws, see the discussion below under "- Laws and Article Provisions with Possible Antitakeover Effects -- Louisiana Fair Price Statute" and "- Bylaws."

               The MBCA and LBCL provide that the holders of outstanding shares of a class of stock shall be entitled to vote as a class in connection with any proposed amendment to the corporation's articles of incorporation, whether or not such holders are entitled to vote thereon by the articles of incorporation, if such amendment would have certain specified adverse effects on the holders of such class of stock.

          Liability of Directors and Officers

               Under both the MBCA and LBCL, shareholders are entitled to bring suit, generally in an action on behalf of the corporation, to recover damages caused by breaches of the duty of care and the duty of loyalty owed to a corporation and its shareholders by directors and, to a certain extent, officers. The LBCL permits corporations to (i) include provisions in their articles of incorporation that limit personal liability of directors and officers for monetary damages resulting from breaches of the duty of care, subject to certain exceptions that are substantially the same for each state, and (ii) indemnify officers and directors in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits, as more fully described below.

               The Century Articles include a provision that eliminates the personal liability of a director or officer to Century and its shareholders for monetary damages resulting from breaches of the duty of care to the full extent permitted by Louisiana law and further provides that any amendment or repeal of this provision will not affect the elimination of liability accorded to any director or officer for acts or omissions occurring prior to such amendment or repeal.

               Under both the MBCA and LBCL, corporations are permitted, and in some circumstances required, to indemnify, among others, current and prior officers, directors, employees or agents of the corporation for expenses and liabilities incurred by such parties in connection with defending pending or threatened suits instituted against them in their corporate capacities, provided certain specified standards of conduct are determined to have been met. These corporate statutes further permit corporations to purchase insurance for indemnifiable parties against liability asserted against or incurred by such parties in their corporate capacities. Both a Michigan and a Louisiana corporation may provide indemnification rights more expansive than those permitted by statute (subject only to the limitation that no
          payments   be   made   in   respect  of  willful  or  intentional
          misconduct).

               The Century Bylaws provide for mandatory indemnification for current and former directors and officers of Century to the full extent permitted by Louisiana law. The Kingsley By-laws do not provide indemnification rights.

          Dissenters Rights

               Under the LBCL, a shareholder has the right to dissent from most types of mergers or consolidations, or from the sale, lease, exchange or other disposition of all or substantially all of the corporation's assets, if such transaction is approved by less than 80% of the corporation's total voting power. The right to dissent is not available with respect to sales pursuant to court orders of or sales for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale. Moreover, no dissenters' rights are available with respect to (i) shareholders holding shares of any class of stock that are listed on a national securities exchange, subject to certain exceptions, or (ii) shareholders of a surviving corporation whose approval is not required in connection with the transaction. The MBCA does not extend appraisal rights where the shares are listed on a national securities exchange or held of record by 2,000 or more shareholders, or where the consideration received is cash or shares listed on a national securities exchange or held of record by 2,000 or more shareholders or a combination of cash and such shares. For a more complete description of dissenters' rights under the MBCA, see "Dissenting Shareholders' Rights," and the relevant sections of the MBCA attached as Appendix II.

               In order to exercise dissenters rights under the LBCL, a dissenting shareholder must follow certain procedures similar to the procedures that a dissenting shareholder under the MBCA must follow as discussed above under "Dissenting Shareholders' Rights."

          Inspection Rights

               Under the LBCL, any shareholder, except a business competitor, who has been the holder of record of at least 5% of the outstanding shares of any class of the corporation's stock for a minimum of six months has the right to examine the records and accounts of the corporation for any proper and reasonable purpose. Two or more shareholders who have each held shares for six months may aggregate their stock holdings to attain the required 5% threshold. Business competitors, however, must have owned at least 25% of all outstanding shares for a minimum of six months to obtain such inspection rights. As shareholders of a public company subject to the Exchange Act, Century's shareholders are entitled to receive periodic reports concerning Century's operations and performance.

               Under the MBCA, any shareholder of record shall have the right, subject to certain limited exceptions, to examine for any proper purpose the corporation's relevant books and accounts. Moreover, upon the written request of any shareholder, the corporation is obligated to furnish such shareholder its balance sheet and earnings statement for the prior fiscal year.

          Laws   and   Organizational  Document  Provisions  with  Possible
          Antitakeover Effects

               Both the  LBCL  and  MBCA  permit corporations to include in their articles of incorporation any provisions not inconsistent with law that regulates the internal affairs of the corporation, including provisions that are intended to encourage any person desiring to acquire a controlling interest in the corporation to do so pursuant to a transaction negotiated with the corporation's board of directors rather than through a hostile takeover attempt. These provisions are intended to assure that any acquisition of control of the corporation will be subject to review by the board to take into account the interests of all of the corporation's shareholders. However, some shareholders may find these provisions to be disadvantageous to the extent that they could limit or preclude meaningful shareholder participation in certain transactions such as mergers or tender offers and render more difficult or discourage certain takeovers in which shareholders might receive for some or all of their shares a price that is higher than the prevailing market price at the time the takeover attempt is commenced. These provisions might further render more difficult or discourage proxy contests, the assumption of control by a person of a large block of the corporation's voting stock or any other attempt to influence or replace the corporation's incumbent management.

               Unlike the Kingsley Articles, the Century Articles contain provisions that are designed to ensure meaningful participation of the Board of Directors in connection with proposed takeovers. Moreover, Louisiana has adopted statutes that regulate takeover attempts. Set forth below is a discussion of the provisions of the Century Articles, Century Bylaws and the LBCL that may reasonably be expected to affect the incidence and outcome of takeover attempts.

               Louisiana  Fair  Price  Statute.  Louisiana  has  adopted  a statute (the "Louisiana Fair Price Statute") that is intended to deter the use of "two-tier" tender offers in which an "Interested Shareholder" obtains a controlling interest in the shares of a Louisiana corporation having 100 or more beneficial shareholders at a price in excess of the market value of the corporation's voting stock and subsequently seeks in the "second tier" to compel a "Business Combination" in which the consideration paid to the remaining shareholders is greatly reduced. Under the statute, an Interested Shareholder is defined to include any person (other than the corporation, its subsidiaries or its employee benefit plans) who is the beneficial owner of shares of capital stock representing 10% or more of the total voting power of a corporation. The term Business Combination is broadly defined to include most corporate actions that an Interested Shareholder might contemplate after acquiring a controlling interest in a corporation in order to increase his or her share ownership or reduce his or her acquisition debt. These "second tier" transactions include any merger or consolidation of the corporation involving an Interested Shareholder, any disposition of assets of the corporation to an Interested Shareholder, any issuance to an Interested Shareholder of securities of the corporation meeting certain threshold amounts and any reclassification of securities of the corporation having the effect of increasing the voting power or proportionate share ownership of an Interested Shareholder. Under the Louisiana Fair Price Statute, a Business Combination must be recommended by the board of directors and approved by the affirmative vote of the holders of 80% of the corporation's total voting power and two-thirds of the total voting power excluding the shares held by the Interested Shareholder (in addition to any other votes required under law or the corporation's articles of incorporation), unless the transaction is approved by the board of directors prior to the time the Interested Shareholder first obtained such status or the Business Combination satisfies certain minimum price, form of consideration and procedural requirements. Although the statute protects shareholders by encouraging an Interested Shareholder to negotiate with the board of directors or to satisfy the minimum price, form of consideration and procedural requirements imposed thereunder, it does not prevent an acquisition of a controlling interest of a corporation by an Interested Shareholder who does not contemplate initiating a "second tier" transaction. The Century Articles contain an article that provides for substantially similar protections.

               Louisiana Control Share Statute. The Louisiana Control Share Statute adopted in 1987 provides that, subject to certain exceptions, any shares of certain publicly-traded Louisiana corporations acquired by a person or group (an "Acquiror"), other than an employee benefit plan or related trust of the corporation, in an acquisition that causes such Acquiror to have the power to vote or direct the voting of shares in the election of directors in excess of 20%, 33-1/3% or 50% thresholds shall have only such voting power as shall be accorded by the affirmative vote of, among others, the holders of a majority of the votes of each voting group entitled to vote separately on the proposal, excluding all "interested shares" (as defined below), at a meeting that, subject to certain exceptions, is required to be called for that purpose upon the Acquiror's request. "Interested shares" is defined by the statute to sterilize the vote of the corporation's management and the Acquiror, and includes all shares as to which the Acquiror, any officer of the corporation and any director of the corporation who is also an employee of the corporation may exercise or direct the exercise of voting power. If either the Acquiror fails to comply with certain specified notice requirements or the shareholders vote against according voting rights to the shares obtained by the Acquiror, the corporation has the right to redeem the shares held by the Acquiror for their fair value. Although the statute permits the articles of incorporation or bylaws of a corporation to be amended to exclude from its application share acquisitions occurring after the adoption of the amendment, neither the Century Articles nor the Century Bylaws contain any such amendment.

               Unlike the Louisiana Fair Price Statute, the Louisiana Control Share Statute establishes a referendum format by which disinterested shareholders may, in effect, demonstrate their support or opposition to a proposed tender offer or share acquisition by their vote as to whether to accord or deny voting rights to the Acquiror with respect to the shares acquired by him or her. On the one hand, the possibility that voting rights might be denied with respect to interested shares may encourage the Acquiror to negotiate a non-hostile acquisition with the board of directors. On the other hand, Acquirors that commence a tender offer at a price in excess of prevailing market values may be able to readily obtain the shareholder vote re-enfranchising his or her shares, which in all likelihood would significantly reduce the pressure on the Acquiror to negotiate with the board of directors and the willingness of the board to oppose the transaction.

               Evaluation of Tender Offers. The Century Articles expressly require, and the LBCL expressly permits, the Board of Directors, when considering a tender offer, exchange offer, or Business Combination (defined therein substantially similarly to the definition of such term set forth above under "-- Louisiana Fair Price Statute"), to consider, among other factors, the social and economic effects of the proposal on the corporation, its subsidiaries, and their respective employees, customers, creditors and communities. One effect of this provision may be to discourage, in advance, an acquisition proposal to the extent it strengthens the position of Century's Board of Directors in dealing with any potential offeror who seeks to enter into a negotiated transaction with Century prior to or during a takeover attempt. Another effect of such provision may be to dissuade shareholders who might potentially be displeased with the Board's response to an acquisition proposal from engaging Century in costly and time-consuming litigation.

               Unissued Stock. As discussed above under "Description of Century Securities - Preferred Stock," the Board of Directors of Century is authorized, without action of its shareholders, to issue Century preferred stock. One of the effects of the existence of undesignated preferred stock (and authorized but unissued common stock) may be to enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of Century by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of Century's management. If, in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in Century's best interest, such shares could be issued by the Board of Directors without shareholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent shareholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the Century Articles grant the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Century Preferred Stock, one or more series of which could be issued entitling holders (i) to vote separately as a class on any proposed merger or consolidation; (ii) to elect directors having terms of office or voting rights greater than those of other directors; (iii) to convert Century preferred stock into a greater number of shares of Century Common Stock or other securities; (iv) to demand redemption at a specified price under prescribed circumstances related to a change of control; or (v) to exercise other rights designed to impede or discourage a takeover. The issuance of shares of Century preferred stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Century Common Stock.

               Time-Phase Voting. As discussed above, each outstanding share of Century Common Stock entitles the holder to one vote unless it has been beneficially owned by the same person or entity continuously since May 30, 1987, in which case it generally entitles the holder to ten votes until transfer. The existence of multi-vote stock may render more difficult a change of control of Century or the removal of incumbent management. To the extent that voting power will be concentrated in shareholders entitled to ten votes per share, it may be difficult or impossible to consummate a merger, tender offer, proxy contest or similar transaction opposed by such shareholders. Because this provision also has the effect of increasing the voting power of the shares held by Century's management, employees and benefit plans, a takeover attempt or an effort to remove incumbent directors or management that is opposed by management or the employees of Century could be less likely to succeed. For more information on the voting rights associated with the Century Stock and the voting power controlled by the trustee for two of Century's employee benefit plans, see "Description of Century Securities - Common Stock."

               Preferred Stock Purchase Rights. As discussed above under the heading "Description of Century Securities - Preferred Stock Purchase Rights," Century has issued Rights entitling the registered holder to purchase certain securities of Century. The Rights will cause substantial dilution to a person or group that attempts to acquire Century without conditioning the offer on the redemption of the Rights. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of Century since the Board of Directors may, at its option, at any time until ten days following the Stock Acquisition Date, redeem all but not less than all the then outstanding Rights for a redemption price of $.05 per Right.

               Classified  Board  of Directors.  Both the MBCA and the LBCL
          permit Boards of Directors to be divided into classes of directors, with each class to be as nearly equal in size as possible, serving staggered multi-year terms. Unlike the Kingsley Articles, the Century Articles provide for three classes of directors serving staggered three-year terms. Classification of the Board of Directors of Century tends to make more difficult the change of a majority of its composition and to assure the continuity and stability of Century's management and policies, since a majority of the directors at any given time will have served on the Board of Directors for at least one year. Absent the removal of directors, a minimum of two annual meetings of shareholders is necessary to effect a change in control of the Board of Directors. The classified Board provision applies to every election of directors, regardless of whether Century is or has been the subject of an unsolicited takeover attempt. The shareholders may, therefore, find it more difficult to change the composition of the Board of Directors for any reason, including performance, and the classified Board structure will thereby tend to perpetuate existing management of Century. In addition, because the provision will make it more difficult to change control of the Board of Directors, it may discourage tender offers or other transactions that shareholders may believe would be in their best interests.

               Removal of Directors. The MBCA provides that each director shall hold office for the term for which he is elected and until his successor is elected and qualified, unless removed from office with or without cause by a majority vote of the shareholders at any annual or special shareholders meeting, unless the articles of incorporation provide that a director may be removed only for cause. The Kingsley Articles do not contain such a provision.

               Under the LBCL, subject to certain exceptions, the shareholders by vote of a majority of the total voting power may at any time remove from office any director. The Century Articles, however, provide that directors of Century may be removed from office only for cause and only by vote of the holders of at least 50% of the total voting power and, at any time that there is a Related Person (as defined above), by the holders of a majority of the votes entitled to be cast by all shareholders other than the Related Person, voting as a separate group. This provision precludes a third party from gaining control of Century's Board of Directors by removing incumbent directors without cause and filling the vacancies created thereby with his or her own nominees. However, such provision also tends to reduce, and in some instances eliminate, the power of shareholders, even those with a majority interest in Century, to remove incumbent directors.

               Restrictions on Taking Shareholder Action. The MBCA provides that special meetings of shareholders may be called by the Board of Directors and by such person or persons as so authorized by the articles of incorporation or the bylaws. The Kingsley By-laws provide that special meetings of shareholders may be called by the President and Secretary, and must be called by the President or Secretary at the written request of the Board of Directors or shareholders of record owning 10% of Kingsley's issued and outstanding capital stock. Under the Century Articles, holders of a majority of the total voting power are entitled to call a special meeting of shareholders. This higher threshold substantially reduces the ability of shareholders interested in effecting corporate action from calling a special meeting between annual meetings.

               Under the MBCA, shareholders may effect corporate action without a meeting if a consent describing the action is signed by all the shareholders. The articles of incorporation may provide that such shareholder action may be taken upon the written consent of less than all of the outstanding shares; the Kingsley Articles does not so provide. Under the Century Articles, shareholder action may be taken only at a duly called annual or special meeting of shareholders.

          Bylaws

               Under the Century Articles, the Century Bylaws may be amended and new bylaws may be adopted by the shareholders, upon the affirmative vote of the holders of 80% of the total voting power and two-thirds of the votes entitled to be cast by all shareholders other than Interested Shareholders (as defined above), or by the Board of Directors, upon, among other things, the affirmative vote of a majority of all directors, other than those affiliated with any Interested Shareholder, who served prior to the time such Interested Shareholder obtained such status.

               Under the Kingsley By-laws, the power to adopt, amend or repeal the Kingsley By-laws is vested in the board of directors and Kingsley's shareholders.


          Vacancies

               Under the LBCL, any vacancy on the board of directors (including those resulting from an increase in the authorized number of directors) may be filled by the remaining directors, subject to the right of the shareholders to fill such vacancy. Under the Century Articles, changes in the number of directors may not be made without, among other things, the affirmative vote of 80% of the directors. Louisiana Law expressly provides that a board of directors may declare vacant the office of a director if he or she is interdicted or adjudicated an incompetent, is adjudicated a bankrupt or becomes incapacitated by illness or other infirmity and cannot perform his or her duties for a period of six months or longer.

               Pursuant to the Kingsley By-laws, any vacancy on the Board of Directors of Kingsley may be filled by the vote of the remaining directors.

                                    LEGAL MATTERS

               Certain  legal matters in connection with this offering have
          been  passed  upon   for  Century  by  Jones,  Walker,  Waechter,
          Poitevent, Carrere & Denegre, New Orleans, Louisiana.

                                       EXPERTS

               The consolidated financial statements and related schedules of Century as of December 31, 1991 and 1992, and for each of the years in the three-year period ended December 31, 1992 incorporated by reference herein have been incorporated by reference in reliance upon the reports of KPMG Peat Marwick, independent certified public accountants, which are also incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick covering the December 31, 1992 consolidated financial statements refers to changes in the methods of accounting for income taxes and postretirement benefits other than pensions.

               The balance sheet of Kingsley as of December 31, 1992 and the related statements of income and retained earnings and cash flows for each of the years in the two-year period ended December 31, 1992 included elsewhere herein have been so included in reliance on the report of McCartney and McIntyre, P.C., independent certified public accountants, also included elsewhere herein, given on the authority of such firm as experts in accounting and auditing.

               The balance sheets of Celutel, Inc. as of April 30, 1993 and 1992, and related statements of income, stockholders' deficit and cash flows for each of the years in the three-year period ended April 30, 1993 incorporated herein by reference to Century's Current Report on Form 8-K dated October 8, 1993, have been incorporated by reference in reliance upon the report of Coopers & Lybrand, independent certified public accountants, which is also incorporated herein by reference, given on the authority of such firm as experts in accounting and auditing.

                           _______________________________

                        INDEX TO KINGSLEY FINANCIAL STATEMENTS


                                                                      Page

          Independent Auditor's Report                                  F-2

          Balance Sheets as of December 31, 1992 and
           September 30, 1993 (unaudited)                               F-3

          Statements of Income and Retained Earnings for
           the years ended December 31, 1991 and 1992 and
           the nine months ended September 30, 1992 and
           1993 (unaudited)                                             F-4

          Statements of Cash Flows for the years ended
           December 31, 1991 and 1992 and the nine months
           ended September 30, 1992 and 1993 (unaudited)                F-5

          Notes to Financial Statements - December 31, 1991 and 1992    F-6

                             INDEPENDENT AUDITOR'S REPORT

          Board of Directors
          Kingsley Telephone Company


          We have audited the accompanying balance sheet of Kingsley Telephone Company as of December 31, 1992, and the related statements of income, retained earnings, and cash flows for the years ended December 31, 1992 and 1991. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kingsley Telephone Company as of December 31, 1992, and the results of its operations and its cash flows for the years ended December 31, 1992 and 1991 in conformity with generally accepted accounting principles.

          As discussed in Note 5 to the accompanying financial statements, Kingsley Telephone Company changed its method of accounting for income taxes in 1992.

          McCARTNEY AND McINTYRE, P.C.



          Lansing, Michigan
          March 5, 1993

                              KINGSLEY TELEPHONE COMPANY

                                    Balance Sheets
                    as of December 31, 1992 and September 30, 1993


                                                       December 31,  September 30,
                                                          1992           1993
                                                       ____________  _____________
                                                                      (unaudited)
          ASSETS

          CURRENT ASSETS

           Cash and cash equivalents                    $  187,770  $  460,023

           Due from subscribers (net of allowance for
            doubtful accounts of $723 for
            December 31, 1992)                              29,701      34,116

           Other accounts receivable                       158,044     188,853

           Material and supplies inventory                  10,565      12,771

           Equipment held for resale                        51,003      48,571

           Prepaid expenses                                 29,252      37,372
                                                         _________   _________
             Total current assets                          466,335     781,706
                                                         _________   _________

          INVESTMENTS AND OTHER ASSETS

           Other investments                               506,897     548,551

           Deferred charges                                 55,912      56,072
                                                         _________   _________
             Total investments and other assets            562,809     604,623
                                                         _________   _________


          PROPERTY, PLANT AND EQUIPMENT

           Plant in service                              5,395,369   5,462,656

           Plant under construction                             --      26,497

           Accumulated depreciation                       (943,667) (1,130,277)
                                                         _________   _________
             Net property, plant and equipment           4,451,702   4,358,876
                                                         _________   _________
          TOTAL ASSETS                                  $5,480,846  $5,745,205
                                                         =========   =========

          LIABILITIES AND STOCKHOLDER'S EQUITY

          CURRENT LIABILITIES

           Current maturities of long-term debt         $  226,981  $  226,981

           Accounts payable                                162,632     114,868

           Construction accounts payable                   243,353     110,640

           Customer deposits                                13,196      15,824

           Other taxes accrued                               8,498      24,690

           Other current liabilities                        15,662      16,327
                                                         _________   _________
             Total current liabilities                     670,322     509,330
                                                         _________   _________

          LONG-TERM DEBT                                 3,863,654   4,039,017
                                                         _________   _________

          DEFERRED TAXES                                   112,037     184,909
                                                         _________   _________

          STOCKHOLDERS' EQUITY

           Capital stock, $10 par value, authorized
            1,000 shares; issued and outstanding, 275
            shares                                          2,750        2,750

           Retained earnings                              832,083    1,009,199
                                                         _________   _________
           Total stockholders' equity                     834,833    1,011,949
                                                         _________   _________

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $5,480,846   $5,745,205
                                                        =========    =========

          The accompanying notes are an integral part of these financial statements.

                              KINGSLEY TELEPHONE COMPANY

                      Statements of Income and Retained Earnings
                    for the Years Ended December 31, 1991 and 1992
                and the Nine Months Ended September 30, 1992 and 1993

                                         Year Ended             Nine Months Ended
                                         December 31,              September 30,
                                   _______________________    ______________________
                                      1991         1992          1992        1993
                                   _________    __________    _________   __________
                                        (consolidated)            (unaudited)
REVENUES
    Local service                 $  313,869   $  317,536   $  237,864   $  249,041
    Network access                   743,603      900,064      629,267      805,238
    Other                            102,996      120,350       90,085      115,316
                                   _________    _________    _________    _________
                                   1,160,468    1,337,950      957,216    1,169,595
                                   _________    _________    _________    _________

EXPENSES
    Plant operations                 251,124      287,607      221,794      194,245
    Customer operations              160,283      210,285      156,128      151,876
    Corporate operations             457,417      337,747      229,631      269,403
    Depreciation and amortization    223,459      243,118      185,042      186,757
                                   _________    _________    _________    _________
                                   1,092,283    1,078,757      792,595      802,281
                                   _________    _________    _________    _________

OPERATING INCOME                      68,185      259,193      164,621      367,314
                                   _________    _________    _________    _________

OTHER INCOME (EXPENSE)
    Interest expense                 (98,802)    (188,368)    (140,354)    (143,424)
    Income (loss) from cellular
     partnership                          --      (65,880)     (91,729)      34,000
    Other income                      35,279        6,250        4,456        3,383
                                   _________    _________    _________    _________
                                     (63,523)    (247,998)    (227,627)    (106,041)
                                   _________    _________    _________    _________

INCOME (LOSS) BEFORE INCOME TAXES
 AND CUMULATIVE EFFECT OF CHANGE
 IN ACCOUNTING PRINCIPLE               4,662       11,195      (63,006)     261,273
INCOME TAX EXPENSE (BENEFIT)         (52,456)      (6,027)      (4,959)      64,632
                                   _________    _________    _________    _________

INCOME (LOSS) BEFORE CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE                            57,118       17,222      (58,047)     196,641
CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE                     --       46,731       46,731           --
                                   _________    _________    _________    _________
NET INCOME (LOSS)                     57,118       63,953      (11,316)     196,641
RETAINED EARNINGS - BEGINNING        727,512      776,380      776,380      832,083
CASH DIVIDENDS                        (8,250)      (8,250)      (8,250)     (19,525)
                                   _________    _________    _________    _________
RETAINED EARNINGS - ENDING        $  776,380    $ 832,083   $  756,814   $1,009,199
                                   =========    =========    =========    =========
WEIGHTED AVERAGE SHARES
 OUTSTANDING                             275          275          275          275
                                   =========    =========    =========    =========
EARNINGS (LOSS) PER AVERAGE
 COMMON SHARE:
INCOME (LOSS) BEFORE CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING
 PRINCIPLE                        $   207.70    $   62.63   $  (211.08)  $   715.06
CUMULATIVE EFFECT OF CHANGE IN
 ACCOUNTING PRINCIPLE                     --       169.93       169.93           --
                                   _________    _________    _________    _________
EARNINGS (LOSS) PER AVERAGE
 COMMON SHARE                     $   207.70    $  232.56   $   (41.15)  $   715.06
                                   =========    =========    =========    =========


      The accompanying notes are an integral part of these financial statements.

                              KINGSLEY TELEPHONE COMPANY
            Statements of Cash Flows for the Years Ended December 31, 1991 and 1992 and the Nine Months Ended September 30, 1992 and 1993



                                            Year Ended           Nine Months Ended
                                            December 31,           September 30,
                                       _____________________   ____________________
                                          1991       1992        1992       1993
                                       _________    _______    ________   _________
                                           (consolidated)          (unaudited)
OPERATING ACTIVITIES:
 Net Income (loss):                   $  57,118   $  63,953  $  (11,316)   $196,641
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating activities:
    Depreciation and Amortization       223,459     243,118     185,042     186,757
    Amortization of investment
     tax credits                        (26,857)     (4,273)     (3,204)     (3,204)
    Change in deferred taxes               (593)      4,334       4,334      76,076
    Cash surrender value of
     life insurance                     (10,206)    (10,206)     (7,655)     (7,655)
    Provision for losses on accounts
     receivable                          (4,517)         --          93       4,426
    (Income) loss from cellular
     partnership                             --      65,880      91,729     (34,000)
    Cumulative effect of change in
     accounting principle                    --     (46,731)    (46,731)         --
    Increase in prepaid pension expense      --     (18,413)         --          --
 Change in operating assets and
  liabilities:
  Change in accounts receivable         (38,899)     15,960      26,537     (39,650)
  Change in inventories                  34,798      13,541     (12,787)        226
  Change in prepaid expenses             (9,479)    (15,897)    (21,941)     (8,120)
  Change in accounts payable            (39,156)     45,111      25,989     (47,764)
  Change in other current liabilities
   and accrued expenses                 (28,426)      2,542      20,353      19,485
                                       ________     _______     _______     _______
   Net Cash Provided by Operating
    Activities                          157,242     358,919     250,443     343,218
                                       ________     _______     _______     _______

INVESTING ACTIVITIES
  Purchase of property, plant and
   equipment                         (1,732,256) (1,090,769) (1,028,974)   (226,803)
  Investment in cellular operations    (259,642)         --          --          --
  Salvage (cost of removal) on
   disposed assets                        4,400      (5,510)         --          --
                                       ________     _______     _______     _______
   Net Cash Used in Investing
    Activities                       (1,987,498) (1,096,279) (1,028,974)   (226,803)
                                      _________   _________   _________     _______

FINANCING ACTIVITIES
  Proceeds from issuance of debt      1,492,950     797,000     797,000     275,000
  Principles payments on debt           (75,564)    (77,840)    (58,068)    (99,637)
  Dividends paid                         (8,250)     (8,250)     (8,250)    (19,525)
                                       ________     _______     _______     _______

 Net Cash Provided by (Used in)
  Financing Activities                1,409,136     710,910     730,682     155,838
                                       ________     _______     _______     _______

INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                      (421,120)    (26,450)   (47,849)    272,253

CASH AND CASH EQUIVALENTS -
 BEGINNING                              635,340     214,220     214,220     187,770
                                       ________     _______     _______     _______

CASH AND CASH EQUIVALENTS -
 ENDING                              $  214,220   $ 187,770   $ 166,371    $460,023
                                      =========    ========     =======     =======



        The accompanying notes are an integral part of these financial statements.

                              KINGSLEY TELEPHONE COMPANY

                            NOTES TO FINANCIAL STATEMENTS

                              December 31, 1991 and 1992

          1.   Statement of Accounting Policies

               Kingsley Telephone Company (the "Company") is a telephone company located in Grand Traverse County, Michigan providing local exchange service and access to the toll network. The Company grants credit to customers, substantially all of whom are local residents. Other accounts receivable consist primarily of amounts due from interexchange carriers.

               Accounting policies used in the preparation of these financial statements conform to generally accepted accounting principles. The accounting records of the Company are maintained in accordance with the Uniform System of Accounts for Class A and B Telephone Companies prescribed by the Michigan Public Service Commission.

               Beginning in 1984, the Company began to provide access services to common (long distance) carriers to access the exchanges of the Company. The Company now receives settlements based on average schedules for providing access service from the Michigan Exchange Carrier Association (Intrastate) and the National Exchange Carrier Association (Interstate). Toll service, access revenues and local service revenues are recognized when earned, regardless of the period in which they are billed.

               Fluctuations in the rate of return earned by the interstate and intrastate access pools can create prior period income or expense adjustments. Prior period revenue adjustments of approximately $17,210 and $24,859 were recorded in 1991 and 1992, respectively.

               Property, Plant and Equipment

               Additions to telephone plant and replacements of significant units of property are capitalized at their original cost. Normal asset retirements are charged against the depreciation reserve along with the costs of removal less salvage, with no gain or loss recognized. In the case of extraordinary retirements, the unrecovered costs of telephone plant removed substantially in advance of the expected service life of the plant are deferred and
               amortized   over   a   period  of  years  specified  by  the
               appropriate regulatory commission.   The  composite  rate of
               depreciation   for  1991  and  1992  was  6.10%  and  5.45%,
               respectively.

               Depreciation  and   amortization   for  1991  and  1992  was
               allocated as follows:




                                                   1991       1992
                                                _________   _________

          Depreciation expense                  $ 174,016   $ 216,260
          Depreciation expense - inside wiring      8,035         -0-
          Depreciation - MPSC ordered adjustment   41,408      26,858
                                                _________   _________
              Total Depreciation                $ 223,459   $ 243,118
                                                =========   =========

               Investment tax credits are amortized to income over the productive lives of the applicable property additions. The amount amortized for 1991 and 1992 was $26,857 and $4,273, respectively, and was used to reduce federal income tax expense.

               Supplemental Cash Flow Disclosures

               Cash and cash equivalents includes cash and those short-term, highly liquid investments with original maturities of three months or less.

               The Company, on a cash basis, paid interest in the amount of $97,493 and $185,670 for 1991 and 1992, respectively. The
               Company made no cash payments of federal income taxes for 1991 and 1992.

          2.   Long-Term Debt

               Long-term debt includes 35-year and 24-year notes to the United States of America through the Rural Electrification Administration (the "REA"). These notes are payable in equal quarterly installments including interest. Also included are notes to Century Cellunet, Inc. for capital calls related to the construction of the cellular network in which the Company participates as a partner (Note 9). Interest is payable quarterly with the full principal due at the date of maturity. Installments payable within the next twelve months include approximately $226,981 in principal. The notes are as follows:


                              Amount    Maturity    Rate    12/31/92

           REA Notes -     $  305,000  10/27/94     2.0%  $    31,920
                              383,000  12/06/02     2.0%      149,143
                              460,000   7/01/06     2.0%      230,028
                              350,000   9/18/07     2.0%      189,975
                              500,000   6/14/11     5.0%      378,020
                              675,000   5/02/15     5.0%      587,234
                            2,453,000   2/28/15     5.0%    2,290,000
           Century
             Cellunet, Inc.    74,414  10/29/93    Prime       74,414
                              100,710   1/14/94    Prime      100,710
                               64,454   7/14/93    Prime       64,454
                                                            _________
              Subtotal                                    $ 4,095,898
              Deduct:  Prepayments                              5,263
                       Current maturities                     226,981
                                                            _________
              Total Long-Term Indebtedness                $ 3,863,654
                                                            =========
               Funds advanced on the REA notes, but not yet disbursed by the Company, are held in a separate bank account. REA holds $163,000 in approved but unadvanced funds. The telephone plant has been pledged as collateral for these notes. The loan agreements also contain certain restrictions on the payment of dividends. Under the REA loan agreement formula, at December 31, 1992, the Company had $15,988 of retained earnings, which are unrestricted and available for dividend distribution.

               Principal and interest installments on the above REA notes are due quarterly in equal amounts of approximately $65,542 in 1992. The maturities of all long-term debt for each of the five years succeeding December 31, 1992 are as follows:

                                1993    $226,981
                                1994    $187,296
                                1995    $ 83,158
                                1996    $ 86,055
                                1997    $ 89,010

          3.   Investments

               Other investments consist of the following at December 31, 1992:


               Investment in cellular operations, at equity         $ 439,803
               Cash value of life insurance policies                   42,342
               Investments in stock                                    24,752
                                                                      _______
                  Total Other Investments                           $ 506,897
                                                                      =======

          4.   Income Taxes

               For financial reporting purposes, the Company computes federal income tax by applying the statutory rate to all of its taxable income.

               Total income tax benefit for the year ended December 31, 1992 was allocated as follows:


               Income before cumulative effect of change in
                accounting principle                                $  (6,027)
               Cumulative effect of change in accounting
                principle                                             (46,731)
                                                                      _______
               Total income tax benefit in the statement of
                income                                              $ (52,758)
                                                                      =======

               Income   tax  benefit  attributable  to  income  before  the
               cumulative effect of a change in accounting principle is composed of the following:




                                          1991          1992
                                       __________    __________

                   Federal
                    Current            $(12,720)      $(6,088)

                    Deferred            (39,736)           61
                                        _______        ______
                                       $(52,456)      $(6,027)
                                        =======        ======


               For the year ended December 31, 1992, deferred taxes were provided for certain temporary differences between the book basis and tax basis of assets and liabilities (principally property, plant and equipment due to depreciation differences). Investment tax credits resulting from investments in telephone plant and equipment prior to January 1, 1986 have been deferred and amortized to income over the services lives of the related property.

               For the year ended December 31, 1991, deferred tax benefit resulted from timing differences in the recognition of revenue and expense for tax and financial reporting purposes. The sources of these timing differences and the tax effects of each are as follows:




                                                              1991
                                                            ________

                   Excess book depreciation over tax
                    depreciation                          $ (12,879)

                   Amortization of investment tax
                    credits                                 (26,857)
                                                           ________
                                                          $ (39,736)
                                                           ========


               The following table reconciles the statutory federal income tax expense to the effective federal income tax benefit.

                                                      1991         1992
                                                    ________     _________

                Federal income tax expense at
                  statutory rate of 34%            $  1,585      $  3,806
                Surcharge exemptions                   (886)       (2,131)
                Amortization of investment tax
                 credits                            (26,857)       (4,273)
                True-up of prior years accruals     (26,298)       (3,429)
                                                    _______       _______
                                                   $(52,456)     $ (6,027)
                                                    =======       =======

          5.   Change in Accounting Principle

               In 1992 the Company elected to adopt Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." SFAS 109 requires an asset and liability approach for financial accounting and reporting of income taxes. The cumulative effect of this change in accounting principle is $46,731 and is presented separately in the statement of income and retained earnings.

          6.   Pension Plan

               The Company has a defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

               The following table sets forth the plan's funded status and amounts recognized in the Company's statement of financial position at December 31, 1992:



       Actuarial present value of benefit obligations:
        Accumulated benefit obligation, including vested
         venefits of #331,232                                   $ (332,316)
                                                                 =========
       Projected benefit obligation for service rendered
         to date                                                $ (371,172)
       Plan assets at fair value                                   317,105
                                                                 _________
       Projected benefit obligation in excess of plan assets    $  (54,067)
       Unrecognized net gain from past experience different
        from that assumed and effects of changes in
        assumptions                                                 13,956
       Unrecognized net obligation at January 1, 1992, being
        recognized over 21 years                                    58,524
                                                                 _________
       Prepaid pension cost included in other assets            $   18,413
                                                                 =========
       Net pension cost for 1992 included the following
        components:
        Service cost-benefits earned during the period          $   19,354
        Interest cost on projected benefit obligation               26,155
        Actual return on plan assets                                (9,300)
        Net amortization and deferral                              (12,306)
                                                                 _________
        Net Periodic Cost                                       $   23,903
                                                                 =========

               The weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 6% and 3%, respectively. The expected long-term rate of return on assets was 8%.

          7.   Construction Program and Proposed New Financing

               The Company is currently involved in a construction project that involves the replacement of Falmouth switching equipment with new digital switching equipment, updating switching equipment in Kingsley and adding a remote switch in the Summit City area. A majority of this construction program has been completed while the balance will take place over the next few years and will also include additions and improvements to outside plant including installation of some fiber optic cable. This project is being funded with proceeds from an REA loan in the amount of $2,453,000. See
               Note 2.

          8.   Investment in Subsidiary

               During 1987, the Company formed a wholly owned subsidiary, Michigan Communication Technologies, Inc. ("MCT") for the purpose of conducting deregulated communications and related business. The operations of MCT were consolidated with the operations of Kingsley in the financial statements.

               Due to continuing losses and the lack of any certainty of the subsidiary company being able to reach levels of ongoing revenues that would sustain the subsidiary company's operations, the Company, as its sole shareholder, discontinued MCT's operations on November 30, 1991 and dissolved MCT in 1992.

               The MCT assets and liabilities were transferred to the Company, along with any remaining warranty or service obligations on equipment previously installed. The Company intends to sell the equipment and materials it received in this transfer, as well as handle any future sales or services formerly provided by MCT, as part of its own deregulated operations.

          9.   Cellular Telephone Service

               The Company has an approximately 11% interest in Cellular North Michigan Network General Partnership (the "Partnership"). The Partnership, formed in September 1990, provides cellular service for Michigan RSA #3 and RSA #5, which serve a market having a population of approximately 292,000. The Partnership, which commenced providing cellular service in 1990, incurred losses in 1991 and in 1992.

               During 1991 and 1992, Century Cellunet, Inc., which has an approximately 22% interest in, and is the operator of, the Partnership, loaned the Company an aggregate of approximately $240,000 to assist the Company in meeting its capital requirements to the Partnership, which loans remain outstanding. For additional information, see Note 2.

          10.  Michigan Public Service Commission Settlement Agreements

               Because of earnings in excess of its allowed rate of return, the Company, during 1990, agreed to a $1.00 per month, per subscriber, temporary local service credit. This credit began with the January 1, 1990 billing period, was extended for a period beginning with the October 1, 1990 billing period, and terminated with the September 30, 1991 billing period. As a result of continued excess earnings the credit was continued through March 1, 1993 but at a reduced rate of $.68. These temporary credits had the effect of reducing local service revenue by approximately $22,300 and $15,974 in 1991 and 1992, respectively. Local service revenue will be reduced by approximately $2,960 in 1993.

               Additionally, as part of the excess earnings settlement agreements with the Staff of the Michigan Public Service Commission, (Case Nos. U-9692 and U-8757) the Company recorded $41,408 and $26,858 in additional depreciation for 1991 and 1992, respectively.

               The Company also agreed to a reduced access settlement from the Michigan Exchange Carriers Association for a period of twelve months beginning in October 1991 and terminating after September 1992. This caused a reduction in access revenues of $17,370 and $52,110 in 1991 and 1992, respectively.

          11.  Contingent Liabilities

               During a construction project in 1991, a contractor hired by the Company ruptured an oil pipeline causing significant damage to both the pipeline and the surrounding area. Although the Company's management, after consulting with outside counsel, believes the Company is not liable for this accident, the Michigan Department of Natural Resources named the Company as a potential responsible party. The pipeline owner has also initiated litigation against the Company and its insurer, among others, to recover the cleanup costs that the pipeline owner incurred, which are estimated to be in excess of $300,000. The Company's insurer is providing the Company's legal representation in this matter. No provision for any potential liability has been made in the Company's financial statements.

          12.  Subsequent Event (unaudited)

               On September 13, 1993, the Company entered into a Merger Agreement with Century Telephone Enterprises, Inc. ("Century"), among others, pursuant to which a wholly-owned subsidiary of Century will be merged with and into the Company. This transaction is expected to be consummated during the first quarter of 1994.

                                                               APPENDIX I




                                 MERGER AGREEMENT

                          Dated as of September 13, 1993

                                   By and Among

                       Century Telephone Enterprises, Inc.

                            KTC Acquisition Corporation,

                            Kingsley Telephone Company

                                      and

             The Principal Shareholders of Kingsley Telephone Company

                                  TABLE OF CONTENTS

                                                                       Page

          SECTION 1.  THE MERGER                                           2
                     1.1    Merger.........................................2
                     1.2    Closing; Effective Date........................2
                     1.3    Articles of Incorporation and By-laws..........2
                     1.4    Directors and Officers.........................2
                     1.5    Conversion of Shares...........................2
                     1.6    No Fractional Shares...........................3
                     1.7    Exchange of Stock Certificates.................3
                     1.8    Dissenting Shares..............................3

          SECTION 2. REPRESENTATIONS AND WARRANTIES
                     OF KINGSLEY AND THE PRINCIPAL SHAREHOLDERS            4
                     2.1    Existence and Good Standing....................4
                     2.2    Capitalization; Stock Ownership................4
                     2.3    Authorization..................................4
                     2.4    Enforceable Agreement..........................5
                     2.5    Compliance with Applicable Laws................5
                     2.6    Permits; Regulatory Matters....................5
                     2.7    Litigation; Adverse Facts......................6
                     2.8    Employment Relations...........................6
                     2.9    Financial Statements...........................7
                     2.10   Property.......................................7
                     2.11   Undisclosed Liabilities........................8
                     2.12   Books and Records..............................8
                     2.13   Material Contracts.............................8
                     2.14   Insurance......................................9
                     2.15   Tax Matters....................................9
                     2.16   Employee Benefit Plans........................10
                     2.17   Environmental Matters.........................11
                     2.18   Customers and Suppliers.......................12
                     2.19   Absence of Certain Changes....................12
                     2.20   Information Statement.........................13
                     2.21   Shareholder Approval..........................13
                     2.22   Continuity of Investment......................13
                     2.23   Broker's Fees.................................13
                     2.24   Full Disclosure...............................13

          SECTION 3.  REPRESENTATIONS AND WARRANTIES OF
                       CENTURY                                            13
                     3.1    Existence and Good Standing...................13
                     3.2    Organization of Sub...........................13
                     3.3    Authorization.................................14
                     3.4    Enforceable Agreement.........................14
                     3.5    Century Stock.................................14
                     3.6    Registration Statement........................14
                     3.7    Broker's Fees.................................14

          SECTION 4.  PRE-CLOSING COVENANTS                               15
                     4.1    Cooperation and Best Efforts..................15
                     4.2    Press Releases................................15
                     4.3    Amendment to Registration Statement...........15
                     4.4    Approval  of  Shareholders; Information
                            Statement.....................................15
                     4.5    Rule 145......................................16
                     4.6    Conduct of Business of Kingsley...............16
                     4.7    Notification of Changes.......................16
                     4.8    Prohibited Negotiations.......................17
                     4.9    Due Diligence Review..........................17
                     4.10   Century Preferred Stock.......................17
                     4.11   Litigation....................................17

          SECTION 5.  CONDITIONS PRECEDENT                                17
                     5.1    Conditions to All Parties.....................17
                     5.2    Additional   Conditions   to  Century's
                            Obligations...................................18
                     5.3    Additional Condition to Kingsley's  and
                            the Principal Shareholders' Obligations.......19

          SECTION 6.  POST CLOSING COVENANTS                              20
                     6.1    Dispositions of Century Stock.................20
                     6.2    Further Assurances............................20
                     6.3    Notification of Regulatory Authorities........21
                     6.4    Releases......................................21

          SECTION 7.  INDEMNIFICATION                                     21
                     7.1    Indemnification Rights........................21
                     7.2    Limitations; Certain Expenses.................21

          SECTION 8.  TERMINATION AND ABANDONMENT                         22
                     8.1    Termination...................................22
                     8.2    Effect of Termination; Survival...............22

          SECTION 9.  MISCELLANEOUS                                       22
                     9.1    Notices.......................................22
                     9.2    Knowledge.....................................23
                     9.3    Waiver........................................23
                     9.4    Expenses......................................23
                     9.5    Integrated Agreement..........................23
                     9.6    Choice of Law.................................23
                     9.7    Parties in Interest...........................23
                     9.8    Amendment.....................................23
                     9.9    Remedies......................................24
                     9.10   Survival......................................24
                     9.11   Headings......................................24
                     9.12   Gender........................................24
                     9.13   Counterparts..................................24


                                  LIST OF SCHEDULES

          Schedule 2.2     Ownership of Kingsley Common Stock
          Schedule 2.8     Compensation of Certain Employees
          Schedule 2.10    Real Property
          Schedule 2.13    Material Contracts
          Schedule 2.14    Insurance
          Schedule 2.16    Employee Benefit Plans


                                   LIST OF EXHIBITS

          Exhibit A     Preferences, Limitations and Relative Rights of Century
                          Preferred Stock
          Exhibit B     Certificate of Merger
          Exhibit C     Financial Statements of Kingsley
          Exhibit D     Rule 145 Letter Agreement
          Exhibit E     Opinion of Counsel to the Principal Shareholders
          Exhibit F     Opinion of Counsel to Kingsley

                                   MERGER AGREEMENT


               MERGER AGREEMENT (the "Agreement"), dated as of September 13, 1993, by and among Century Telephone Enterprises, Inc., a Louisiana corporation ("Century"), KTC Acquisition Corporation, a Michigan corporation and wholly-owned subsidiary of Century
          ("Sub"), Kingsley Telephone Company, a Michigan corporation ("Kingsley"), and Harry Calcutt and Northwestern Savings Bank & Trust (formerly Northwestern Savings & Loan), a banking association organized under the laws of Michigan ("Northwestern"), both appearing herein in their capacities as the sole trustees of the Sterling M. Nickerson Trust created pursuant to Article IV of the Last Will and Testament of Sterling
          M. Nickerson (the "Trust"). Mr. Calcutt and Northwestern are collectively referred to herein as the "Principal Shareholders."


                                     WITNESSETH:

               WHEREAS, the respective Boards of Directors of Century, Sub and Kingsley deem it desirable and in the best interests of their respective shareholders to merge Sub with and into Kingsley pursuant to the terms and conditions hereof (the "Merger");

               WHEREAS, the Principal Shareholders, who in their capacities as trustees of the Trust are the record owners of approximately 76.4% of the issued and outstanding capital stock of Kingsley, deem it desirable and in the best interests of Kingsley's shareholders, the Trust and the Trust's beneficiaries to consummate the Merger pursuant to the terms and conditions hereof;

               WHEREAS, pursuant to the Merger each of the 275 issued and outstanding shares of common stock, $10.00 par value per share, of Kingsley ("Kingsley Common Stock") will be converted into shares of 5% Cumulative Convertible Series K Preferred Stock, $25.00 par value per share, of Century having the preferences, limitations and relative rights set forth on Exhibit A hereto ("Century Preferred Stock") and shares of common stock, $1.00 par value per share, of Century (hereinafter referred to separately as the "Century Common Stock" and collectively with the Century Preferred Stock as the "Century Stock"); and

               WHEREAS, the parties intend the Merger to be carried out in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in order to qualify the Merger as a reorganization within the meaning thereof;

               NOW,  THEREFORE,  in  consideration  of the representations,
          warranties,  covenants  and  agreements  contained   herein,  the
          parties agree as follows:


                                SECTION 1.  THE MERGER

               1.1 Merger. Subject to the terms and conditions of this Agreement, as of the Effective Time (as defined below) Sub shall be merged with and into Kingsley in accordance with the Michigan Business Corporation Act (the "MBCA"), the separate existence of Sub shall cease, and Kingsley shall be the surviving corporation (the "Surviving Corporation") and shall continue its corporate existence under the name "Century Telephone of Northern Michigan, Inc."

               1.2 Closing; Effective Date. (a) The closing of the transactions contemplated hereunder (the "Closing") shall take place at the New Orleans offices of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, commencing at 10:00 a.m. local time on (i) the last business day of the month in which all of the conditions set forth in Section 5 have been satisfied or duly waived or (ii) on any other mutually agreeable date (the "Closing Date").

                    (b) At the Closing, the parties shall, upon delivery to the other of the certificates, opinions and other instruments contemplated by Section 5 of this Agreement (collectively,
          "Closing Instruments") or otherwise providing proof of the satisfaction or waiver of each of the conditions set forth in
          Section 5, cause the Merger to be consummated by duly filing with the Secretary of State of Michigan a properly executed Certificate of Merger (the "Certificate of Merger") in substantially the form attached as Exhibit B in accordance with the provisions of the MBCA. In accordance with the MBCA and the terms of the Certificate of Merger, the Merger shall be effective as of 10:59 p.m. local time on the date of such filing (such time and date being hereinafter referred to respectively as the "Effective Time" and the "Effective Date").

               1.3 Articles of Incorporation and By-laws. The Articles of Incorporation of Kingsley, as amended and restated as of the Effective Time in the manner provided in the Certificate of Merger, and the By-laws of Kingsley shall be the Articles of Incorporation and By-laws of the Surviving Corporation after the Effective Time unless and until amended in accordance with their terms and as provided by law.

               1.4 Directors and Officers. The directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation after the Effective Time, each to hold office until their respective successors are duly elected and qualified. Immediately after the Effective Time, Century shall take, or cause the Surviving Corporation to take, any actions necessary to effectuate this subsection 1.4.

               1.5 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any further action on the part of Century, Sub, Kingsley, the Surviving Corporation or any holder of any of the following securities:

                    (a) All shares of Kingsley Common Stock that are held in the treasury of Kingsley shall be cancelled;

                    (b) Each share of Kingsley Common Stock issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares (as defined in subsection 1.8) and shares of Kingsley Common Stock to be cancelled pursuant to subsection 1.5(a), shall be converted into an aggregate of (i) 272.73 fully paid and nonassessable shares of Century Preferred Stock and (ii) such number of fully paid and nonassessable shares of Century Common Stock as is derived by dividing $8,636.36 by the average per share closing price of Century Common Stock reported on the New York Stock Exchange Composite Tape for the five trading days immediately preceding the second trading day prior to the Closing Date (the "Average Price"), provided, however, that if the application of the foregoing formula would result in more than 95,000 shares of Century Common Stock being issued, then Century shall have the option, in lieu of delivering such excess number of shares, to pay an amount of cash (without interest) equal to such excess number of shares multiplied by the Average Price; and

                    (c) All issued and outstanding shares of capital stock of Sub shall be converted into 100 fully paid and nonassessable shares of common stock of the Surviving Corporation.

               1.6 No Fractional Shares. Notwithstanding any other provision of this Agreement, no interest with respect to fractional shares of Century Stock shall accrue or be recognized in connection with the consummation of the Merger.

               1.7 Exchange of Stock Certificates. After the Effective Date, each holder of an outstanding certificate or certificates previously representing shares of Kingsley Common Stock (other than treasury shares and shares as to which dissenters' rights have been perfected and not withdrawn pursuant to the MBCA) shall be entitled, upon surrender to Century or its designated agent of such certificates accompanied by a properly completed and executed letter of transmittal to be prepared by Century, to receive certificates representing the whole number of shares of Century Stock into which the shares of Kingsley Common Stock previously represented by the certificate or certificates so surrendered shall have been converted, along with any cash that Century may elect to deliver pursuant to subsection 1.5(b). Until surrendered, each outstanding certificate shall be deemed for all purposes to represent the number of whole shares of Century Stock into which the shares of Kingsley Common Stock previously represented thereby shall have been converted, provided, however, that Century may, at its option, refuse to pay to the holders of certificates previously representing shares of Kingsley Common Stock that have not been surrendered for exchange any dividend or other distribution payable in respect of shares of Century Stock.

               1.8 Dissenting Shares. Notwithstanding anything in this Agreement or the MBCA to the contrary, the parties agree that shares of Kingsley Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered to Kingsley a written objection to the Merger in accordance with Section 763 of the MBCA ("Dissenting Shares") shall not be converted into shares of Century Stock pursuant to subsection 1.5(b), but, instead, shall entitle such holder to payment of the fair value of his Dissenting Shares in accordance with the provisions of Sections 761 through 774, inclusive, of the MBCA. Kingsley shall give Century prompt written notice of any such objections or demands received by it, shall permit Century to participate in all negotiations and proceedings with respect thereto and, except with the prior written consent of Century, shall not make any payment with respect to, or settle or offer to settle, any such objections or demands.

                      SECTION 2. REPRESENTATIONS AND WARRANTIES
                     OF KINGSLEY AND THE PRINCIPAL SHAREHOLDERS

               Kingsley  and  the  Principal   Shareholders   jointly   and
          severally   hereby   make   the   following  representations  and
          warranties to Century:

               2.1 Existence and Good Standing; Subsidiaries. (a) Kingsley is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, which is the only jurisdiction in which the conduct of its business requires it to be qualified to do business, and Kingsley has all requisite power and authority to own its property and to carry on its business as it is now being conducted.

                    (b)  Except for its general partnership interest in the
          Cellular North Michigan Network General Partnership (the "Partnership"), a Michigan general partnership formed pursuant to the Partnership Agreement dated as of December 31, 1990 (the "Partnership Agreement"), Kingsley has no subsidiaries and does not own or have the right or obligation to acquire, directly or indirectly, any capital stock or other interest in any entity.

               2.2 Capitalization; Stock Ownership. (a) The authorized capital stock of Kingsley consists solely of 1,000 shares of common stock, $10.00 par value per share, of which 275 shares are issued and outstanding and none are held as treasury shares. There are no outstanding options or other rights to acquire any shares of capital stock of Kingsley or any security convertible into such shares, nor any obligation or commitment to issue, sell or deliver any of the foregoing. All of the issued and outstanding shares of Kingsley's capital stock are validly issued, fully paid and nonassessable.

                    (b) Schedule 2.2 hereto sets forth all of the shareholders of Kingsley (the "Shareholders"), the number of shares of Kingsley Common Stock owned of record by each and the state in which each Shareholder is domiciled.

               2.3  Authorization.  (a)  Mr.  Calcutt  has  the  full legal right,  power,  capacity  and  authority to execute, deliver  and perform this Agreement and all Closing Instruments to be delivered by him hereunder, without the consent or authority of any other person.

                    (b)  Northwestern  has  full  power  and  authority  to
          execute, deliver and perform this Agreement and all Closing Instruments to be delivered by it hereunder, without any consents or corporate proceedings on the part of Northwestern or any other person.
                    (c)  Kingsley has full power and authority  to  execute
          and deliver this Agreement and all Closing Instruments to be delivered by it hereunder and, subject to the requisite approval of this Agreement by the Shareholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by Kingsley of this Agreement and all Closing
          Instruments to be delivered by it hereunder have been duly authorized by Kingsley's Board of Directors, and no other corporate proceedings (other than the requisite approval of this Agreement by the Shareholders) on the part of Kingsley are necessary or required.

               2.4 Enforceable Agreement. This Agreement and each Closing Instrument to be delivered under subsection 5.2 is, or upon execution  by  each  party  thereto  will be, a legal, valid  and binding obligation of each of the Principal Shareholders and Kingsley, enforceable against each of them in accordance with its terms. Neither the execution, delivery nor performance of this Agreement or the Closing Instruments will (a)(i) violate, conflict with, or result in a breach of any provisions of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or
          (iv) result in the creation of any adverse claim against any of the properties or assets of Kingsley or the Trust under, any of the provisions of the articles of incorporation or by-laws of Kingsley, the Trust or any note, lease, license, agreement or other instrument or obligation to which Kingsley, the Trust or either of the Principal Shareholders is a party, or by which any of them or their assets are bound; (b) violate any judgment, order, statute, rule or regulation ("Applicable Law") of any federal, state or local court or other legislative, judicial, regulatory or other governmental body ("Governmental Body") to which Kingsley, the Trust or either of the Principal Shareholders are subject or by which they are bound; or (c) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any Governmental Body or any third party that transacts business with them.

               2.5 Compliance with Applicable Laws. Without limiting the scope of any other representation or warranty made in this
          Section 2, Kingsley has complied with and is not in material default in any respect under, and it has not been charged or threatened with or come under investigation with respect to, any Applicable Law.

               2.6  Permits;  Regulatory  Matters.    (a)   Kingsley  is  a
          regulated public utility in the State of Michigan, holds a Certificate of Convenience and Necessity and is duly registered with the Michigan Public Service Commission ("PSC").

                    (b) Kingsley possesses all other federal, state and local franchises, permits, licenses, certificates, approvals and other authorizations necessary to own or lease and operate its properties and to conduct its business as now conducted, all of which are hereinafter referred to collectively with the certificate referred to in paragraph (a) as the "Permits."

                    (c) All Permits are in full force and effect, have been legally and validly issued, and will continue in full force and effect without modification after the Effective Date without the consent of, or the making of any filing with, any Governmental Body. Kingsley is not in default under the terms of any Permit and has not received notice of any default thereunder or any similar indication that any Governmental Body intends to modify, revoke or review any Permit.

                    (d) Kingsley has no inventory, plant or equipment that has been disallowed from rate base or excluded from the revenue calculations for any pool (unless due to the deregulation of the service for which such assets are used) in any rate order issued by the PSC or the Federal Communications Commission ("FCC") or any determination by an administrator of an interstate or intrastate pool, or received notification that the PSC or the FCC or any pool administrator proposes to effect any such exclusions.

                    (e) Kingsley has not elected to file interexchange tariffs under Sections 61.41 - 61.49 of the FCC's price cap rules.

               2.7 Litigation; Adverse Facts. (a) The order entered on October 22, 1992 by the Probate Court for the County of Grand Traverse, State of Michigan, Probate Court No. 15,872, confirming the power of the Principal Shareholders to execute, deliver and perform this Agreement (the "Order") (i) is in full force and effect and (ii) has at no time been suspended or stayed by the Claim of Appeal (the "Appeal") filed by certain beneficiaries of the Trust (the "Petitioners") on November 12, 1992 in the Court of Appeals, State of Michigan. Since the filing of the Appeal, the Petitioners have not filed a brief or otherwise actively pursued the Appeal.

                    (b) Kingsley is currently a party to a legal proceeding (the "Proceeding") in which the Company's insurance carrier is providing legal representation. To the best knowledge of Kingsley and the Principal Shareholders, the Proceeding, which resulted from the Kingsley's contractor causing damage to a pipeline owned by Dart Oil Company, will not have an adverse effect on the business, financial condition, results of operation, cash flow or prospects of Kingsley.

                    (c)  Except for the actions set forth in paragraphs (a)
          and (b) above, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the best knowledge of Kingsley and the Principal Shareholders, threatened before any Governmental Body, to restrain, prohibit or otherwise challenge the transactions contemplated hereby or against or affecting the business, financial condition, results of operation, cash flow or prospects of Kingsley, nor is there any reasonable basis therefor.

               2.8 Employment Relations. (a) There are no unfair labor practice charges pending or, to the best knowledge of Kingsley and the Principal Shareholders, threatened against Kingsley before the National Labor Relations Board or otherwise, and are no strikes, disputes, slowdowns, or other labor disruptions pending or, to the best knowledge of Kingsley and the Principal Shareholders, threatened against Kingsley. There is no labor union that claims to represent Kingsley's employees and no collective bargaining agreement currently being negotiated by Kingsley with respect to its employees.

                    (b) Set forth on Schedule 2.8 is an accurate and complete list showing the names, titles and annual compensation of all of the Company's employees.

               2.9 Financial Statements. (a) Attached hereto as Exhibit C are true and complete copies of (i) the balance sheets at December 31, 1992, 1991 and 1990, and the related statements of income, retained earnings and cash flow, and related notes thereto for the fiscal years then ended, all of which have been prepared in accordance with generally accepted accounting principles consistently applied ("GAAP") and have been audited by McCartney and McIntyre, P.C. in accordance with generally accepted auditing standards (collectively, the "Financial Statements"), and (ii) the unaudited balance sheet of Kingsley at June 30, 1993 (the "Interim Balance Sheet") and the related unaudited statements of income, retained earnings and cash flow for the period then ended (together with the Interim Balance Sheet, the "Interim Financial Statements"), all of which have been prepared in accordance with GAAP.

                    (b)   The Financial Statements  and  Interim  Financial
          Statements present fairly the financial condition, results of operations and cash flows of Kingsley to which they relate as of the respective dates thereof and for the periods referred to therein. Kingsley has not had, nor were any of its assets subject to, any liability, commitment, indebtedness or obligation of any kind whatsoever that is not reflected or adequately reserved against in the Interim Balance Sheet. The Interim Financial Statements reflect all adjustments that are necessary for a fair statement of the financial condition, results of operation and cash flow for the interim periods presented therein.

                    (c) Kingsley has delivered to Century a true and complete copy of Kingsley's capital expenditure budget for 1993, and each subsequent amendment thereto.

                    (d) The accounts receivable of Kingsley reflected in the Interim Balance Sheet or arising since the date thereof (i) have been accrued and recorded in the ordinary course of business consistent with past practices and in accordance with GAAP, and
          (ii) are current and collectible net of the reserve reflected on the Interim Balance Sheet or in the accounting records of Kingsley as of the Effective Date (which reserves are adequate and calculated consistent with past practice).

               2.10 Property; Access Lines. (a) Kingsley is the lawful owner of, and has good and marketable title to, an 11.19% general partnership interest in the Partnership, free and clear of any liens, mortgages, pledges, charges, encumbrances, restrictions, claims, security interests or other adverse claims of any kind (collectively, "Liens").

                    (b) Kingsley validly owns or leases all properties and assets necessary for the continued conduct of its business in the ordinary course consistent with past practices and has good, valid and marketable title to, or valid leasehold interests in, all its properties and assets reflected in the Interim Balance Sheet (or which would be reflected if not fully depreciated or amortized), and all of the assets thereafter acquired by it through the Effective Date, free and clear of any Liens. The equipment and other tangible personal property owned or leased by Kingsley are in good operating condition and repair, conform to all Applicable Laws or Permits relating to their use and are suitable for the purposes for which they are used.

                    (c) Schedule 2.10 hereto contains an accurate and complete list of all real property owned or leased by Kingsley and includes the name of the record title holder thereof. Kingsley has good and marketable title to all real property specified as owned by it on Schedule 2.10 (or required to be set forth on such schedule), free and clear of any Liens, except for Liens set forth thereon. All of the buildings and other improvements on the real property listed on Schedule 2.10 (or required to be set forth on such schedule) are in good operating condition and repair and are suitable for the purposes for which they are used. None of such buildings or improvements (or any equipment therein), nor the operation or maintenance thereof, violates any Applicable Law (including any zoning regulations or historic preservation laws) or encroaches on any property owned by others.

                    (d) Kingsley does not own or control, or have any right, license or interest in, any patents, trademarks, service marks, trade names, copyrights or other intellectual property, nor any applications or registrations therefor, and has not infringed upon or violated the intellectual property rights of any other person.

                    (e) Kingsley provides telephone service to not less than 2,400 access lines.

               2.11 Undisclosed Liabilities. Kingsley does not have any outstanding indebtedness, claims, obligations, liabilities or commitments of any nature whatsoever, whether absolute, accrued, contingent, known, unknown, matured or unmatured, except (i) liabilities reflected on the Interim Balance Sheet and (ii) liabilities that have arisen since June 30, 1993 in the ordinary course of business consistent with past practices that are not material individually or in the aggregate.

               2.12 Books and Records. All of the books and records (including minutes of board of director and shareholder proceedings) of Kingsley and all files, data and other materials relating to the business of Kingsley have been prepared and maintained in accordance with good business practices and comply with all Applicable Laws. The accounting records of Kingsley have been prepared and maintained in accordance with customary accounting practices consistently applied.

               2.13 Material  Contracts.    (a) Except   as  set  forth  on
          Schedule 2.13, Kingsley is neither a party to, nor is it or its assets bound by or subject to, (i) any collective bargaining agreement or employment agreement, (ii) any powers of attorney,
          (iii) any agreement, contract or commitment relating to capital expenditures, (iv) any loan or advance to, or investment in, any other person or entity (including the Shareholders or affiliates of Kingsley) or any agreement relating thereto, (v) any line of credit (whether drawn upon or not), loan agreement, guarantee or other form of indebtedness to any other person or entity, including the Shareholders or affiliates of Kingsley ("Debt Instruments"), (vi) any oral or written lease or sublease, whether it is lessor or lessee, (vii) any agreement or commitment obligating it to sell or otherwise dispose of any substantial part of its assets to, or to enter into a business combination or share exchange with, any other person or entity, (viii) any oral or written agreement, commitment, understanding or other arrangement to deliver severance payments, bonuses or commissions to any current or former director, officer, Shareholder, employee, agent or representative, (ix) any agreement, contract or commitment not entered into in the ordinary course of business consistent with past practices that involves a payment or payments of $25,000 or more and is not cancelable without penalty within 30 days, or (x) any agreement, contract or commitment, whether or not entered into in the ordinary course of business, that might have a material adverse effect on the business, financial condition, results of operation, cash flow or prospects of Kingsley.

                    (b)  Each  of  the agreements, contracts or commitments
          listed on Schedule 2.13 ("Material Agreements") is in full force and effect and enforceable by Kingsley. Kingsley has not, in any material respect, breached, nor is there any pending or threatened claim that it has breached, any of the terms or conditions of any of its Material Agreements or the Partnership Agreement. None of the Debt Instruments listed on Schedule 2.13 prohibit or restrict Kingsley from prepaying the indebtedness evidenced thereby, or obligate Kingsley to pay any penalties or premiums in connection therewith.

                    (c) Neither Kingsley nor its Shareholders are a party to any shareholder agreement or similar arrangement restricting or governing the Shareholders' rights to dispose of their Kingsley Common Stock.

               2.14 Insurance. Schedule 2.14 contains a list of all policies of insurance owned or held by Kingsley or relating to its business, properties, directors or employees, specifying the amount of the coverage, the type of the coverage and any pending claims thereunder. These policies are valid and in full force and effect, are sufficient to satisfy all requirements of Applicable Law and any agreements to which Kingsley is a party, and provide insurance coverage that is customary and adequate for corporations of similar size engaged in similar lines of business.

               2.15 Tax Matters.   (a)   Kingsley  has  (i) duly and timely
          prepared and filed with the appropriate Governmental Bodies all required Tax Returns (as defined below), which Tax Returns are true, correct and complete in all material respects and (ii) timely paid all Taxes (as defined below) or made adequate provision in the Financial Statements and Interim Financial Statements for the payment of all Taxes shown to be due on such Tax Returns. No extension of time within which to either file any Tax Return or to pay any Tax of Kingsley has been filed or requested.

                    (b) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Kingsley. No audit, examination or investigation is presently being conducted by any Governmental Body, no unpaid Tax deficiencies or additional liabilities have been proposed by any Governmental Body.

                    (c) For both accounting and ratemaking purposes, Kingsley has been using, and will continue to use up to the
          Closing Date, (i) a normalization method of accounting as described in Sections 167(i) (as in effect at the time the related assets were placed in service) and 168(i) of the Code for the federal income tax effect of the use of accelerated depreciation and (ii) a method of accounting for investment credits that conforms with the requirements of Section 46(f) of the Code, as in effect at the time the related assets were placed in service.

                    (d)  Kingsley   has  neither  been  a  member   of   an
          affiliated group filing a consolidated federal income Tax Return nor has any liability for the Taxes of any person other than Kingsley under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

                    (e)  Kingsley   has  not  made  any  payments,  is  not
          obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

                    (f) For purposes of this subsection, (i) "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body with respect to Taxes and (ii) "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any Governmental Body, including, without limitation, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest or penalties attributable thereto.

               2.16 Employee Benefit Plans. (a) Schedule 2.16 sets forth a list of all deferred compensation plans, all death, disability, and retirement plans, all medical reimbursement plans, all employee welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all pension plans (within the meaning of
          Section 3(2) of ERISA), all severance plans, all bonus plans and all other employee benefit plans of any kind or character, whether written or oral, that Kingsley maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute ("Employee Benefit Plans").

                (b) For each Employee Benefit Plan, Kingsley has delivered to Century correct and complete copies of the plan documents and summary plan descriptions, all Form 5500 Annual Reports (if any) filed for plan years after 1987 and all related trust agreements, insurance contracts and other funding agreements and all reports permitted by Labor Department Regulation Section 2520.104-23 with respect to plan years after 1987.

                (c) None of the Employee Benefit Plans (i) is a multiemployer plan as defined in Section 3(37) of ERISA, (ii) is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) or (iii) has been completely or partially terminated or been the subject of a reportable event (as defined in Section 4043 of ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation ("PBGC").

                (d) Each Employee Benefit Plan complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other Applicable Laws and all required reports have been filed or distributed appropriately with respect thereto.

                (e) Each  Employee  Benefit  Plan  that  is  designated  on
          Schedule 2.16 as being intended to be qualified under Section 401(a) of the Code is so qualified and Kingsley has received, within the last two years, a favorable determination letter from the Internal Revenue Service with respect to each such Employee Benefit Plan, true and complete copies of which have been furnished to Century.

                (f) With respect to each Employee Benefit Plan that is a pension plan within the meaning of Section 3(2) of ERISA, (i) all costs of such plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices, (ii) Schedule 2.16 sets forth for each such plan, as of the last valuation date, the amount by which such plan's assets and "benefit liabilities" (within the meaning of Section 4001 of ERISA) computed on a plan termination basis and since such valuation date for each such plan, there neither been any amendment or change to any such plan that would increase the amount of benefits thereunder nor any event or occurrence that would cause the excess of the assets over the benefit liabilities to be reduced, (iii) all contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each such plan and all contributions for any period ending on or before the Effective Date that are not yet due have been paid to each such plan or accrued in accordance with the past practice of Kingsley, (iv) no accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, has been incurred with respect to any such plan, (v) no prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) have occurred and (vi) Kingsley has not incurred and has no reason to expect that it will incur any liability to the PBGC or otherwise under Title IV of ERISA or under the Code with respect to any such plan.

               2.17 Environmental Matters. (a) Kingsley possesses all necessary licenses, permits and other approvals and authorizations that are required under Applicable Laws relating to pollution or the protection of the environment ("Applicable Environmental Laws"), including all such laws governing the use, storage, transportation, discharge or disposal of all hazardous substances or wastes, and Kingsley is in compliance with all Applicable Environmental Laws, including all such laws obligating Kingsley to keep records and to file reports or notifications with Governmental Bodies.

                    (b)  Kingsley    has    not   been   subject   to   any
          administrative or judicial proceedings pursuant to, nor has Kingsley received any notice of any violations of, any Applicable Environmental Laws.

                    (c) There are no underground storage tanks of any type (including tanks storing gasoline, diesel fuel, oil or other petroleum products) or disposal sites for hazardous substances, hazardous wastes or any other wastes located on or under the real estate currently owned, leased or used by Kingsley and there were no such disposal sites located on or under the real estate previously owned, leased or used by Kingsley on the date of sale thereof by Kingsley or during the period of lease or use by Kingsley.

                    (d) Kingsley has not engaged any person or entity to handle, transport or dispose of hazardous substances or wastes on its behalf and Kingsley's disposal of its hazardous substances and wastes has been in compliance with all Applicable Environmental Laws.

                    (e) For purposes of this subsection, "hazardous substances" and "hazardous wastes" shall have the meanings generally ascribed to the terms "hazardous substances", "hazardous wastes", or "hazardous constituents" under the Applicable Environmental Laws.

               2.18 Customers and Suppliers. Neither Kingsley nor any of its officers, directors, Shareholders or affiliates possess any direct or indirect financial interest in, or is a director, officer or employee of, any person or entity who is a supplier, vendor, agent, representative, consultant, lessor, lessee, lender or licensor of Kingsley. There exists no actual or threatened termination or any modification in, the business relationship of Kingsley with any customer or group of customers whose payments to Kingsley individually or in the aggregate are material to its operations, or with any supplier, vendor, agent, representative or consultant, or group thereof, whose sales or services to Kingsley individually or in the aggregate are material to its operations.

               2.19 Absence of Certain Changes. Since June 30, 1993, there has been no event or condition of any character (whether actual, threatened or contemplated) that has had, or can reasonably be expected to have, a material adverse effect on the business, financial condition, results of operation, cash flow or prospects of Kingsley. Except as specifically disclosed in its Interim Financial Statements, Kingsley has not, since June 30, 1993: (a) other than in the ordinary course of business consistent with past practices, borrowed any money, lent any money, guaranteed or assumed any obligation, pledged any assets, permitted any of its assets to be subject to any material Lien, incurred any material liability, engaged in any material transaction or entered into any material agreement; (b) sold, assigned or transferred any of its assets with a value in excess of $50,000 in the aggregate;
          (c) suffered any damage, destruction or loss, whether or not covered by insurance; (d) failed to operate its business in the ordinary course of business consistent with past practices so as to preserve its business organization intact or to preserve to the best of its ability the goodwill of its customers, suppliers and others with whom it has business relations; (e) declared, set aside or paid any dividend or declared or made any distribution on any shares of its capital stock, or redeemed, reclassified, purchased or otherwise acquired any shares of its capital stock;
          (f) increased the rate of wages, salaries or other compensation or benefits of any its employees, amended any Employee Benefit Plan, or authorized or paid any bonuses, severance payments or similar payments to any of its current or former employees; (g) cancelled any debt owed to it, waived any material right, paid any of its noncurrent obligations or liabilities or otherwise paid to any person or entity any amount not required to be paid thereto; (h) made any capital expenditures in excess of $50,000;
          (i) changed  any  accounting  practice  followed  or  employed in preparing the Financial Statements or Interim Financial Statements; (j) amended its articles of incorporation or by-laws; or (k) entered into any agreement, contract or commitment to do any of the foregoing.

               2.20 Information Statement. None of the information furnished or to be furnished to Century by Kingsley, the
          Principal Shareholders, or any affiliate or representative thereof for use in the Information Statement (as defined Section
          4) will contain, at any time between the date of the Information Statement and the Special Meeting (as defined in Section 4), any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to made the statements contained therein, in light of the circumstances under which they were made, not misleading.

               2.21 Shareholder Approval. The shareholder votes required for the approval of this Agreement and the Merger shall be a majority of the outstanding shares of Kingsley Common Stock.

               2.22 Continuity of Investment. The Principal Shareholders do not have a present plan, intention, or arrangement to dispose of, or cause the disposition of, any beneficial interest in any of the shares of Century Stock to be delivered in accordance with subsection 1.5 in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Treas. Reg. 1.368-1.

               2.23 Broker's Fees. No person acting, or claiming to act, on behalf of Kingsley or the Principal Shareholders is entitled to a commission, fee or compensation of any type by virtue of the execution, delivery or performance of this Agreement.

               2.24 Full   Disclosure.   No  representation   or   warranty
          contained in this Agreement, nor any schedule, exhibit, certificate or other statement furnished to Century by or on behalf of Kingsley or the Principal Shareholders in connection with the negotiation of the Merger, contains as of the date hereof any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading.


                SECTION 3.  REPRESENTATIONS AND WARRANTIES OF CENTURY

               Century hereby makes the following representations and warranties to Kingsley and the Principal Shareholders:

               3.1 Existence and Good Standing. Century is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana, with all requisite corporate power and authority to own its property and to carry on its business as it is now being conducted.

               3.2 Organization of Sub. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. Sub has not engaged in any business since it was incorporated, except as contemplated by this Agreement.

               3.3 Authorization. Each of Century and Sub has full corporate power and authority to execute and deliver this Agreement and all Closing Instruments to be delivered by them hereunder and, subject to the adoption and filing of articles of amendment fixing the preferences, limitations and relative rights of the Century Preferred Stock (the "Articles of Amendment"), to consummate the transactions contemplated hereby. Each of Century and Sub has taken all requisite corporate action to execute, deliver and, subject to the adoption and filing of the Articles of Amendment, perform this Agreement.

               3.4 Enforceable Agreement. This Agreement and each Closing Instrument to be delivered under subsection 5.3 is, or upon execution by each party thereto will be, a legal, valid and binding obligation of each of Century and Sub, enforceable against each of them in accordance with its terms. Neither the execution, delivery nor performance of this Agreement or the Closing Instruments will (a) (i) violate, conflict with, or result in a breach of any provisions of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any adverse claim against any of their properties or assets under, any of the provisions of the articles of incorporation or by-laws of Century or Sub or any note, lease, license, agreement or other instrument or obligation to which Century or Sub is a party, or by which any of them or their assets are bound; (b) violate any Applicable Law of any Governmental Body to which Century or Sub is subject or by which either is bound; or (c) require the approval, consent or authorization of, or the making of the any declaration, filing or registration with, any Governmental Body or any third party that transacts business with Century.

               3.5 Century Stock. The Century Preferred Stock to be issued in connection with the Merger, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable. The Century Common Stock to be issued in connection with the Merger, when issued and delivered in accordance with the terms hereof, will be (i) duly authorized, validly issued, fully paid and nonassessable and (ii) listed for trading on the New York Stock Exchange.

               3.6 Registration Statement. The Registration Statement (as defined in Section 4), at the time the Amendment (as defined in
          Section 4) becomes effective, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The representations and warranties contained in this subsection 3.6 shall not apply to statements or omissions in the Registration Statement or
          Amendment based upon information furnished to Century by Kingsley, the Principal Shareholders or any representative or affiliate thereof for use in the Registration Statement or Amendment.

               3.7 Broker's Fees. No person acting, or claiming to act, on behalf of Century is entitled to a fee, commission or other compensation of any type, by virtue of the execution delivery or performance of this Agreement.

                          SECTION 4.  PRE-CLOSING COVENANTS

               The parties covenant to take the following actions prior to the Effective Time:

               4.1 Cooperation and Best Efforts. Each party will use its reasonable best efforts to (i) procure all necessary consents and approvals, (ii) complete and file all necessary applications, notifications or filings, (iii) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Merger, and (iv) effect the Merger at the earliest practicable date.

               4.2 Press Releases. Century, the Principal Shareholders and Kingsley will cooperate with one another in the preparation of any press releases announcing the execution of this Agreement or the consummation of the Merger. No party, without the prior consent of the others, will issue any press release or other written or oral statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.

               4.3 Amendment to Registration Statement. (a) As promptly as practicable after the date hereof, Century shall prepare and file with the Securities and Exchange Commission (the "SEC") a post-effective amendment (the "Amendment") to its registration statement on Form S-4 (Registration No. 33-48956) (the "Registration Statement"). The Amendment shall include the Information Statement (to be prepared by Kingsley in accordance with subsection 4.4) any such other information as may be required under the rules of the SEC. Each of Century, Kingsley and the Principal Shareholders shall use its reasonable best efforts to obtain and furnish the information required to be included in the Amendment.

                    (b) Century and Kingsley each agrees promptly to correct or supplement any information provided by it for use in the Amendment if and to the extent that such information shall have become false or misleading in any material respect, and Century further agrees to take all steps necessary to cause such information to be filed with the SEC and disseminated to the Shareholders to the extent required by applicable federal securities laws.

               4.4  Approval of Shareholders;  Information  Statement.  (a)
          Subject to paragraph (c) below, Kingsley shall take all action necessary in accordance with the MBCA and its Articles of Incorporation and By-laws to duly call, give notice of, convene, and hold a special meeting of the Shareholders (the "Special Meeting") as promptly as practicable after the date hereof to consider and vote upon the approval of this Agreement and the Merger. At the Special Meeting, the Principal Shareholders agree to vote to approve this Agreement and the Merger. Kingsley and the Principal Shareholders agree that no proxies will be solicited from the Shareholders in connection with the Special Meeting.

                    (b) As promptly as practicable after the date hereof, Kingsley shall prepare an information statement with respect to the Special Meeting (the "Information Statement"), which shall contain all information with respect to the Merger and Kingsley as may be required under parts I(A), (C) and (D) of Form S-4 promulgated by the SEC under the Securities Act of 1933, as amended (the "Securities Act"), and which shall form a part of the Amendment. Each of Kingsley, the Principal Shareholders and Century shall use its reasonable best efforts to obtain and furnish the information required to be included in the Information Statement.

                    (c) After the Amendment is declared effective by the SEC and at least 20 business days prior to the Special Meeting, Kingsley shall send to the Shareholders the Information Statement and a copy of the Prospectus dated July 15, 1992 (the "Prospectus") that forms part of the Registration Statement.

               4.5 Rule 145. Prior to the date upon which the Information Statement and Prospectus is mailed to the Shareholders, Kingsley shall deliver to Century a letter identifying all persons who were, at the time of the record date for the Special Meeting, affiliates of Kingsley for purposes of Rule 145 promulgated under the Securities Act. Kingsley shall provide Century with such information and documents as Century shall reasonably request for purposes of reviewing such letter. Kingsley shall use its reasonable best efforts to cause each person who is identified in such letter as an affiliate of Kingsley to deliver to Century on or prior to the Effective Date a written agreement in the form of Exhibit D. The Principal Shareholders shall execute and deliver to Century such a written agreement. Kingsley and the Principal Shareholders acknowledge that the stock certificates representing the Century Stock issued hereunder to the Principal Shareholders and all other affiliates of Kingsley shall include an appropriate legend summarizing the restrictions under Rule 145.

               4.6 Conduct of Business of Kingsley. Kingsley shall conduct its operations in the ordinary course of business consistent with past practices and preserve intact its business organizations, keep available the services of its officers and employees and maintain good relationships with its customers, partners, suppliers, distributors, vendors, agents, representatives, consultants, lenders, lessors and others having business relationships with it. Without the prior written consent of Glen F. Post, III, Vice Chairman, President and Chief Executive Officer of Century, or his duly authorized designee, neither Kingsley nor the Principal Shareholders shall not commit or omit to do any act that (i) would cause it to breach of any of its agreements, commitments or covenants contained in this Agreement or (ii) would cause any of the representations or warranties contained in this Agreement to become untrue, as if each such representation or warranty were continuously made from and after the date hereof.

               4.7 Notification of Changes. Kingsley or the Principal Shareholders shall promptly notify Century of (i) any event that could adversely affect the ability of Kingsley or the Principal Shareholders to perform any of their agreements, commitments or covenants contained herein, (ii) any event that causes any representation or warranty of Kingsley or the Principal Shareholders contained in this Agreement to become untrue, as is if each such representation and warranty were continuously made from and after the date hereof, or (iii) any event or condition that could have a material adverse change in the business, financial condition, results of operation, cash flow or prospects of Kingsley.

               4.8  Prohibited Negotiations.  Prior to the Effective  Date,
          Kingsley and each Principal Shareholder shall not, and shall cause each of the officers, directors, employees, affiliates and agents of Kingsley not to, directly or indirectly, solicit or encourage inquiries or proposals with respect to, furnish any information relating to, participate in any negotiations or discussions concerning, or consummate, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, or any business combination or share exchange with, Kingsley, other than as contemplated by this Agreement, and Kingsley shall notify Century immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, Kingsley, the Principal Shareholders or any of the officers, directors, employees, agents or affiliates of Kingsley.

               4.9 Due Diligence Review. Prior to the Effective Date, Century and its representatives shall be permitted to have full access to Kingsley's premises, books and records, employees, officers, directors, auditors and agents to whatever extent Century deems necessary or advisable to familiarize itself with the business, financial and legal condition of Kingsley. If this Agreement shall be terminated prior to the Effective Date, Century shall return to Kingsley all copies of any schedules, statements, documents or other written information obtained in connection with its review of Kingsley.

               4.10 Century Preferred Stock. Century shall take all action necessary to authorize the issuance of the Century Preferred Stock with the preferences, limitations and relative rights set forth on Exhibit A, including the adoption and filing of the Articles of Amendment.

               4.11 Litigation. The Principal Shareholders shall (a) promptly deliver to Century any filings made in connection with the Appeal, (b) take all other action necessary to keep Century apprised of any material developments in connection therewith and
          (c) vigorously defend their rights under the Trust to execute, deliver and perform this Agreement.

                           SECTION 5.  CONDITIONS PRECEDENT

               5.1 Conditions to All Parties. The obligations of each of the parties hereto to consummate the Merger are subject to the satisfaction (or the due waiver by Kingsley and Century) of the following conditions:

                    (a) Restraining Action. No action or proceeding shall have been threatened or instituted before any Governmental Body to restrain, prohibit or otherwise challenge the transactions contemplated hereby, and no Governmental Body shall have given notice to any party hereto to the effect that consummation of the Merger would constitute a violation of any Applicable Law.

                    (b) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated hereby shall have been fulfilled; all appropriate orders, consents and approvals from all Governmental Bodies whose order, consent or approval is required by Applicable Law for the consummation of the transactions contemplated hereby ("Governmental Approvals") shall have been received; and the terms of all Governmental Approvals shall then permit the Merger without imposing any material conditions with respect thereto.

                    (c)  Shareholder  Approval.   This  Agreement  and  the
          Merger shall have been approved by the requisite vote of the Shareholders as specified in subsection 2.21.

                    (d) Listing of Century Common Stock. The Century Common Stock to be issued in connection with the Merger shall have been approved for listing, upon notice of issuance, by the New York Stock Exchange.

                    (e) Effectiveness of Amendment. The Amendment shall be effective and no stop order suspending its effectiveness shall have been entered by the SEC, and no proceedings for such purpose shall have been instituted or threatened.

                    (f) Tax-Free Reorganization. All conditions required for treating the Merger for federal tax purposes as a reorganization within the meaning of Section 368(a) of the Code shall have been met.

               5.2 Additional Conditions to Century's Obligations. The obligations of Century and Sub to consummate the Merger are also subject to the satisfaction (or the due waiver by Century) of the following conditions:

                    (a) Representations, Warranties and Covenants. The representations and warranties of Kingsley and the Principal Shareholders contained in this Agreement shall be true and correct on the Effective Date and each of Kingsley and the Principal Shareholders shall have performed all covenants and agreements required by this Agreement to be performed by them at or prior to the Effective Date. Century shall have received a certificate, dated the Effective Date and jointly executed by Kingsley's President and the Principal Shareholders, to the effect that there has been no breach of any representation or warranty or a failure to perform any covenant made by Kingsley or the Principal Shareholders in this Agreement and that all conditions set forth in this subsection 5.2 have been fulfilled.

                    (b) Corporate Action. Kingsley shall have duly taken all corporate action necessary to approve the transactions contemplated by this Agreement, and there shall have been furnished to Century certified copies of resolutions adopted by Kingsley's Board of Directors and Shareholders, in form and substance satisfactory to counsel for Century, evidencing such approvals.

                    (c) No Material Adverse Change. There shall not have occurred a material adverse change from the date of the Interim Financial Statements to the Effective Date in the business, financial condition, results of operation, cash flow or prospects of Kingsley.

                    (d)  Dissenting Shares.   As of the Effective Date, the
          number of Dissenting Shares shall not exceed 30.

                    (e) Opinion of Counsel to Principal Shareholders. The Principal Shareholders shall have furnished Century with a favorable opinion, dated the Effective Date, of Murchie, Calcutt & Boynton, in form and substance satisfactory to Century and its counsel, to the effects set forth in Exhibit E hereto.

                    (f) Opinion of Counsel to Kingsley. Kingsley shall have furnished Century with a favorable opinion, dated the Effective Date, of Murchie, Calcutt & Boynton, in form and substance satisfactory to Century and its counsel, to the effects set forth in Exhibit F hereto.

                    (g) Resignations. Century shall have received letters from each director and officer of Kingsley, pursuant to which each such person shall (i) resign from all positions held with Kingsley effective as of or prior to the Effective Date and (ii) release Kingsley from all claims against it or its assets, whether arising under contract, tort law or otherwise, and whether arising out of such person's association with Kingsley as an officer, director, shareholder, employee or otherwise.

                    (h)  Consents  and  Approvals.   Kingsley   shall  have
          received consents, in form and substance reasonably satisfactory to Century, to the transactions contemplated hereby from all parties to all contracts, leases, notes and other agreements or instruments to which Kingsley is a party or by which it is affected and which require such consent prior to the Effective Time or are necessary to prevent a material adverse change in the business, financial condition, results of operation, cash flow or prospects of Kingsley. In addition, no Governmental Approval obtained in connection herewith shall impose any material conditions with respect to the operations of Kingsley.

                    (i) Kingsley Minute Books and Miscellaneous Documents. Century shall have received all minute books and stock record books relating to Kingsley, and copies of any good standing certificates, instruments and other documents that Century may reasonably request.

               5.3 Additional Condition to Kingsley's and the Principal Shareholders' Obligations. Kingsley's and the Principal Shareholders' obligations to consummate the Merger are also subject to the satisfaction (or the due waiver by Kingsley and the Principal Shareholders) of the following conditions:

                    (a) Representations, Warranties and Covenants. The representations and warranties of Century contained in this Agreement shall be true and correct in all material respects on the Effective Date and Century shall have performed in all material respects all covenants required by this Agreement to be performed by it at or prior to the Effective Date. Century shall have delivered to the Principal Shareholders on the Effective Date a certificate, dated the Effective Date, signed on behalf of Century by its President or any Senior Vice President, to the effect that there has been no breach of any representation or warranty or a failure to perform any covenant made by Century or Sub in this Agreement and that all conditions set forth in this subsection 5.3 have been fulfilled.

                    (b) Corporate Action. Century and Sub shall also have taken all corporate action necessary to approve the transactions contemplated by this Agreement (including the issuance of the Century Stock), and there shall have been furnished to the Principal Shareholders certified copies of resolutions adopted by the Board of Directors of each of Century and Sub, and by Century, in its capacity as the sole shareholder of Sub, in form and substance satisfactory to counsel for the Principal Shareholders evidencing such approvals.

                          SECTION 6.  POST CLOSING COVENANTS

               The parties covenant to take the following actions after the Effective Time:

               6.1  Dispositions of Century Stock.   (a)   Until the second
          anniversary of the Effective Date, the Principal Shareholders shall not sell, transfer, donate or otherwise dispose of any beneficial interest in (i) any of the shares of Century Preferred Stock issued pursuant to subsection 1.5(b) hereunder, including shares of Century Common Stock that may be issued upon conversion of such Century Preferred Stock, and (ii) more than such number of shares of Century Common Stock as may be required so that the value as of the Effective Date of such shares plus the value as of the Effective Date of the shares of Century Preferred Stock issued to the Principal Shareholders hereunder equals 50.1% of the aggregate value as of the Effective Date of all consideration received by all Shareholders pursuant to subsection 1.5(b). The Principal Shareholders acknowledge that Century will be entitled to assume that the value of each share of Century Common Stock is the Average Price and to make all such other reasonable determinations to ensure that the Merger is treated for federal tax purposes as a reorganization within the meaning of Section 368(a) of the Code, including applying the standards set forth in Rev. Rul. 77-37, 1977-2 C.B. 568 and Rev. Rul. 86-42, 1986-2 C.B.
          722.

                    (b) The stock certificates representing the Century Preferred Stock issued to the Principal Shareholders (including any stock certificates representing shares of Century Common Stock that may be issued upon conversion of such Century Preferred Stock within two years of the Effective Date) and the stock certificates representing the number of shares of Century Common Stock issued to the Principal Shareholders as referenced in paragraph (a)(ii) above shall have endorsed thereon appropriate legends summarizing the restrictions set forth in paragraph (a) (in addition to the legends referred to in subsection 4.5).

               6.2 Further Assurances. The parties hereto agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents and
          (iii) to do such other acts and things, all as the other party hereto may at any time reasonably request for the purpose of carrying out the intent of this Agreement and the Closing Instruments.

               6.3 Notification of Regulatory Authorities. Promptly after the Effective Time, the parties shall cooperate in completing any necessary or appropriate notifications of Governmental Bodies regarding consummation of the Merger.

               6.4 Releases. Each Principal Shareholder hereby irrevocably and perpetually discharges Kingsley from all claims against it or its assets, whether arising under contract, tort law, or otherwise, and whether arising out of his or its association with Kingsley as a shareholder, officer, director or employee, or otherwise.

                             SECTION 7.  INDEMNIFICATION

               7.1 Indemnification Rights.Except as otherwise provide in subsection 7.2, the Principal Shareholders jointly and severally shall defend and indemnify and hold harmless Century and each of Century's officers, directors, employees, agents, affiliates, successors and assigns (collectively, "Century's Indemnified Persons"), and shall reimburse Century's Indemnified Persons, for, from and against each and every demand, claim, action, loss (which shall include any diminution in value of Kingsley or any of its assets), liability, judgment, damage, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) imposed on or incurred by Century's Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of (a) any inaccuracy of any nature in any representation or warranty made by Kingsley or the Principal Shareholders in this Agreement (including all schedules and exhibits hereto), any Closing Instrument or any other document delivered to Century pursuant to this Agreement, whether or not Century's Indemnified Persons relied thereon or had knowledge thereof, or (b) any breach or nonperformance of any covenant, agreement or other obligation of Kingsley or the Principal Shareholders under this Agreement.

               7.2 Limitations; Certain Expenses. (a) The Principal Shareholders shall have no liability with respect to any indemnity claim pursuant to this Section 7 in excess of the value of the Trust's assets as of the date of such claim.

                    (b) If any beneficiary of the Trust is awarded monetary damages or injunctive relief enjoining or rescinding the Merger in connection with the Appeal or any other proceeding challenging the Principal Shareholders' power under the Trust to execute, deliver or perform this Agreement, all expenses, including accounting, investment banking and advisory expenses and attorneys' fees, incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the "Expenses") shall be borne by the party incurring them, and each party shall hold harmless each other party and each other party's respective officers, directors, employees, agents, affiliates, successors and assigns with respect to any damages suffered in such action or in connection therewith.

                       SECTION 8.  TERMINATION AND ABANDONMENT

               8.1 Termination. This Agreement may, by notice given at or prior to the Effective Time, be terminated:

                    (a) Mutual Consent. By the mutual written consent of Kingsley, the Principal Shareholders and Century.

                    (b) Material Breach by Century. By Kingsley and the Principal Shareholders if there has been a material breach by Century or Sub of any of its representations, warranties or covenants contained in this Agreement, which is not or cannot be cured within 15 days after written notice of such breach is given to Century, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (e) below.

                    (c)  Material  Breach  by  Kingsley  or  the  Principal
          Shareholders. By Century if there has been a material breach by Kingsley or the Principal Shareholders of any of their representations, warranties or covenants contained in this Agreement, which is not or cannot be cured within 15 days after written notice of such breach is given to Kingsley, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (e) below.

                    (d) Material Adverse Change in Kingsley's Business. By Century if there shall have been a material adverse change in the business, financial condition, results of operation, cash flow or prospects of Kingsley.

                    (e) Abandonment. By Century or Kingsley and the Principal Shareholders if (i) any condition to consummating the Merger specified in Section 5 has not been met or waived by the appropriate party by December 31, 1993, (ii) any such condition cannot be met by such date and has not been waived or (iii) the Merger has not occurred by such date.

               8.2 Effect of Termination; Survival. Upon termination of this Agreement pursuant to this Section 8, this Agreement shall be void and there shall be no liability by reason of this Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents, affiliates or shareholders except for any liability of a party hereto arising out of a material breach of its representations and warranties contained herein or arising out of a breach of any covenant in this Agreement prior to the date of termination or any covenant that survives pursuant to the following sentence. The following provisions shall survive any termination of this
          Agreement: Section 7; subsection 8.2; and Section 9.

                              SECTION 9.  MISCELLANEOUS

               9.1 Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be given by hand delivery, by overnight mail delivery service, or by telex or telecopier to the respective addresses as set forth opposite each party's name on the signature page hereof or such substituted addresses as any party may, from time to time, designate in a written notice given in like manner. Notices shall be deemed given upon receipt by the addressee.

               9.2 Knowledge. Whenever any statement in this Agreement is qualified by the phrase "to the best knowledge," or a phrase of similar import, such phrase means the knowledge of or receipt of notice (oral or written) by, with respect to an individual, such individual and, with respect to a corporation, any executive officer of such corporation, regarding such facts or other information that have been obtained or could reasonably be expected to have been obtained as a result of undertaking an investigation of such a scope and extent as a reasonable prudent person would undertake concerning the particular subject matter.

               9.3 Waiver. The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

               9.4 Expenses. Except as otherwise provided in subsection 7.2(b), all Expenses shall be borne by the party incurring them, provided, however, that Kingsley may bear up to $50,000 of attorneys' fees incurred by the Principal Shareholders in connection with the transactions contemplated by this Agreement.

               9.5 Integrated Agreement. This Agreement and the exhibits and schedules hereto constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understandings or restrictions, among the parties other than those set forth herein or therein or herein or therein provided for, all prior agreements and understandings being superseded hereby.

               9.6 Choice of Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto hereunder shall be governed by and construed in accordance with the laws of the State of Louisiana.

               9.7 Parties in Interest. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, executors, administrators, personal representatives and heirs, and no party hereto may assign its rights or obligations hereunder without the prior written consent of the other parties hereto, except for any assignments by Century to any of its affiliates. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement, except as expressly provided for herein.

               9.8 Amendment. This Agreement may be amended only by an agreement in writing signed by each party hereto.

               9.9 Remedies. The rights and remedies of the parties to this Agreement are cumulative, and are not exclusive of any other remedies provided herein or by law.

               9.10 Survival. Except for the representations and warranties contained in subsections 2.2, 2.3, 2.4, 2.15 and 2.16, which shall have no expiration date, the representations and warranties made by the parties in this Agreement, the Closing Instruments or any other documents delivered hereunder shall survive until the third anniversary of the Effective Date and shall remain in full force and effect notwithstanding any review or investigation made by any party, including any review or investigation of Kingsley by Century or its representatives contemplated by subsection 4.9.

               9.11 Headings. The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

               9.12 Gender.   All pronouns and any variations thereof shall
          be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

               9.13 Counterparts. This Agreement may be executed by the parties in one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

      Century's address is:         CENTURY TELEPHONE ENTERPRISES, INC.

      100 Century Park Drive
      Monroe, Louisiana  71203
                                        By:   /s/  Glen  F. Post, III
                                                   Glen F. Post, III
                                              Vice Chairman, President and
                                                Chief Executive Officer

      Sub's address is:             KTC ACQUISITION CORPORATION

      100 Century Park Drive
      Monroe, Louisiana  71203
                                        By:    /s/ Glen F.  Post,  III
                                                   Glen F. Post, III
                                                Chief Executive Officer

      Kingsley's address is:        KINGSLEY TELEPHONE COMPANY

      110 W. Main Street
      Kingsley, Michigan  49649
                                        By:    /s/  Jack  C.  Boynton
                                             Name:  Jack C. Boynton
                                             Title:    Secretary

      Northwestern's address is:    NORTHWESTERN SAVINGS BANK & TRUST, as
                                    Trustee under  the Sterling M. Nickerson
                                      Trust

      P.O. Box 809
      Traverse City, Michigan  49685
                                        By:    /s/  David  A.  Eckenrode
                                             Name:  David A. Eckenrode
                                             Title:    Vice  President  and
                                                       Trust Officer
      Mr. Calcutt's address is:
      109 E. Front Street, Suite 300
      Traverse  City,  Michigan   49684        /s/ Harry Calcutt
                                         Harry Calcutt, as Trustee under the
                                           Sterling M. Nickerson Trust

             Signature page to Merger Agreement dated September 13, 1993 among Century Telephone Enterprises, Inc.,
                             KTC Acquisition Corporation,
          Kingsley Telephone Company and the Principal Shareholders thereof

                                      JOINDER

               The undersigned, in their individual capacities as well as in their capacities as sole trustees of the Trust, hereby agree to be bound by the provisions of Section 6.4.

                                        NORTHWESTERN SAVINGS BANK & TRUST


                                        By:    /s/  David A. Eckenrode
                                             Name:  David A. Eckenrode
                                             Title:  Vice  President  and
                                                     Trust Officer


                                              /s/   Harry Calcutt
                                                    Harry Calcutt

                          Joinder to Merger Agreement dated
                               September 13, 1993 among
                         Century Telephone Enterprises, Inc.,
                             KTC Acquisition Corporation,
          Kingsley Telephone Company and the Principal Shareholders thereof


                                                               Exhibit A to
                                                           Merger Agreement

                     PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS
                                          of
                               CENTURY PREFERRED STOCK

               The Corporation's 5% Cumulative Convertible Series K Preferred Stock ("Series K Shares") shall consist of 75,000 shares of Preferred Stock having the preferences, limitations and relative rights set forth below.

               (1) Voting Rights. Holders of the Series K Shares shall be entitled to cast one vote per share, voting with holders of shares of Common Stock and with holders of other series of voting preferred stock as a single class on any matter to come before a meeting of the shareholders, except with respect to the casting of ballots on those matters as to which holders of Preferred Stock or a particular series thereof are required by law to vote separately.

               (2)  Rank.   The  Series  K Shares shall,  with  respect  to
          dividend rights and rights upon liquidation, dissolution and winding up, rank prior to the Common Stock and pari passu with respect to the Series A Shares and Series H Shares. All equity securities of the Corporation to which the Series K Shares rank prior, whether with respect to dividends or upon liquidation, dissolution or winding-up or otherwise, including the Common Stock, are collectively referred to herein as the "Junior Securities"; all equity securities of the Corporation with which the Series K Shares rank pari passu, including the Series A Shares and Series H Shares, are collectively referred to herein as the "Parity Securities"; and all other equity securities of the Corporation (other than convertible debt securities) to which the Series K Shares ranks junior are collectively referred to herein as the "Senior Securities." The preferences, limitations and relative rights of the Series K Shares shall be subject to the preferences, limitations and relative rights of the Junior Securities, Parity Securities and Senior Securities issued after the Series K Shares are issued.

               (3) Dividends. (a) The holders of record of the Series K Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, an annual cash dividend of $1.25 on each Series K Share, payable quarterly on each March 31, June 30, September 30 and December 31 on which any Series K Shares shall be outstanding (each a "Dividend Due Date"), commencing on [September] 30, 1993. Dividends on each Series K Share shall accrue and be cumulative from and after the date of issuance of such Series K Share and dividends payable for any partial quarterly period shall be calculated on the basis of a year of 360 days consisting of twelve 30-day months. Dividends shall be payable to the holders of record as they appear on the Corporation's stock transfer books at the close of business on the record date for such payment, which the Board of Directors shall fix not more than 60 days or less than 10 days preceding a Dividend Due Date. Holders of the Series K Shares shall not be entitled to any dividends, whether paid in cash, property or stock, in excess of the cumulative dividends as provided in this paragraph (a) and shall not be entitled to any interest thereon.

                    (b) Unless all cumulative dividends accrued on the Series K Shares have been or contemporaneously are declared and paid or declared and a sum set apart sufficient for such payment through the most recent Dividend Payment Date, then (i) except as provided below, no dividend or other distribution shall be declared or paid or set apart for payment on any Parity Securities, (ii) no dividend or other distribution shall be declared or paid or set aside for payment upon the Junior Securities (other than a dividend or distribution paid in shares of, or warrants, rights or options exercisable for or convertible into, Junior Securities) and (iii) no Junior Securities shall be redeemed, purchased or otherwise acquired for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of any Junior Securities, except by conversion of Junior Securities into, or by exchange of Junior Securities for, other Junior Securities. If any accrued dividends are not paid or set apart with respect to the Series K Shares and any Parity Securities, all dividends declared with respect to the Series K Shares and any Parity Securities shall be declared pro rata on a share-by-share basis among all Series K Shares and Parity Securities outstanding at the time.

               (4) Conversion. (a) Subject to the rights of the Corporation specified in paragraph (b) below, each Series K Share shall be convertible, at any time, at the option of the holder thereof into that number of fully paid and nonassessable shares of the Common Stock obtained by dividing $25.00 by the Conversion Price then in effect under the terms of this subsection (4). Unless and until changed in accordance with the terms of this subsection (4), the Conversion Price shall initially be $25.33. In order for a holder of the Series K Shares to effect such conversion, the holder shall deliver to Society Shareholder
          Services, Inc., Dallas Texas, or such other agent as may be designated by the Board of Directors as the transfer agent for the Series K Shares (the "Transfer Agent"), the certificates representing such shares in accordance with paragraph (c) below accompanied by written notice to the Corporation that the holder thereof elects to convert such shares or a specified portion thereof. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates representing the Series K Shares being converted shall have been delivered to the Transfer Agent in accordance with paragraph (c) below, accompanied by the written notice to the Corporation of such conversion (the "Optional Conversion Date"), and the person or persons in whose names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Common Stock represented thereby at such time. The conversion shall be effected at the Conversion Price in effect on the Optional Conversion Date. As of the close of business on the Optional Conversion Date, the Series K Shares shall be deemed to cease to be outstanding and all rights of any holder thereof shall be extinguished except for the right to receive the Common Stock in exchange therefor and the right to receive accrued and unpaid dividends on such Series K Shares through the Optional Conversion Date.

                    (b)  At any time after July 1, 1997,  the  Corporation,
          at its option, shall be entitled to require the conversion, in whole but not in part, of each outstanding Series K Share into that number of fully paid and nonassessable shares of Common Stock obtained by dividing $25.00 by the Conversion Price then in effect. In order to effect such conversion, the Corporation shall mail notice to each record holder of the Series K Shares at least 30 but not more than 60 days prior to the date fixed for such conversion (the "Mandatory Conversion Date" and together with the Optional Conversion Date, the "Conversion Date"). Each notice shall specify the Mandatory Conversion Date and the Conversion Price then in effect. Any notice mailed in such manner shall be conclusively deemed to have been duly given regardless of whether such notice is in fact received. In order to facilitate the conversion of the Series K Shares, the Board of Directors may fix a record date for the determination of the holders of the Series K Shares, which shall not be more than 60 days prior to the Mandatory Conversion Date. As of the close of business on the Mandatory Conversion Date, the Series K Shares shall be deemed to cease to be outstanding and all rights of any holder thereof shall be extinguished except for the right to receive the Common Stock in exchange therefore and the right to receive accrued and unpaid dividends on such Series K Shares through the Mandatory Conversion Date.

                    (c) Upon conversion, the holder of Series K Shares shall surrender to the Transfer Agent the certificates representing such shares, accompanied by transfer instruments satisfactory to the Corporation and sufficient to transfer the Series K Shares being converted to the Corporation free of any adverse interest. As promptly as practicable after the surrender of the Series K Shares, the Corporation shall issue and deliver to such holder certificates for the number of whole shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof and any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled as provided for in paragraph (e) below. Certificates will be issued for the balance of any remaining Series K Shares in any case in which fewer than all of the Series K Shares are converted.

                    (d) If the Conversion Date with respect to any Series K Share occurs after any record date with respect to the payment of a dividend on the Series K Shares (the "Dividend Record Date") and on or prior to the Dividend Due Date, then (i) the dividend due on such Dividend Due Date shall be payable to the holder of record of such share as of the Dividend Record Date and (ii) the dividend that accrues from the close of business on the Dividend Record Date through the Conversion Date shall be payable to the holder of record of such share as of the Conversion Date. Except as provided in this subsection (4), no payment or adjustment shall be made upon any conversion on account of any dividends accrued on Series K Shares surrendered for conversion or on account of any dividends on the Common Stock issued upon conversion.

                    (e) No fractional interest in a share of Common Stock shall be issued by the Corporation upon the conversion of any Series K Share. Any fractional interest in a share of Common Stock resulting from conversion of any Series K Share shall be paid in cash (computed to the nearest cent) based on the last reported sale price on the New York Stock Exchange ("NYSE") (or, if the Common Stock is not then traded on the NYSE, then the last reported sale price on such other national securities exchange on which the Common Stock is listed or admitted to trading or, if not then listed or admitted to trading on any national securities exchange, then the last quoted bid price in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ"), or any similar system of automated dissemination of securities prices) on the last Trading Day (as defined below) prior to the
          Conversion Date. As used in this subsection (4), the term "Trading Day" means (i) if the Common Stock is listed or admitted for trading on any national securities exchange, days on which such national securities exchange is open for business; or (ii) if the Common Stock is not so listed or admitted for trading but is quoted by NASDAQ or any similar system of automated dissemination of quotations of securities prices, days on which trades may be made on such system.

                    (f) The Conversion Price shall be adjusted from time to time as follows:

                         (i) If the Corporation shall pay or make a dividend or other distribution on any class of capital stock of the Company in the form of Common Stock, then the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the aggregate number of shares of Common Stock that would be outstanding if such dividend or other distribution were effected as of such date, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

                         (ii) If the Corporation shall issue rights, warrants or other securities convertible into Common Stock to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in subparagraph (vi) below) of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights, warrants or convertible securities, then the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock that the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

                         (iii)If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced proportionately in a manner substantially similar to that provided in subparagraph (i) above, and, conversely, if the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

                         (iv) If the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or cash or other assets (excluding any rights, warrants or convertible securities referred to in subparagraph (ii) above, any dividend payable solely in cash from the earnings of the Corporation and any dividend or distribution referred to in subparagraph (i) above), then in each case the Conversion Price shall be adjusted so that the Conversion Price shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the record date for the determination of holders of Common Stock entitled to receive such distribution by a fraction the numerator of which shall be the current market price per share (determined as provided in subparagraph (vi) below) of the Common Stock on such record date less the then fair market value (determined solely by the Board of Directors and described in a statement filed with the Transfer Agent) of the portion of the cash or other assets or evidences of indebtedness so distributed (and for which an adjustment to the Conversion Price has not previously been made pursuant to the terms of this paragraph (f)) applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following such record date.

                         (v) The reclassification of Common Stock into securities including securities other than Common Stock (other than any reclassification upon a consolidation, merger or statutory share exchange to which subparagraph (ix) below applies) shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of shareholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of subparagraph (ii) above, and (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph (iii) above.

                         (vi) For the purpose of any computation under subparagraphs (ii) and (iv) above, the current market price per share of Common Stock on any day shall be deemed to be the average of the last reported sale price for the 20 consecutive Trading Days selected by the Board of Directors commencing no more than 30 Trading Days before and ending no later than the day before the day in question on the NYSE (or, if the Common Stock is not then traded on the NYSE, then the last reported sale price on such other national securities exchange on which the Common Stock is listed or admitted to trading or, if not then listed or admitted to trading on any national securities exchange then the last quoted bid price in the over-the-counter market as reported by NASDAQ or any similar system of automated dissemination of securities prices).

                         (vii)No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% of such price; provided, however, that any adjustments which by reason of this subparagraph (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment and provided, further, that any adjustment shall be required and made in accordance with the provisions of this paragraph (f) (other than this subparagraph
          (vii)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of shares of Common Stock. Anything in this subparagraph (vii) to the contrary notwithstanding, the Corporation shall be entitled to make such reductions in the Conversion Price, in addition to those required by this paragraph (f), as it in its discretion shall determine to be advisable in order that any stock dividend, subdivision or combination of shares, distribution of capital stock or rights or warrants to purchase stock or securities, or distribution of evidences of indebtedness or assets (other than cash dividends or distributions paid from retained earnings) hereafter made by the Corporation to its shareholders be a tax-free distribution for federal income tax purposes. All calculations shall be made to the nearest cent.

                         (viii)Whenever the Conversion Price is adjusted as
          herein provided, the Corporation shall promptly deliver to the Transfer Agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall constitute conclusive evidence, absent manifest error, of the correctness of such adjustment. Promptly after delivery of such certificate, the Corporation shall prepare and mail a notice to each holder of Series K Shares at each such holder's last address as the same appears on the books of the Corporation, which notice shall set forth the Conversion Price and a brief statement of the facts requiring the adjustment.

                         (ix) If the Corporation shall be a party to any transaction, including, without limitation, a merger, consolidation or share exchange but excluding a reincorporation merger and any transaction as to which subparagraphs (i) through
          (v) apply, in each case as a result of which shares of Common Stock shall be converted into the right to receive securities, cash or other property (or any combination thereof) (each of the foregoing being referred to herein as a "Transaction"), then each holder of Series K Shares outstanding shall have the right thereafter to convert such shares only into the kind and amount of securities, cash and other property receivable upon such Transaction by a holder of the number of shares of Common Stock into which such Series K Shares might have been converted immediately prior to such Transaction, assuming such holder of Common Stock (A) is not an entity with which the Corporation consolidated, into which the Corporation merged, that merged into the Corporation, that engaged in a share exchange, or to which such sale or transfer was made, as the case may be (a "constituent entity"), or an affiliate of a constituent entity and (B) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such Transaction (provided that if the kind or amount of securities, cash and other property receivable upon such Transaction is not the same for each share of Common Stock held immediately prior to such Transaction by holders other than a constituent entity or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this subparagraph
          (ix) the kind and amount of securities, cash and other property receivable upon such Transaction by each non-electing share shall be deemed to be the kind and amount so receivable per share by all or a plurality of the non-electing shares). If necessary, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the holders of Series K Shares so that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares. Any such adjustment shall be evidenced by a certificate of independent public accountants and a notice of such adjustment filed and mailed in the manner set forth in subparagraph (viii) above, and each containing the information set forth in such subparagraph (viii); and any adjustment so certified shall for all purposes hereof conclusively be deemed to be an appropriate adjustment. The above provisions shall similarly apply to successive Transactions.

                         (x) For purposes of this paragraph (f), "Common Stock" includes any stock of any class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation. However, subject to the provisions of subparagraph (ix) above, shares issuable on conversion of Series K Shares shall include only shares of the class designated as Common Stock of the Corporation on the date of the initial issuance of Series K Shares by the Corporation, or shares of any class or classes resulting from any reclassification thereof that have no preference in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

                    (g) If the Corporation (i) takes any action that would result in an adjustment to the Conversion Price, (ii) becomes a party to any consolidation, merger or share exchange for which approval of any shareholders of the Corporation is required, or a party to any sale or transfer of all or substantially all of the assets of the Corporation, or (iii) voluntarily or involuntarily dissolves, liquidates, or winds up, then the Corporation shall cause to be filed with the Transfer Agent, and shall cause to be mailed to all holders of Series K Shares at each such holder's last address as the same appears on the books of the Corporation, at least 15 days prior to the applicable record or effective date hereinafter specified, a notice stating (A) the record date established for the purpose of such actions, or, if no record date has been established, the date as of which the holders of Common Stock of record are to be determined, or (B) the date on which such consolidation, merger, share exchange, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable thereupon. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (i) through (iii) of this paragraph (g).

                    (h) The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of Series K Shares pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the record holder of the Series K Shares to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

                    (i) The Corporation covenants that (A) all shares of Common Stock that may be issued upon conversions of Series K Shares will upon issue be duly and validly issued, fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights, and (B) it will at all times reserve and keep available, free from preemptive rights out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common stock held in its treasury, or both, for the purpose of effecting conversions of Series K Shares, the whole number of shares of Common Stock deliverable upon the conversion of all outstanding Series K Shares not theretofore converted.

               (5) Liquidation Preference. (a) Upon any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation (for the purposes of this subsection (5), a "Liquidation"), the holder of each Series K Share then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, an amount equal to $25.00 per share plus all dividends (whether or not declared or due) accrued and unpaid on such share on the date fixed for the distribution of assets of the Corporation to the holders of Series K Shares. With respect to the distribution of the Corporation's assets upon a Liquidation, the Series K Shares shall rank prior to Junior Securities, pari passu with the Parity Securities and junior to the Senior Securities.

                    (b) If upon any Liquidation of the Corporation, the assets available for distribution to the holders of Series K
          Shares and any Parity Securities then outstanding shall be insufficient to pay in full the liquidation distributions to the holders of outstanding Series K Shares and Parity Securities in accordance with the terms of these Articles of Incorporation, then the holders of such shares shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of the Series K Shares and Parity Securities are entitled were paid in full.

                    (c) Neither the voluntary sale, conveyance, lease, pledge, exchange or transfer of all or substantially all the property or assets of the Corporation, the merger or consolidation of the Corporation into or with any other corporation, the merger of any other corporation into the Corporation, a share exchange with any other corporation, nor any purchase or redemption of some or all of the shares of any class or series of stock of the Corporation, shall be deemed to be a Liquidation of the Corporation for the purposes of this subsection (5) (unless in connection therewith the Liquidation of the Corporation is specifically approved).

                    (d) The holder of any Series K Shares shall not be entitled to receive any payment owed for such shares under this subsection (5) until such holder shall cause to be delivered to the Corporation the certificate representing such Series K Shares and transfer instrument satisfactory to the Corporation and sufficient to transfer such Series K Shares to the Corporation free of any adverse interest. No interest shall accrue on any payment upon Liquidation after the due date thereof.

                    (e) After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series K Shares will not be entitled to any further participation in any distribution of assets by the Corporation.

               (6) Preemptive Rights. The Series K Shares is not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

                     EXHIBITS B, C, D, E AND F AND ALL SCHEDULES
                          TO THIS MERGER AGREEMENT HAVE BEEN
                                INTENTIONALLY OMITTED

                                   AMENDMENT NO. 1

                                          to

                                   MERGER AGREEMENT

                             Dated as of October 27, 1993

                                     By and Among

                         Century Telephone Enterprises, Inc.,

                             KTC Acquisition Corporation,

                              Kingsley Telephone Company

                                         and

               The Principal Shareholders of Kingsley Telephone Company

                                   AMENDMENT NO. 1
                                          to
                                   MERGER AGREEMENT


               AMENDMENT NO. 1 TO MERGER AGREEMENT (the "Amendment"), dated as of October 27, 1993, by and among Century Telephone Enterprises, Inc., a Louisiana corporation ("Century"), KTC Acquisition Corporation, a Michigan corporation and wholly-owned subsidiary of Century ("Sub"), Kingsley Telephone Company, a Michigan corporation ("Kingsley"), and Harry Calcutt and Northwestern Savings Bank & Trust (formerly Northwestern Savings & Loan), a banking association organized under the laws of Michigan ("Northwestern"), both appearing herein in their capacities as the sole trustees of the Sterling M. Nickerson Trust created pursuant to Article IV of the Last Will and Testament of Sterling M. Nickerson (the "Trust"). Mr. Calcutt and Northwestern are collectively referred to herein as the "Principal Shareholders."

               WHEREAS,   Century,   Sub,   Kingsley   and   the  Principal
          Shareholders have entered into a Merger Agreement dated as of September 13, 1993 (the "Merger Agreement"); and

               WHEREAS,  Century,   Sub,   Kingsley   and   the   Principal
          Shareholders desire to amend the terms and conditions of the Merger Agreement in accordance with Section 9.8 thereof;

               NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties agree as follows:

               1. Paragraph (b) of Section 5.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

                         (b)  Statutory      Requirements     and
                    Regulatory Approval. (i) All statutory requirements for the valid consummation of the transactions contemplated hereby shall have been fulfilled; (ii) the parties shall have received (A) a final order from the PSC approving all aspects of the Merger, including, without limitation, the conversion of all of the issued and outstanding shares of capital stock of Sub into 100 fully paid and non-assessable shares of common stock of the Surviving Corporation in accordance with
                    Section 1.5(c), and (B) all other appropriate orders, consents and approvals from all Governmental Bodies whose order, consent or approval is required by Applicable Law for the consummation of the transactions contemplated hereby (together with the approval of the PSC, the "Governmental Approvals"); and (iii) the terms of all Governmental Approvals shall then permit the Merger without imposing any material conditions with respect thereto.

                2. Paragraph (e) of Section 8.1 of the Merger Agreement is hereby amended to read in its entirety as follows:

                         (e)  Abandonment.     By    Century   or
                    Kingsley  and  the Principal Shareholders  if
                    (i) any condition to consummating the Merger specified in Section 5 has not been met or waived by the appropriate party by April 30, 1994, (ii) any such condition cannot be met by such date and has not been waived or (iii) the Merger has not occurred by such date.

                 3. Except as specifically amended by this Amendment, the Merger Agreement shall remain in full force and effect.

                 4. All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

                 5. The validity of this Amendment, the construction of its terms and the determination of the rights and duties of the parties hereto hereunder shall be governed by and construed in accordance with the laws of the State of Louisiana.

                 6. This Amendment may be executed by the parties in one or more counterparts, all of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

                                       *******
               IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

          Century's address is:         CENTURY TELEPHONE ENTERPRISES, INC.

          100 Century Park Drive
          Monroe, Louisiana  71203
                                        By:           /s/ Glen F. Post, III

                                                   Glen F. Post, III
                                              Vice Chairman, President and
                                                Chief Executive Officer

          Sub's address is:             KTC ACQUISITION CORPORATION

          100 Century Park Drive
          Monroe, Louisiana  71203
                                        By:          /s/ Glen F. Post, III
                                                   Glen F. Post, III
                                                Chief Executive Officer

          Kingsley's address is:        KINGSLEY TELEPHONE COMPANY

          110 W. Main Street
          Kingsley, Michigan  49649     By:       /s/ Harry Calcutt
                                                 Harry Calcutt
                                                   President


          Northwestern's address is:    NORTHWESTERN SAVINGS BANK & TRUST, as
                                        Trustee  under the Sterling M. Nickerson
                                         Trust

          P.O. Box 809
          Traverse City, Michigan  49685  By:  /s/   David  A. Eckenrode
                                                   David A. Eckenrode
                                            Vice    President   and   Trust
                                                     Officer
          Mr. Calcutt's address is:
          109 E. Front Street, Suite 300
          Traverse  City,  Michigan   49684         /s/  Harry  Calcutt
                                       Harry Calcutt, as Trustee under the
                                           Sterling M. Nickerson Trust

          Signature page to Amendment No. 1 to Merger Agreement dated October 27, 1993 among Century Telephone Enterprises, Inc.,
                             KTC Acquisition Corporation,
          Kingsley Telephone Company and the Principal Shareholders thereof

                                       JOINDER

               The undersigned, in their individual capacities as well as in their capacities as sole trustees of the Trust, hereby acknowledge the execution of this Amendment and hereby reaffirm their agreement to be bound by the provisions of Section 6.4 of the Merger Agreement.

                                        NORTHWESTERN SAVINGS BANK & TRUST


                                        By:     /s/   David   A. Eckenrode
                                                   David A. Eckenrode
                                            Vice President and Trust
                                              Officer


                                               /s/   Harry  Calcutt
                                                   Harry Calcutt

                 Joinder to Amendment No. 1 to Merger Agreement dated
                                October 27, 1993 among
                         Century Telephone Enterprises, Inc.,
                             KTC Acquisition Corporation,
          Kingsley Telephone Company and the Principal Shareholders thereof

                                                              APPENDIX II


                           SECTIONS 761 THROUGH 774 OF THE
                          MICHIGAN BUSINESS CORPORATION ACT


               Section 761  DEFINITIONS.  As used in section 762 to 774:
               (a)  "Beneficial  shareholder"  means  the  person  who is a beneficial  owner  of  shares  held  by  a  nominee as the record shareholder.
               (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving corporation by merger of that issuer.
               (c) "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 762 and who exercises that right when and in the manner required by sections 764 through 772.
               (d) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
               (e) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
               (f) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
               (g)  "Shareholder"   means    the   record   or   beneficial
          shareholder.


               Section  762  DISSENTERS' RIGHTS.   (1)   A  shareholder  is
          entitled to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:
               (a)  Consummation   of   a  plan  of  merger  to  which  the
          corporation is a party if shareholder approval is required for the merger by section 703a or the articles of incorporation and the shareholder is entitled to vote on the merger, or the corporation is a subsidiary that is merged with its parent under section 711.
               (b)  Consummation  of  a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.
               (c)  Consummation   of  a  sale  or  exchange  of  all,   or
          substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution but not including a sale pursuant to court order.
               (d)  An amendment of the articles giving rise  to a right to dissent pursuant to section 621.
               (e)  A  transaction  giving  rise  to  a  right  to  dissent pursuant to section 754.
               (f)  Any  corporate  action  taken pursuant to a shareholder vote to the extent the articles, bylaws, or a resolution of the board provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
               (g)  The approval of a control share acquisition giving rise to a right to dissent pursuant to section 799.
               (2)  Unless otherwise provided in the articles, bylaws, or a resolution of the board, a shareholder may not dissent from any of the following:
               (a)  Any corporate action set forth in subsection (2)(a)  to
          (e) as to shares which are listed on a national securities exchange or held of record by not less than 2,000 persons on the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders at which the corporate action is to be acted upon.
               (b)  A transaction described in  subsection  (1)(a) in which shareholders receive cash or shares that satisfy the requirements of subdivision (a) or any combination thereof.
               (c)  A transaction described in subsection (1)(b)  in  which shareholders receive cash or shares that satisfy the requirements of subdivision (a) or any combination thereof.
               (d)  A  transaction described in subsection (1)(c) which  is conducted pursuant to a plan of dissolution providing for distribution of substantially all of the corporation's net assets to shareholders in accordance with their respective interests within 1 year after the date of the transaction, where the transaction is for cash or shares that satisfy the requirements of subdivision (a) or any combination thereof.
               (3)  A shareholder entitled to dissent  and  obtain  payment for  his  or her shares pursuant to subsection (1)(a) to (e)  may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
               (4)  A shareholder who exercises his or her right to dissent and seek payment for his  or  her  shares  pursuant to subsection
          (1)(f) may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.


               Section 763 ASSERTION OF RIGHTS AS TO FEWER THAN ALL SHARES; BY BENEFICIAL OWNER; CONDITIONS. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his or her name only if he or she dissents with respect to all shares beneficially owned by any 1 person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.
               (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if all of the following apply:
               (a) He or she submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.
               (b) He or she does so with respect to all shares of which he or she is the beneficial shareholder or over which he or she has power to direct the vote.


               Section 764 NOTICE TO SHAREHOLDERS -- CONTENTS. (1) If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this act and shall be accompanied by a copy of sections 761 to 774.
               (2)  If corporate action creating dissenters'  rights  under section 762 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 766. A shareholder who consents to the corporate action is not entitled to assert dissenters' rights.


               Section  765   WRITTEN NOTICE OF INTENT TO  DEMAND  PAYMENT;
          REQUIREMENTS. (1) If proposed corporate action creating dissenters' rights under section 762 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must deliver to the corporation before the vote is taken written notice of his or her intent to demand payment for his or her shares if the proposed action is effectuated and must not vote his or her shares in favor of the proposed action.
               (2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment for his or her shares under this act.


               Section 766 NOTICE TO DISSENTING SHAREHOLDERS; OFFER TO PAY FOR SHARES; CONSENTS. (1) If proposed corporate action creating dissenters' rights under section 762 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 765.
               (2) The dissenters' notice must be sent no later than 10 days after the corporate action was taken, and must provide all of the following:
               (a) State where the payment demand must be sent and where and when certificates for shares represented by certificates must be deposited.
               (b) Inform holders of shares without certificates to what extent transfer of the shares will be restricted after the payment demand is received.
               (c) Supply a form for the payment demand that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether he or she acquired beneficial ownership of the shares before the date.
               (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (1) notice is delivered.


               Section 767 DEMAND FOR PAYMENT; DEPOSIT OF SHARES; RETENTION OF OTHER RIGHTS. (1) A shareholder sent a dissenter's notice described in section 766 must demand payment, certify whether he or she acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 766(2)(c), and deposit his or her certificates in accordance with the terms of the notice.
               (2) The shareholder who demands payment and deposits his or her share certificates under subsection (1) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
               (3) A shareholder who does not demand payment or deposit his or her share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his or her shares under this act.


               Section 768 RESTRICTIONS ON TRANSFER OF UNCERTIFICATED SHARES; RETENTION OF ALL OTHER RIGHTS. (1) The corporation may restrict the transfer of shares without certificates from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 770.
               (2) The person for whom dissenters' rights are asserted as to shares without certificates retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporation action.

               Section 768a APPOINTMENT OF REFEREE; REFEREE'S POWERS. (Repealed by Act 121, L. '89, eff. 10-1-89.)


               Section 769 PAYMENT OF FAIR VALUE AND INTEREST -- WHEN; ACCOMPANYING DOCUMENTS. (1) Except as provided in section 771, within 7 days after the proposed corporate action is taken or a payment demand is received, whichever occurs later, the corporation shall pay each dissenter who complied with section 767 the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.
               (2)  The  payment  must  be  accompanied   by   all  of  the
          following:
               (a) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and if available the latest interim financial statements.
               (b) A statement of the corporation's estimate of the fair value of the shares.
               (c)  An explanation of how the interest was calculated.
               (d) A statement of the dissenter's right to demand payment under section 772.


               Section 770 FAILURE OF CORPORATION TO TAKE ACTION DISSENTED FROM; RETURN OF DEPOSITED CERTIFICATES; RELEASE OF RESTRICTIONS ON UNCERTIFICATED SHARES; EFFECT OF NEW ACTION. (1) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on shares without certificates.
               (2) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 766 and repeat the payment demand procedure.

               Section 771 WITHHOLDING PAYMENT; CONDITIONS; REQUIREMENTS IF PAYMENT WITHHELD. (1) A corporation may elect to withhold payment required by section 769 from a dissenter unless he or she was the beneficial owner of the shares before the date set forth in the dissenter's notice pursuant to section 766(2)(c).
               (2) To the extent the corporation elects to withhold payment under subsection (1), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who shall agree to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 772.


               Section   772    CIRCUMSTANCES  UNDER  WHICH  DISSENTER  MAY
          ESTIMATE FAIR VALUE; WAIVER. (1) A dissenter may notify the corporation in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment under section 769, or reject the corporation's offer under section 771 and demand payment of the fair value of his or her shares and interest due, if any 1 of the following applies:
               (a)  The  dissenter  believes  that  the amount  paid  under section 769 or offered under section 771 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.
               (b) The corporation fails to make payment under section 769 within 60 days after the date set for demanding payment.
               (c) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on shares without certificates within 60 days after the date set for demanding payment.
               (2) A dissenter waives his or her right to demand payment under this section unless he or she notifies the corporation of his or her demand in writing under subsection (1) within 30 days after the corporation made or offered payment for his or her shares.


               Section 773 COURT DETERMINATION OF FAIR VALUE; SERVICE OF PROCESS; JURISDICTION; MEASURE OF JUDGMENT. (1) If a demand for payment under section 772 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
               (2) The corporation shall commence the proceeding in the circuit court of the county in which the corporation's principal place of business or registered office is located. If the corporation is a foreign corporation without a registered office or principal place of business in this state, it shall commence the proceeding in the county in this state where the principal place of business or registered office of the domestic corporation whose shares are to be valued was located.
               (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
               (4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
               (5) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or for the fair value, plus accrued interest, of his or her after-acquired shares for which the corporation elected to withhold payment under section 771.

               Section 773a APPOINTMENT OF REFEREE; POWERS; COMPENSATION; REPORT; OBJECTIONS TO REPORT. (1) In a proceeding brought pursuant to section 773, the court may, pursuant to the agreement of the parties, appoint a referee selected by the parties and subject to the approval of the court. The referee may conduct proceedings within the state, or outside the state by stipulation of the parties with the referee's consent, and pursuant to the Michigan court rules. The referee shall have powers that include, but are not limited to, the following:
               (a) To hear all pretrial motions and submit proposed orders to the court. In ruling on the pretrial motion and proposed orders, the court shall consider only those documents, pleadings, and arguments that were presented to the referee.
               (b) To require the production of evidence, including the production of all books, papers, documents, and writings applicable to the proceeding, and to permit entry upon designated land or other property in the possession or control of the corporation.
               (c) To rule upon the admissibility of evidence pursuant to the Michigan rules of evidence.
               (d)  To place witnesses under oath and to examine witnesses.
               (e)  To provide for the taking of testimony by deposition.
               (f)  To regulate the course of the proceeding.
               (g) To issue subpoenas, when a written request is made by any of the parties, requiring the attendance and testimony of any witness and the production of evidence including books, records, correspondence, and documents in the possession of the witness or under his or her control, at a hearing before the referee or at a deposition convened pursuant to subdivision (e). In case of a refusal to comply with a subpoena, the party on whose behalf the subpoena was issued may file a petition in the court for an order requiring compliance.
               (2) The amount and manner of payment of the referee's compensation shall be determined by agreement between the referee and the parties, subject to the court's allocation of compensation between the parties at the end of the proceeding pursuant to equitable principles, notwithstanding section 774.
               (3)  The referee shall do all of the following:
               (a)  Make   a  record  and  reporter's  transcript  of   the
          proceeding.
               (b) Prepare a report, including proposed findings of fact and conclusions of law, and a recommended judgment.
               (c)  File the report  with  the  court,  together  with  all
          original   exhibits   and   the   reporter's  transcript  of  the
          proceeding.
               (4) Unless the court provides for a longer period, not more than 45 days after being served with notice of the filing of the report described in subsection (3), any party may serve written objections to the report upon the other party. Application to the court for action upon the report and objections to the report shall be made by motion upon notice. The court, after hearing, may adopt the report, may receive further evidence, may modify the report, or may recommit the report to the referee with instructions. Upon adoption of the report, judgment shall be entered in the same manner as if the action had been tried by the court and shall be subject to review in the same manner as any other judgment of the court.


               Section 774 COURT TO DETERMINE FEES AND COSTS; BY WHOM PAYABLE. (1) The court in an appraisal proceeding commenced under section 773 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 772.
               (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable in the following manner:
               (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 764 through 772.
               (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this act.
               (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to those counsel reasonable fees paid out of the amounts awarded the dissenters who were benefited.

                                       PART II

                        INFORMATION NOT REQUIRED IN PROSPECTUS


          Item 20.  Indemnification of Directors and Officers.

               Section 83 of the Louisiana Business Corporation Law provides in part that a corporation may indemnify any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to which he is or was a party or is threatened to be made a party (including any action by or in the right of the corporation) if such action arises out of his acts on behalf of the corporation and he acted in good faith not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

               The indemnification provisions of the Louisiana Business Corporation Law are not exclusive; however, no corporation may indemnify any person for willful or intentional misconduct. A corporation has the power to obtain and maintain insurance or to create a form of self-insurance on behalf of any person who is or was acting for the corporation, regardless of whether the corporation has the legal authority to indemnify the insured person against such liability.

               Article II, Section 9 of Century's bylaws (the "Indem-nification Bylaw") provides for mandatory indemnification for current and former directors and officers of Century to the full extent permitted by Louisiana law.

               Century's Articles of Incorporation authorize it to enter into contracts with directors and officers providing for indemnification to the full extent permitted by law. Century has entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the Indemnification Bylaw ("Indemnification Contracts"). The right to indemnification provided by each Indemnification Contract applies to all covered claims, whether such claims arose before or after the effective date of the contract.

               Century maintains an insurance policy covering the liability of its directors and officers for actions taken in their corporate capacities. The Indemnification Contracts provide that, to the extent insurance is reasonably available, Century will maintain comparable insurance coverage for each contracting party as long as he or she serves as an officer or director and thereafter for so long as he or she is subject to possible personal liability for actions taken in such capacities. The Indemnification Contracts also provide that if Century does not maintain comparable insurance, it will hold harmless and indemnify a contracting party to the full extent of the coverage that would otherwise have been provided for thereunder.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Century pursuant to the foregoing provisions, or otherwise, Century has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

          Item 21.  Exhibits and Financial Statement Schedules.

          (a)  Exhibits

               Exhibit No.

               2 Merger Agreement dated as of September 13, 1993, as amended, by and among Century, KTC Acquisition Corporation, Kingsley Telephone Company ("Kingsley") and the Principal Shareholders of Kingsley (included in Appendix I to the Information Statement and Prospectus forming a part of this Registration Statement).

                    A list of the exhibits and schedules to this agreement is included in the table of contents to the agreement. Certain of these exhibits and schedules have been omitted pursuant to Regulation S-K, Item 601. Century hereby agrees to furnish copies of these exhibits and schedules to the Commission upon request. Exhibit D to this agreement has been included in Appendix IV to the Information Statement and Prospectus forming a part of this Registration Statement.

               4.1 Amended and Restated Articles of Incorporation of Century dated December 15, 1988 (incorporated by reference to Exhibit 3.1 of Century's Report on Form 10-K dated December 31, 1988), as amended by the Articles of Amendment dated May 2, 1989 (incorporated by reference to Exhibit 4.1 of Century's Current Report on Form 8-K dated May 5, 1989), by the Articles of Amendment dated May 17, 1990 (incorporated by reference to Exhibit 4.1 of Century's Post-Effective Amendment No. 2 on Form S-8 dated December 21, 1990, Registration No. 33-17114), and by the Articles of Amendment dated May 30, 1991 (incorporated by reference to Exhibit 3.1 of Century's Current Report on Form 8-K dated June 12,
                    1991).

               4.2 Bylaws of Century as of May 25, 1993 (incorporated by reference to Exhibit 3.1 of Century's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993).

               4.3 Amended and Restated Rights Agreement dated as of November 17, 1986 between Century and MTrust Corp, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to Century's Current Report on Form 8-K dated December 20, 1988), the Amendment thereto dated March 26, 1990 (incorporated by reference to Exhibit 4.1 to Century's Quarterly Report on Form 10-Q for the quarter ended March 31, 1990) and the
                    Second Amendment thereto dated February 23, 1993 (incorporated by reference to Exhibit 4.12 to Century's Annual Report on Form 10-K for the year ended December 31, 1992).

               4.4 Indenture, dated February 1, 1992, between Century and First American Bank and Trust of Louisiana (incorporated by reference to Exhibit 4.23 to Century's Annual Report on Form 10-K for the year ended December 31, 1991).

                    Certain instruments with respect to Century's long-term debt have been omitted pursuant to Regulation S-K, Item
                    601. Century hereby agrees to furnish copies of such instruments to the Commission upon request.

               5 Opinion of Jones, Walker, Waechter, Poitevent, Carrere & Denegre.*

               12   Statement   Regarding   the  Computation  of  Ratio  of
                    Earnings to Combined Fixed Charges and Preferred Stock Dividends.

               23.1 Consent of KPMG Peat Marwick.

               23.2 Consent of McCartney and McIntyre, P.C.

               23.3 Consent of Jones, Walker, Waechter,  Poitevent, Carrere
                    & Denegre.*

               23.4 Consent of Coopers & Lybrand.

               24   Power of Attorney.*

                            ______________________________


          ____________________

          *Previously filed.

          (b)  Financial Statement Schedules

               Century's Financial Statement Schedules included in Century's Annual Report on Form 10-K for the fiscal year ended December 31, 1992 are incorporated herein by reference.

          Item 22  Undertakings.

               (a)  The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect  in  the  prospectus  any facts or
                    events arising after the effective date of this regis-tration statement (or the most recent post-effective amendment thereof) which, individually or in the aggre-gate, represent a fundamental change in the information set forth in this registration statement;

                         (iii)To include any material information with respect to the plan of distribution not previously dis-closed in this registration statement or any material change to such information in this registration state-ment;

                         Provided,  however, that paragraphs (a)(1)(i)  and
                    (a)(1)(ii) immediately preceding do not apply if the registration statement is on Form S-3 or Form S-8, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
                    Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party that is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

               (d) The registrant undertakes that any prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(iii) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

               (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

               (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

               (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this registration statement would itself qualify for an exemption from
          Section 5 of the Securities Act of 1933, absence the existence of other similar (prior or subsequent) transactions.

                                      SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on January 12, 1994.


                                        CENTURY TELEPHONE ENTERPRISES, INC.



                                        By:      /s/ Harvey P. Perry
                                                    Harvey P. Perry
                                            Senior Vice President, Secretary
                                                  and General Counsel

               Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                  Title                   Date


                   *              Chairman of the Board      January  12, 1994
           Clarke M. Williams          of Directors


                   *                 President, Chief        January  12, 1994
           Glen F. Post, III      Executive Officer and
                                   Vice Chairman of the
                                    Board of Directors

                   *            Senior Vice President and    January  12, 1994
          R. Stewart Ewing, Jr.  Chief Financial Officer
                              (Principal Financial Officer)

                   *                    Controller           January  12, 1994
            Murray H. Greer   (Principal Accounting Officer)


           /s/ W. Bruce Hanks   President-Telecommunications January  12, 1994
             W. Bruce Hanks        Services and Director


          /s/ Harvey P. Perry      Senior Vice President,    January  12, 1994
            Harvey P. Perry      Secretary, General Counsel
                                       and Director


                   *            President-Telephone Group    January  12, 1994
             Jim D. Reppond            and Director


          /s/ William R. Boles, Jr.      Director            January  12, 1994
          William R. Boles, Jr.


                   *                     Director            January  12, 1994
           Ernest Butler, Jr.

                   *                     Director            January  12, 1994
            Calvin Czeschin


                   *                     Director            January  12, 1994
            James B. Gardner


                   *                     Director            January  12, 1994
          R. L. Hargrove, Jr.


                   *                     Director            January  12, 1994
             Johnny Hebert


                   *                     Director            January  12, 1994
             F. Earl Hogan


                   *                     Director            January  12, 1994
             Tom S. Lovett


                   *                     Director            January  12, 1994
             C. G. Melville



          *By:         /s/ Harvey P. Perry                   January  12, 1994
               Harvey P. Perry
               Attorney-in-Fact

                                  INDEX TO EXHIBITS


          Exhibit No.                  Exhibit

          2 Merger Agreement dated as of September 13, 1993 by and among Century, KTC Acquisition Corp., Kingsley Telephone Company ("Kingsley") and the Principal Shareholders of Kingsley (included in Appendix I to the Information Statement and Prospectus forming a part of this Registration Statement).

                   A list of the exhibits and schedules to this agreement is included in the table of contents to the agreement. Certain of these exhibits and schedules have been omitted pursuant to Regulation S-K, Item 601. Century hereby agrees to furnish copies of these exhibits and schedules to the Commission upon request. Exhibit D to this agreement has been included in Appendix IV to the Information Statement and Prospectus forming a part of this Registration Statement.

          4.1      Amended  and  Restated   Articles  of  Incorporation  of
                   Century dated December 15, 1988 (incorporated by reference to Exhibit 3.1 of Century's Report on Form 10-K dated December 31, 1988), as amended by the Articles of Amendment dated May 2, 1989 (incorporated by reference to Exhibit 4.1 of Century's Current Report on Form 8-K dated May 5, 1989), by the Articles of Amendment dated May 17, 1990 (incorporated by reference to Exhibit 4.1 of Century's Post-Effective Amendment No. 2 on Form S-8 dated December 21, 1990, Registration No. 33-17114), and by the Articles of Amendment dated May 30, 1991 (incorporated by reference to Exhibit 3.1 of Century's Current Report on Form 8-K dated June 12,
                   1991).

          4.2 Bylaws of Century as of May 25, 1993 (incorporated by reference to Exhibit 3.1 of Century's Quarterly Report on Form 10-Q for the quarter ended June 30, 1993).

          4.3 Amended and Restated Rights Agreement dated as of November 17, 1986 between Century and MTrust Corp, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to Century's Current Report on Form 8-K dated December 20, 1988), the Amendment thereto dated March 26, 1990 (incorporated by reference to Exhibit 4.1 to Century's Quarterly Report on Form 10-Q for the quarter ended March 31, 1990), and the Second Amendment thereto dated February 23, 1993 (incorporated by reference to Exhibit 4.12 to Century's Annual Report on Form 10-K for the year ended December 31, 1992).

          4.4 Indenture, dated February 1, 1992, between Century and First American Bank and Trust of Louisiana (incorporated by reference to Exhibit 4.23 to Century's Annual Report on Form 10-K for the year ended December 31, 1991).

                   Certain instruments with respect to Century's long-term debt have been omitted pursuant to Regulation S-K, Item
                   601. Century hereby agrees to furnish copies of such instruments to the Commission upon request.

          5        Opinion   of   Jones,  Walker,  Waechter,  Poitevent,
                   Carrere & Denegre.*

          12 Statement Regarding the Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.

          23.1     Consent of KPMG Peat Marwick.

          23.2     Consent of McCartney and McIntyre, P.C.

          23.3     Consent of Jones, Walker, Waechter, Poitevent, Carrere &
                   Denegre.*

          23.4     Consent of Coopers & Lybrand.

          24       Power of Attorney.*
          ____________________
          *Previously filed.